Exhibit 10.1
LOAN AGREEMENT
($600,000,000 REVOLVING LOAN FACILITY)
dated as of March 8, 2011
AMONG
HCC INSURANCE HOLDINGS, INC.
as Borrower,
WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Administrative Agent, Lead Arranger and Bookrunner and as a Lender,
BARCLAYS BANK PLC and BANK OF AMERICA, N.A.,
as Co-Syndication Agents and as Lenders,
JPMORGAN CHASE BANK. N.A. and THE ROYAL BANK OF
SCOTLAND PLC,
as Co-Documentation Agents and as Lenders,
AND
THE OTHER LENDERS NOW OR HEREAFTER
PARTIES HERETO

EXHIBITS
A — Request for Extension of Credit
B — Rate Designation Notice
C — Revolving Note
D — Swing Note
E — Assignment and Acceptance
F — Compliance Certificate
G — Subsidiaries as of the Effective Date
H — Existing Indebtedness
I — Existing Liens
J-1 — U.S. Tax Certificate for Non-U.S. Lenders that are not Partnerships
J-2 — U.S. Tax Certificate for Non-U.S. Lenders that are Partnerships
J-3 — U.S. Tax Certificate for Non-U.S. Participants that are not Partnerships
J-4 — U.S. Tax Certificate for Non-U.S. Participants that are Partnerships

SCHEDULES
I — Commitments
II — Insurance Company Subsidiaries
III — Material Subsidiaries
IV — Existing Letters of Credit

LOAN AGREEMENT
     THIS LOAN AGREEMENT is made and entered into as of March 8, 2011, by and among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (together with its permitted successors, herein called the “Borrower”); each of the lenders which is or may from time to time become a party hereto (individually, a “Lender” and, collectively, the “Lenders”), WELLS FARGO BANK, NATIONAL ASSOCIATION (“Wells Fargo”), a national banking association, as Administrative Agent for the Lenders and Lead Arranger and Bookrunner (in such capacity, together with its successors in such capacity, the “Agent”), BARCLAYS BANK PLC and BANK OF AMERICA, N.A., as Co-Syndication Agents, and JPMORGAN CHASE BANK. N.A. and THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agents.
     The parties hereto agree as follows:
1. Definitions.
     1.1 Certain Defined Terms.
     Unless a particular term, word or phrase is otherwise defined or the context otherwise requires, capitalized terms, words and phrases used herein or in the Loan Documents (as hereinafter defined) have the following meanings (all definitions that are defined in this Agreement in the singular have the same meanings when used in the plural and vice versa):
     Accounts and General Intangibles shall have the respective meanings assigned to them in the Uniform Commercial Code enacted in the State of New York in force on the Effective Date.
     Accumulated Other Comprehensive Income (Loss) means, as at any date of determination, the amount of consolidated accumulated other comprehensive income (loss), as applicable, of Borrower and its subsidiaries, as reflected on the balance sheet of Borrower as of such date in accordance with GAAP.
     Additional Interest means the aggregate of all amounts accrued or paid pursuant to the Notes or any of the other Loan Documents (other than interest on the Notes at the Stated Rate) which, under applicable laws, are or may be deemed to constitute interest on the indebtedness evidenced by the Notes.
     Adjusted LIBOR means, with respect to each Interest Period applicable to a LIBOR Borrowing, a rate per annum equal to the quotient, expressed as a percentage, of (a) LIBOR with respect to such Interest Period divided by (b) 1.0000 minus the Eurodollar Reserve Requirement in effect on the first day of such Interest Period.
     Affiliate means any Person controlling, controlled by or under common control with any other Person. For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities or otherwise.

     Agreement means this Loan Agreement, as it may from time to time be amended, modified, restated or supplemented.
     Annual Financial Statements means the annual financial statements of a Person, including all notes thereto, which statements shall include a balance sheet as of the end of such fiscal year and an income statement and a statement of cash flows for such fiscal year, all setting forth in comparative form the corresponding figures from the previous fiscal year, all prepared in conformity with GAAP or as applicable, statutory financial standards, in all material respects, and accompanied by the unqualified opinion of independent certified public accountants of recognized national standing, which shall state that such financial statements present fairly in all material respects the financial position of such Person and, if such Person has any Subsidiaries, its consolidated Subsidiaries as of the date thereof and the results of its operations for the period covered thereby in conformity with GAAP or, as applicable, statutory financial standards.
     Applications means all applications and agreements for Letters of Credit, or similar instruments or agreements, in Proper Form, now or hereafter executed by any Person in connection with any Letter of Credit now or hereafter issued or to be issued under the terms hereof at the request of any Person.
     Assignment and Acceptance shall have the meaning ascribed to such term in Section 11.6 hereof.
     Bankruptcy Code means the United States Bankruptcy Code, as amended, and any successor statute.
     Base Rate means for any day a rate per annum equal to the lesser of (a) the sum of (x) the Margin Percentage for Base Rate Borrowings from time to time in effect plus (y) the greatest of (1) the Prime Rate for that day or (2) the Federal Funds Rate for that day plus 1/2% or (3) the Eurodollar Rate in effect on such day for an Interest Period of one month commencing on such date plus 1%, or (b) the Ceiling Rate. If for any reason Agent shall have determined (which determination shall create a rebuttable presumption as to the accuracy thereof) that it is unable to ascertain the Federal Funds Rate or the Eurodollar Rate that would be applicable on such day for an Interest Period of one month for any reason, including, without limitation, the inability or failure of Agent to obtain sufficient quotations in accordance with the terms hereof (and in such event, Agent shall furnish written evidence to Borrower showing how Agent made such determination), the Base Rate shall, until the circumstances giving rise to such inability no longer exist, be calculated without regard to such component of the Base Rate.
     Base Rate Borrowing means that portion of the principal balance of the Loans at any time bearing interest at the Base Rate.
     Business Day means any day other than a day on which commercial banks are authorized or required to close in Houston, Texas, New York City, New York, or Charlotte, North Carolina. A separate definition of “LIBOR Business Day” applies to LIBOR Borrowings under this Agreement.
     Capital Lease shall mean, as to any Person, a lease of any interest in any kind of property or asset, whether real, personal or mixed, or tangible or intangible, by such Person, as lessee, that should be, in accordance with GAAP, recorded as a “capital lease” on the financial statements of such Person; provided that for purposes of this Agreement, the term “Capital Lease” shall not take into account any changes to GAAP coming into effect after the Effective Date.
     Ceiling Rate means, on any day, the maximum nonusurious rate of interest permitted for that day by whichever of applicable federal or New York (or any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York) laws permits the higher interest rate, stated as a rate per annum. Without notice to Borrower or any other person or entity, the Ceiling Rate shall automatically fluctuate upward and downward as and in the amount by which such maximum nonusurious rate of interest permitted by applicable law fluctuates.
     Change of Control means a change resulting when any Unrelated Person or any Unrelated Persons acting together which would constitute a Group together with any Affiliates or Related Persons thereof (in each case also constituting Unrelated Persons) shall at any time either (i) Beneficially Own more than 50% of the aggregate voting power of all classes of Voting Stock of Borrower or (ii) succeed in having sufficient of its or their nominees elected to the Board of Directors of Borrower such that such nominees, when added to any existing directors remaining on the Board of Directors of Borrower after such election who is an Affiliate or Related Person of such Person or Group, shall constitute a majority of the Board of Directors of Borrower. As used herein (a) “Beneficially Own” means “beneficially own” as defined in Rule 13d-3 of the Securities Exchange Act of 1934, as amended, or any successor provision thereto; provided, however, that, for purposes of this definition, a Person shall not be deemed to Beneficially Own securities tendered pursuant to a tender or exchange offer made by or on behalf of such Person or any of such Person’s Affiliates until such tendered securities are accepted for purchase or exchange; (b) “Group” means a “group” for purposes of Section 13(d) of the Securities Exchange Act of 1934, as amended; (c) “Unrelated Person” means at any time any Person other than Borrower or any Subsidiary of Borrower and other than any trust for any employee benefit plan of Borrower or any Subsidiary of Borrower; (d) “Related Person” of any Person shall mean any other Person owning (1) 5% or more of the outstanding common stock of such Person or (2) 5% or more of the Voting Stock of such Person; and (e) “Voting Stock” of any Person shall mean capital stock of such Person which ordinarily has voting power for the election of directors (or persons performing similar functions) of such Person, whether at all times or only so long as no senior class of securities has such voting power by reason of any contingency.
     Code means the Internal Revenue Code of 1986, as amended, as now or hereafter in effect, together with all regulations, rulings and interpretations thereof or thereunder by the Internal Revenue Service.
     Commitment means, as to any Lender, the obligation (without duplication), if any, and such Lender to make Revolving Loans, incur or participate in Letter of Credit Liabilities or participate in Swing Loans in an aggregate principal amount at any one time outstanding up to (but not exceeding) the amount, if any, set forth on Schedule I hereto, or otherwise provided for in an Assignment and Acceptance Agreement (as the same may be increased or reduced from time to time pursuant to Section 2.2 hereof).
     Compliance Certificate shall have the meaning given to it in Section 7.2 hereof.

     Consolidated Net Worth means, as of any date of determination, Shareholders’ Equity as of such date net of the amount of the portion of Accumulated Other Comprehensive Income (Loss) related to Unrealized Investment Gains (Losses), net of taxes (as that portion of Accumulated Other Comprehensive Income (Loss) is identified in the footnotes to Borrower’s consolidated financial statements as of such date) of Borrower as of such date.
     Controlled Group means all members of a controlled group of corporations and all trades or businesses (whether or not incorporated) under common control which, together with Borrower, are treated as a single employer under Section 414 of the Code.
     Corporation means any corporation, limited liability company, partnership, joint venture, joint stock association, business trust and other business entity.
     Cover means, with respect to Letter of Credit Liabilities, the deposit by Borrower of immediately available funds with Agent, to be held by Agent in a collateral account maintained by Agent at its Principal Office and collaterally assigned as security for the financial accommodations extended pursuant to this Agreement using documentation in Proper Form, in the amount required by any applicable provision hereof.
     Default means an Event of Default or an event which with notice or lapse of time or both would, unless cured or waived, become an Event of Default.
     Defaulting Lender means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund any portion of its Loans (unless such Lender notifies the Agent in writing that such Lender’s failure to fund is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participation under this Agreement cannot be satisfied), (ii) fund any portion of its participations in Letters of Credit or Swing Loans (unless such Lender notifies the Agent in writing that such Lender’s failure to fund is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participation under this Agreement cannot be satisfied) or (iii) pay over any other amount required to be paid by it hereunder, (b) has delivered a written notice to any Person, or has made a public statement to the effect, that it does not intend or expect to comply with any of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s good faith determination that a condition precedent (specifically identified and including the particular default, if any) to funding a Loan or participation under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund prospective Loans and participations in then outstanding Letters of Credit and Swing Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon Agent’s receipt of such certification in form and substance satisfactory to it, or (d) has or has a Lender Parent that has, become the subject of a Lender Bankruptcy Event.
     Dollars and $ means lawful money of the United States of America.

     Effective Date means March 8, 2011.
     Environmental Claim means any third party (including Governmental Authorities and employees) action, lawsuit, claim or proceeding (including claims or proceedings at common law or under the Occupational Safety and Health Act or similar laws relating to safety of employees) which seeks to impose liability for (i) noise; (ii) pollution or contamination of the air, surface water, ground water or land or the clean-up of such pollution or contamination; (iii) solid, gaseous or liquid waste generation, handling, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) the manufacture, processing, distribution in commerce or use of Hazardous Substances. An “Environmental Claim” includes, but is not limited to, a common law action, as well as a proceeding to issue, modify or terminate an Environmental Permit, or to adopt or amend a regulation to the extent that such a proceeding attempts to redress violations of an applicable permit, license, or regulation as alleged by any Governmental Authority.
     Environmental Liabilities includes all liabilities arising from any Environmental Claim, Environmental Permit or Requirement of Environmental Law under any theory of recovery, at law or in equity, and whether based on negligence, strict liability or otherwise, including but not limited to: remedial, removal, response, abatement, investigative, monitoring, personal injury and damage to property or injuries to persons, and any other related costs, expenses, losses, damages, penalties, fines, liabilities and obligations, and all costs and expenses necessary to cause the issuance, reissuance or renewal of any Environmental Permit including reasonable attorneys’ fees and court costs.
     Environmental Permit means any permit, license, approval or other authorization under any applicable Legal Requirement relating to pollution or protection of health or the environment, including laws, regulations or other requirements relating to emissions, discharges, releases or threatened releases of pollutants, contaminants or hazardous substances or toxic materials or wastes into ambient air, surface water, ground water or land, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport, or handling of pollutants, contaminants or Hazardous Substances.
     ERISA means the Employee Retirement Income Security Act of 1974, as amended from time to time, and all rules, regulations, rulings and interpretations adopted by the Internal Revenue Service or the U.S. Department of Labor thereunder.
     Eurodollar Rate means for any day during an Interest Period for a LIBOR Borrowing, the rate per annum equal to the lesser of: (a) the sum of (1) the Adjusted LIBOR in effect on the first day of such Interest Period plus (2) the Margin Percentage for LIBOR Borrowings from time to time in effect or (b) the Ceiling Rate. Each Eurodollar Rate is subject to adjustments for reserves, insurance assessments and other matters as provided for in Section 3.3 hereof.
     Eurodollar Reserve Requirement means, on any day, that percentage (expressed as a decimal fraction and rounded, if necessary, to the next highest one ten thousandth) which is in effect on such day for determining all reserve requirements (including, without limitation, basic, supplemental, marginal and emergency reserves) applicable to “Eurocurrency liabilities,” as currently defined in Regulation D. Each determination of the Eurodollar Reserve Requirement by Agent shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method.
     Event of Default shall have the meaning assigned to it in Section 9.1 hereof.
     Excluded Taxes means, with respect to any payment made by Borrower under this Agreement, any of the following Taxes imposed on or with respect to a Recipient: (a) income or franchise Taxes imposed on (or measured by) net income by the United States of America, or by the jurisdiction under the laws of which such Recipient is organized or in which its principal office is located or, in the case of any Lender, in which its applicable lending office is located, (b) any branch profits Taxes imposed by the United States of America or any similar Taxes imposed by any other jurisdiction in which Borrower is located and (c) in the case of a Non- U.S. Lender (other than an assignee pursuant to a request by Borrower under Section 4.6(j)), any U.S. Federal withholding Taxes resulting from any law in effect (including FATCA) on the date such Non-U.S. Lender becomes a party to this Agreement (or designates a new lending office) or is attributable to such Non-U.S. Lender’s failure to comply with Section 4.6(f), except to the extent that such Non-U.S. Lender (or its assignor, if any) was entitled, at the time of designation of a new lending office (or assignment), to receive additional amounts from Borrower with respect to such withholding Taxes pursuant to Section 4.6(a).
     Existing Credit Facility means the credit facility provided pursuant to the Loan Agreement, dated as of April 4, 2007, among Borrower, various financial institutions, and Wells Fargo Bank, National Association, as administrative agent, as amended, supplemented or otherwise modified from time to time.
     Existing Letters of Credit means the letters of credit described on Schedule IV hereto.
     FATCA means Sections 1471 through 1474 of the Code, as of the date of this Agreement and any regulations or official interpretations thereof.
     Federal Funds Rate means, for any day, a fluctuating interest rate per annum equal for such day to the weighted average of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York, or, if such rate is not so published for any such day which is a Business Day, the average of the quotations for such day on such transactions received by Agent from three Federal funds brokers of recognized standing selected by Agent in its sole and absolute discretion.
     Foreign Subsidiaries means Subsidiaries which are organized under the laws of a jurisdiction other than the United States of America, any State of the United States or any political subdivision thereof.
     Funding Loss means, with respect to (a) Borrower’s payment of principal of a LIBOR Borrowing on a day other than the last day of the applicable Interest Period; (b) Borrower’s failure to borrow a LIBOR Borrowing on the date specified by Borrower; (c) Borrower’s failure to make any prepayment of a LIBOR Borrowing on the date specified by Borrower, or (d) any cessation of a Eurodollar Rate to apply to the Loans (other than Swing Loans) or any part thereof pursuant to Section 3.3, in each case whether voluntary or involuntary, any loss, expense, penalty, premium or liability actually incurred by any Lender (including but not limited to any actual loss or reasonable expense incurred by reason of the liquidation or reemployment of deposits or other funds acquired by any Lender to fund or maintain a Loan), but excluding loss of margin or profit for the period after such payment or failure to borrow or prepay and excluding losses resulting from the gross negligence or willful misconduct of the applicable Lender or the breach in bad faith of the Loan Documents by the applicable Lender.
     GAAP means, as to a particular Person, such accounting practice as, in the opinion of independent certified public accountants of recognized national standing regularly retained by such Person, conforms at the time to generally accepted accounting principles in the United States of America, consistently applied for all periods after the Effective Date so as to present fairly the financial condition, and results of operations and cash flows, of such Person. Changes required over time to remain in conformity with GAAP subsequent to the Effective Date will be made to all reports and financial statements required hereunder. Borrower shall provide to Agent such disclosures of the impact of such change as Agent may reasonably request. No such change in any accounting principle or practice shall, in itself, cause a Default or Event of Default hereunder (but Borrower, Agent and Lenders shall negotiate in good faith to replace any financial covenants hereunder to the extent such financial covenants are affected by such change in accounting principle or practice). Notwithstanding the foregoing, the term Capital Leases shall be applied in conformity with GAAP on the Effective Date without giving effect to subsequent changes in GAAP.
     Governmental Authority means any foreign governmental authority, the United States of America, any State of the United States, and any political subdivision of any of the foregoing, and any central bank, agency, department, commission, board, bureau, court or other tribunal having jurisdiction over Agent, any Lender, Borrower, any Subsidiary of Borrower or their respective Property.
     Hazardous Substance means petroleum products, and any hazardous or toxic waste or substance defined or regulated as such from time to time by any law, rule, regulation or order described in the definition of “Requirements of Environmental Law”.
     Indebtedness means, with respect to any Person, without duplication, (i) all obligations of such Person for borrowed money, (ii) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (iii) all obligations of such Person under conditional sale or other title retention agreements relating to Property purchased by such Person, (iv) all obligations of such Person issued or assumed as the deferred purchase price of property or services (excluding obligations of such Person for raw materials, inventory, services and supplies and deferred payments for services to employees and former employees incurred in the ordinary course of such Person’s business), (v) all Capital Lease obligations of such Person, (vi) all obligations of others secured by any Lien on property or assets owned or acquired by such Person, whether or not the obligations secured thereby have been assumed, but only to the extent of the actual value of the assets subject to such Lien, (vii) net obligations of such Person under any Interest Rate Agreement (to the extent treated as Indebtedness under GAAP and after giving effect to any enforceable netting agreement), (viii) all obligations of such Person in respect of outstanding letters of credit issued for the account of such Person (whether or not drawn and in the stated amount thereof), exclusive of letters of credit which are fully secured by cash or marketable securities, (ix) to the extent such Person is a corporation, all Redeemable Preferred Stock of such Person and (x) all guarantees of such Person of any of the foregoing.
     Indemnified Taxes means (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by Borrower under this Agreement and (b) Other Taxes.
     Index Debt means senior, unsecured, long-term indebtedness for borrowed money of Borrower that is not guaranteed by any other Person or subject to any other credit enhancement.
     Insurance Company Subsidiaries means the Subsidiaries listed on Schedule II hereto and such other Subsidiaries which are engaged primarily in the same businesses as the entities listed on Schedule II hereto.
     Interest Expense means, for any Person, the sum of (i) all interest on Indebtedness paid or due and payable (including the portion of rents payable under Capital Leases allocable to interest) plus (ii) all debt discount and expense amortized or required to be amortized during such period.
     Interest Options means the Base Rate and each Eurodollar Rate, and “Interest Option” means any of them.
     Interest Payment Dates means (a) for Base Rate Borrowings, March 31, 2011 and the last Business Day of each March, June, September and December thereafter prior to the Revolving Loan Maturity Date, and the Revolving Loan Maturity Date and (b) for LIBOR Borrowings, the end of the applicable Interest Period (and if such Interest Period exceeds three months’ duration, quarterly, commencing on the first quarterly anniversary of the first day of such Interest Period), and the Revolving Loan Maturity Date.
     Interest Period means, for each LIBOR Borrowing, a period commencing on the date such LIBOR Borrowing began and ending on the numerically corresponding day which is, subject to availability as set forth in Section 3.3(c)(i), (ii) and (iii), 1, 2, 3 or 6 months (or 12 months if available to all Lenders) thereafter, as Borrower shall elect in accordance herewith; provided, (1) unless Agent shall otherwise consent, no Interest Period with respect to a LIBOR Borrowing shall commence on a date earlier than three (3) Business Days after this Agreement shall have been fully executed; (2) any Interest Period with respect to a LIBOR Borrowing which would otherwise end on a day which is not a LIBOR Business Day shall be extended to the next succeeding LIBOR Business Day, unless such LIBOR Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day; (3) any Interest Period with respect to a LIBOR Borrowing which begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last LIBOR Business Day of the appropriate calendar month; and (4) no Interest Period for a LIBOR Borrowing shall ever extend beyond the Revolving Loan Maturity Date.
     Interest Rate Risk Agreement means an interest rate swap agreement, interest rate cap agreement, interest rate collar agreement or similar arrangement entered into by Borrower for the purpose of reducing Borrower’s exposure to interest rate fluctuations.

     Interest Rate Risk Indebtedness means all obligations and Indebtedness of Borrower with respect to the program for the hedging of interest rate risk provided for in any Interest Rate Risk Agreement.
     Investment means the purchase or other acquisition of any securities or Indebtedness of, or the making of any loan, advance, transfer of Property (other than transfers in the ordinary course of business) or capital contribution to, or the incurring of any liability (other than trade accounts payable arising in the ordinary course of business), contingently or otherwise, in respect of the Indebtedness of, any Person; provided, however, that the purchase by Borrower or any of its Subsidiaries of any Indebtedness of Borrower or any of its Subsidiaries for the purpose of retiring such Indebtedness shall not be deemed to be an Investment.
     IRS means the United States Internal Revenue Service.
     Issuer means Wells Fargo, in its capacity as issuer of Letters of Credit hereunder, or such other Lender as Borrower may select with the approval of such other Lender and the Agent (such approval of the Agent to be at the Agent’s discretion).
     Legal Requirement means any law, statute, ordinance, decree, requirement, order, judgment, rule, or regulation (or interpretation of any of the foregoing) of, and the terms of any license or permit issued by, any Governmental Authority, whether presently existing or arising in the future.
     Lender Bankruptcy Event means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it (including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity), or, in the good faith determination of Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Lender Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a Governmental Authority or instrumentality thereof so long as such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such Governmental Authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.
     Lender Parent means, with respect to any Lender, any Person as to which such Lender is, directly or indirectly, a subsidiary.
     Letter of Credit shall have the meaning assigned to such term in Section 2.7 hereof.
     Letter of Credit Liabilities means, at any time and in respect of any Letter of Credit, the sum of (i) the amount available for drawings under such Letter of Credit plus (ii) the aggregate unpaid amount of all Reimbursement Obligations at the time due and payable in respect of previous drawings made under such Letter of Credit.

     Leverage Ratio means, as of any date, the ratio (expressed as a percentage) of (a) Total Consolidated Funded Debt as of such date to (b) Total Consolidated Capitalization as of such date.
     LIBOR means, for each Interest Period for any LIBOR Borrowing, the rate per annum (rounded upwards, if necessary, to the nearest 1/100th of 1%) appearing on Reuters Screen LIBOR01 Page (or any successor page) as the London interbank offered rate for deposits in Dollars (for delivery on the first date of such Interest Period) for a term equivalent to such Interest Period as of 11:00 a.m. London time (or as soon thereafter as practicable) on the day two LIBOR Business Days prior to the first day of such Interest Period. If such Reuters Screen nor any successor or similar service is available, then “LIBOR” shall mean, with respect to any Interest Period for any applicable LIBOR Borrowing, the rate of interest per annum, rounded upwards, if necessary, to the nearest 1/100th of 1%, quoted by Agent at or before 11:00 a.m. London time (or as soon thereafter as practicable), on the date two LIBOR Business Days before the first day of such Interest Period, to be the arithmetic average of the prevailing rates per annum at the time of determination and in accordance with the then existing practice in the applicable market, for the offering to Agent by one or more prime banks selected by Agent in its sole discretion, in the London interbank market, for deposits in United States dollars for delivery on the first day of such Interest Period and having a maturity equal to the length of such Interest Period and in an amount equal (or as nearly equal as may be) to the LIBOR Borrowing to which such Interest Period relates. Each determination by Agent of LIBOR shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method.
     LIBOR Borrowing means each portion of the principal balance of the Loans at any time bearing interest at a Eurodollar Rate; provided, however, that a Swing Loan shall not constitute a “LIBOR Borrowing” hereunder.
     LIBOR Business Day means a Business Day on which transactions in United States dollar deposits between lenders may be carried on in the London interbank market.
     Lien means any mortgage, pledge, charge, encumbrance, security interest, collateral assignment or other lien or restriction of any kind, whether based on common law, constitutional provision, statute or contract, and shall include reservations, exceptions, encroachments, easements, rights of way, covenants, conditions, restrictions and other title exceptions.
     Loan Documents means, collectively, this Agreement, the Notes, all Applications, the Notice of Entire Agreement, all instruments, certificates and agreements now or hereafter executed or delivered by Borrower to Agent or any Lender pursuant to any of the foregoing or in connection with the Obligations or any commitment regarding the Obligations, and all amendments, modifications, renewals, extensions, increases and rearrangements of, and substitutions for, any of the foregoing.
     Loans means the loans provided for by Section 2.1 hereof, including Revolving Loans and Swing Loans.

     Majority Lenders means two or more Lenders having greater than 50% of the Commitments or, if the Commitments are terminated, two or more Lenders having greater than 50% of the outstanding Obligations.
     Margin Percentage means, on any day, the applicable per annum percentage rate set forth at the appropriate intersection in the table shown below, based upon the ratings by S&P and Moody’s applicable on such date to the Index Debt:

Index Debt Rating	Margin Percentage for	Margin Percentage for	Margin Percentage for
(S&P/Moody’s)	LIBOR Borrowings	Base Rate Borrowings	Commitment Fees
Greater than or equal to A+/A1 (Tier 1)	1.000%	0.000%	0.125%
A/A2 (Tier 2)	1.125%	0.125%	0.150%
A-/A3 (Tier 3)	1.375%	0.375%	0.200%
BBB+/Baa1 (Tier 4)	1.625%	0.625%	0.250%
Less than BBB+/Baa1 (Tier 5)	1.875%	0.875%	0.300%
If the Index Debt rating is split-rated, the higher rating will apply; if split-rated by more than one level, the pricing Tier applicable to the level one grade lower than the higher level will apply. If either S&P or Moody’s no longer issue an Index Debt rating for Borrower, the pricing Tier will be based solely upon the S&P or Moody’s Index Debt rating that is issued and effective. If neither S&P nor Moody’s issue an Index Debt rating for Borrower, pricing will be based on Tier 5 until either S&P or Moody’s issues a Index Debt rating for Borrower. If the ratings established or deemed to have been established by S&P or Moody’s for the Index Debt shall be changed (other than as a result of a change in the rating system of S&P or Moody’s), such change shall be effective as of the date on which it is first announced by S&P or Moody’s, irrespective of when notice of such change shall have been furnished by Borrower to Agent and the Lenders pursuant to this Agreement or otherwise. Each change in the Margin Percentage shall apply during the period commencing on the effective date of such change and ending on the date immediately preceding the effective date of the next such change. If the rating system of S&P or Moody’s shall change, Borrower and the Lenders shall negotiate in good faith to amend this definition to reflect such changed rating system and, pending the effectiveness of any such amendment, the Margin Percentage shall be determined by reference to the rating most recently in effect prior to such change or cessation.
     Material Adverse Effect means the occurrence of an event of whatever nature resulting in a material adverse effect on (i) the financial condition, business, operations, or assets of Borrower and its Subsidiaries taken as a whole, (ii) the ability of Borrower to perform its obligations under the Loan Documents or (iii) the validity or enforceability against Borrower of the Loan Documents the result of which is a material adverse effect on the ability of Lenders to collect the Obligations when due.

     Material Subsidiaries means, at any time, a Subsidiary of Borrower which (i) is listed as a Material Subsidiary on Schedule III hereto or (ii) has net assets, Net Earned Premiums (excluding intra-group items) or profits before tax representing five percent (5%) or more of the consolidated net assets, Net Earned Premiums or profits before tax of Borrower and its Subsidiaries calculated in accordance with GAAP. Identification of Material Subsidiaries shall be determined by reference to the most recent Compliance Certificate supplied by Borrower and/or the latest audited consolidated financial statements of Borrower delivered to Agent as required hereby.
     Moody’s means Moody’s Investors Service, Inc.
     Net Earned Premiums means the portion of Net Written Premiums during or prior to a given period which is actually earned during such period, as determined in accordance with GAAP.
     Net Written Premiums means the total of all premiums received or to be received for insurance underwritten and reinsurance assumed during a given period less the total premium paid or to be paid for reinsurance ceded to others during such period, as determined in accordance with GAAP.
     Notes shall have the meaning given to it in Section 2.5 hereof.
     Non-U.S. Lender means a Lender that is not a U.S. Person.
     Notice of Entire Agreement means a notice of entire agreement, in Proper Form, executed by Borrower and Agent, as the same may from time to time be amended, modified, supplemented or restated.
     Obligations means, as at any date of determination thereof, the sum of the following: (i) the aggregate principal amount of Loans outstanding hereunder on such date, plus (ii) the aggregate amount of the outstanding Letter of Credit Liabilities hereunder on such date, plus (iii) all other outstanding liabilities, obligations and indebtedness of Borrower under any Loan Document on such date.
     Organizational Documents means, with respect to a corporation, the certificate of incorporation, articles of incorporation and bylaws of such corporation; with respect to a partnership, the partnership agreement establishing such partnership and with respect to a trust, the instrument establishing such trust; in each case including any and all modifications thereof as of the date of the Loan Document referring to such Organizational Document and any and all future modifications thereof.
     Other Connection Taxes means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Taxes (other than a connection arising from such Recipient having executed, delivered, enforced, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, or engaged in any other transaction pursuant to, or enforced, this Agreement, or sold or assigned an interest in this Agreement).

     Other Taxes means any present or future stamp, court, documentary, intangible, recording, filing or similar excise or property Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, or from the registration, receipt or perfection of a security interest under, or otherwise with respect to, this Agreement, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment requested by Borrower under Section 4.6(j)).
     Overnight LIBOR Rate shall have the meaning assigned to it in Section 3.3(a) hereof.
     Past Due Rate means, on any day, a rate per annum equal to the lesser of (i) the Ceiling Rate for that day or (ii) the Base Rate plus three percent (3%).
     PBGC means the Pension Benefit Guaranty Corporation or any entity succeeding to any or all of its functions under ERISA.
     Permitted Dividends means (i) dividends or distributions by a Subsidiary of Borrower to Borrower (or to another Subsidiary of Borrower) or redemption by a Subsidiary of any of its stock held by Borrower (or by another Subsidiary of Borrower), (ii) dividends paid in stock and stock splits and (iii) so long as no Default or Event of Default shall have occurred and be continuing (or would result therefrom), dividends or distributions by Borrower not exceeding, in the aggregate in any applicable fiscal year, the greater of (x) $150,000,000 or (y) 33% of the net income of Borrower and its consolidated Subsidiaries for the immediately preceding fiscal year.
     Permitted Investment means Investments permitted under the terms of Section 8.8 hereof.
     Permitted Liens means Liens permitted under the provisions of Section 8.2 hereof.
     Person means any individual, Corporation, trust, unincorporated organization, Governmental Authority or any other form of entity.
     Plan means an employee pension benefit plan which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the Code and is either (a) maintained by Borrower or any member of the Controlled Group for employees of Borrower or any member of the Controlled Group or (b) maintained pursuant to a collective bargaining agreement or any other arrangement under which more than one employer makes contributions and to which Borrower or any member of the Controlled Group is then making or accruing an obligation to make contributions or has within the preceding five plan years made contributions.
     Prime Rate means, on any day, the prime rate for that day as determined from time to time by Wells Fargo at its principal office in San Francisco, California. The Prime Rate is a reference rate and does not necessarily represent the lowest or best rate or a favored rate, and Wells Fargo, Agent and each Lender disclaims any statement, representation or warranty to the contrary. Wells Fargo, Agent or any Lender may make commercial loans or other loans at rates of interest at, above or below the Prime Rate.
     Principal Office means Houston Commercial Banking, MAC T5001-031, 1000 Louisiana St., 3rd Floor, Houston, TX 77002.

     Proper Form means in form reasonably satisfactory to Agent.
     Property means any interest in any kind of property or asset, whether real, personal or mixed, tangible or intangible.
     Quarterly Dates means the last Business Day of each March, June, September and December.
     Quarterly Financial Statements means the quarterly financial statements of a Person, which statements shall include a balance sheet as of the end of such fiscal quarter, an income statement for the period ended on such fiscal quarter and for the fiscal year to date and a statement of cash flows for the fiscal year to date, subject to year-end adjustments of a normal recurring nature, prepared in accordance with GAAP or as applicable, statutory financial standards, in all material respects except that such statements are condensed and exclude detailed footnote disclosures and certified by a Responsible Officer of such Person as fairly presenting, in all material respects, the financial position of such person as of such date.
     Rate Designation Date means that Business Day which is (a) in the case of Base Rate Borrowings, 11:00 a.m., Houston, Texas time, on the date of such borrowing and (b) in the case of LIBOR Borrowings, 11:00 a.m., Houston, Texas time, on the date three LIBOR Business Days preceding the first day of any proposed Interest Period.
     Rate Designation Notice means a written notice substantially in the form of Exhibit B.
     Recipient means, as applicable, (a) Agent, (b) any Lender and (c) any Issuer.
     Redeemable Preferred Stock of any Person means any preferred stock issued by such Person which is either (i) mandatorily redeemable (by sinking fund or similar payments or otherwise) prior to the Revolving Loan Maturity Date or (ii) redeemable at the option of the holder thereof by a Person other than any direct or indirect parent of such Person; provided that any preferred stock that such Person has a right or obligation to redeem at such time with capital stock that is not Redeemable Preferred Stock, shall not constitute Redeemable Preferred Stock.
     Regulation D means Regulation D of the Board of Governors of the Federal Reserve System from time to time in effect and includes any successor or other regulation relating to reserve requirements applicable to member banks of the Federal Reserve System.
     Regulatory Change means with respect to any Lender, any change on or after the date of this Agreement in any Legal Requirement (including, without limitation, Regulation D) or the adoption or making on or after such date of any interpretation, directive or request applying to a class of lenders including such Lender under any Legal Requirements (whether or not having the force of law) by any Governmental Authority; provided, however, that notwithstanding anything herein to the contrary, the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines, requirements and directives thereunder or issued in connection therewith or in implementation thereof, shall be deemed to be a “Regulatory Change”, regardless of the date enacted, adopted, issued or implemented.

     Reimbursement Obligations means, as at any date, the obligations of Borrower then outstanding, or which may thereafter arise, in respect of Letters of Credit under this Agreement, to reimburse the applicable Issuers for the amount paid by such Issuers in respect of any drawing under such Letters of Credit, which obligations shall at all times be payable in Dollars notwithstanding any such Letter of Credit being payable in a currency other than Dollars.
     Request for Extension of Credit means a request for extension of credit duly executed by any Responsible Officer of Borrower or any other officer of Borrower duly authorized in writing by Borrower, appropriately completed and substantially in the form of Exhibit A attached hereto.
     Requirements of Environmental Law means all requirements imposed by any law (including for example and without limitation The Resource Conservation and Recovery Act and The Comprehensive Environmental Response, Compensation, and Liability Act), rule, regulation, or order of any federal, state or local executive, legislative, judicial, regulatory or administrative agency, board or authority in effect at the applicable time which relate to (i) noise; (ii) pollution, protection or clean-up of the air, surface water, ground water or land; (iii) solid, gaseous or liquid waste generation, treatment, storage, disposal or transportation; (iv) exposure to Hazardous Substances; (v) the safety or health of employees or (vi) regulation of the manufacture, processing, distribution in commerce, use, discharge or storage of Hazardous Substances.
     Responsible Officer with respect to a Person, such Person’s chief executive officer, chief operating officer, chief financial officer or its treasurer.
     Revolving Loan shall mean a Loan made pursuant to Section 2.1(a) hereof.
     Revolving Loan Availability Period means, for each Revolving Loan Lender, the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.
     Revolving Loan Commitment Percentage means, as to any Revolving Loan Lender, the percentage equivalent of a fraction the numerator of which is the amount of such Lender’s Commitment (or if the Commitments have terminated, such Lender’s pro rata portion of the Revolving Loan Obligations) and the denominator of which is the aggregate amount of the Commitments of all Lenders (or if the Commitments have terminated, the aggregate amount of all Revolving Loan Obligations).
     Revolving Loan Lender means each Lender with (i) prior to the Revolving Loan Termination Date, a Commitment and (ii) on and after the Revolving Loan Termination Date, any outstanding Revolving Loan Obligations.
     Revolving Loan Maturity Date means the maturity of the Notes, March 8, 2015.
     Revolving Loan Obligations means, as at any date of determination thereof, the sum of the following (determined without duplication): (i) the aggregate principal amount of Loans outstanding hereunder plus (ii) the aggregate amount of the Letter of Credit Liabilities hereunder.

     Revolving Loan Termination Date means the earlier of (a) the Revolving Loan Maturity Date or (b) the date specified by Agent in accordance with Section 9.1 hereof.
     Revolving Notes shall have the meaning given to it in Section 2.5 hereof.
     S&P means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business.
     Secretary’s Certificate means a certificate, in Proper Form, of the Secretary or an Assistant Secretary of a corporation as to (a) the resolutions of the Board of Directors of such corporation authorizing the execution, delivery and performance of the documents to be executed by such corporation; (b) the incumbency and signature of the officer of such corporation executing such documents on behalf of such corporation, and (c) the Organizational Documents of such corporation.
     Shareholders’ Equity means the consolidated shareholders’ equity of Borrower and its Subsidiaries determined in accordance with GAAP.
     Stated Rate means the effective weighted per annum rate of interest applicable to the Loans; provided, that if on any day such rate shall exceed the Ceiling Rate for that day, the Stated Rate shall be fixed at the Ceiling Rate on that day and on each day thereafter until the total amount of interest accrued at the Stated Rate on the unpaid principal balances of the Notes plus the Additional Interest equals the total amount of interest which would have accrued if there had been no Ceiling Rate. Without notice to Borrower or any other Person, the Stated Rate shall automatically fluctuate upward and downward in accordance with the provisions of this definition.
     Subsidiary means, as to a particular Person, any Corporation of which more than 50% of the equity interests (whether outstanding capital stock or otherwise) having ordinary voting power with respect to the election of directors or other governing body is, at the time of determination, directly or indirectly owned by, such Person.
     Swing Lender means Wells Fargo Bank, National Association, in its capacity as lender of Swing Loans hereunder.
     Swing Loan shall mean a Loan made pursuant to Section 2.1(b) hereof.
     Swing Loan Availability Period shall mean the period from and including the Effective Date to (but not including) the Revolving Loan Termination Date.
     Swing Note shall have the meaning given to it in Section 2.5 hereof.
     Taxes means any present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any Governmental Authority, including any interest, additions to tax or penalties applicable thereto.
     Total Consolidated Capitalization means, as of any date of determination, the sum of Total Consolidated Funded Debt plus Consolidated Net Worth.

     Total Consolidated Funded Debt means, as of any date of determination, the sum (without duplication and excluding all intercompany indebtedness, leases and guarantees) of (a) all obligations of Borrower and its Subsidiaries for borrowed money including but not limited to senior bank debt, senior notes, and subordinated debt; (b) Capital Leases; (c) letters of credit exclusive of letters of credit which are fully secured by cash or marketable securities; (d) contingent obligations for borrowed money; (e) the portion of any convertible preferred or trust preferred securities issued by Borrower which is recognized by S&P or Moody’s as indebtedness; and (f) preferred stock issued by Borrower having a mandatory redemption prior to the Revolving Loan Maturity Date.
     Unfunded Liabilities means, with respect to any Plan, at any time, the amount (if any) by which (a) the present value of all benefits under such Plan exceeds (b) the fair market value of all Plan assets allocable to such benefits, all determined as of the then most recent actuarial valuation report for such Plan, but only to the extent that such excess represents a potential liability of any member of the Controlled Group to the PBGC or a Plan under Title IV of ERISA. With respect to multi-employer Plans, the term “Unfunded Liabilities” shall also include asserted withdrawal liability under Section 4201 of ERISA to all multi-employer Plans to which Borrower or any member of a Controlled Group for employees of Borrower contributes.
     U.S. Person means a “United States person” within the meaning of Section 7701(a)(30) of the Code.
     U.S. Tax Certificate has the meaning assigned to such term in Section 4.6(f)(ii)(D)(2).
     Unrealized Investment Gains (Losses) means the amount of the write-down or write-up of an investment portfolio of available-for-sale securities resulting from applying the market value method on an aggregate basis.
     Withholding Agent means Borrower and the Agent.
     1.2 Miscellaneous. The words “hereof,” “herein,” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not any particular provision of this Agreement. The term “annualized” as used herein shall mean the multiplication of the applicable amount for any given period by a fraction, the numerator of which is 365 and the denominator of which is the number of days elapsed in such period. Any reference or any agreement or other document, shall mean such agreement or document, as amended, amended and restated, supplemented or otherwise modified from time to time. Any reference to any Person shall include such Person’s successors and assigns.
     1.3 Knowledge. Any reference in this Agreement or any other Loan Document to the “knowledge”, “awareness” (or other words of similar meaning) of Borrower shall be deemed to mean the actual conscious awareness, without any duty of investigation, of a Responsible Officer of Borrower.

2. Commitments and Loans.
     2.1 Loans. Each Lender severally agrees, subject to all of the terms and conditions of this Agreement (including, without limitation, Sections 5.1 and 5.2 hereof), to make Loans as follows:
     (a) Revolving Loans. From time to time on or after the Effective Date and during the Revolving Loan Availability Period, each Revolving Loan Lender shall make loans under this Section 2.1(a) to Borrower in an aggregate principal amount at any one time outstanding (including its Revolving Loan Commitment Percentage of all Letter of Credit Liabilities at such time and its Revolving Loan Commitment Percentage of all Swing Loans outstanding at such time) up to but not exceeding such Revolving Loan Lender’s Commitment. Subject to the conditions in this Agreement, any such Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Loans shall be due and payable in full at the end of the Revolving Loan Availability Period. The aggregate of all Loans to be made by the Revolving Loan Lenders in connection with a particular borrowing under this Section 2.1(a) shall be equal to $500,000 or an integral multiple of $100,000 in excess thereof.
     (b) Swing Loans. Subject to all of the terms and conditions of this Agreement (including, without limitation, Section 5.1 and 5.2 hereof), from time to time on or after the Effective Date and during the Swing Loan Availability Period, Swing Lender shall make loans under this Section 2.1(b) to Borrower in an aggregate principal amount at any one time outstanding up to but not exceeding $50,000,000. Swing Loans shall constitute “Loans” for all purposes hereunder, except that such Swing Loans shall not be considered a utilization of the Commitment of Swing Lender or any other Revolving Loan Lender for purposes of calculating commitment fees hereunder. Notwithstanding the foregoing sentence, the aggregate amount of all Loans (including, without limitation, all Swing Loans) plus all Letter of Credit Liabilities shall not at any time exceed the then-current aggregate amount of the Commitments. Subject to the conditions in this Agreement, any Swing Loan repaid prior to the Revolving Loan Termination Date may be reborrowed pursuant to the terms of this Agreement; provided, that any and all such Swing Loans shall be due and payable in full at the end of the Swing Loan Availability Period. At any time, upon the request of the Swing Lender, each Revolving Loan Lender (other than the Swing Lender) shall, on the first Business Day after such request is made, purchase a participating interest in any one or more Swing Loans made in accordance with the first sentence of this Section 2.1(b) in an amount equal to its Revolving Loan Commitment Percentage of such Swing Loans. Each Revolving Loan Lender will immediately transfer to the Swing Lender, in immediately available funds, the amount of its participation. Whenever, at any time after the Swing Lender has received from any Revolving Loan Lender such Revolving Loan Lender’s participation in a Swing Loan, the Swing Lender receives payment on account thereof, the Swing Lender will distribute to such Revolving Loan Lender its participating interest in such amount (appropriately adjusted, in the case of interest payments, to reflect the period of time during which such Revolving Loan Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Lender is required to be returned, such Revolving Loan Lender will return to the Swing Lender any portion thereof previously distributed by the Swing Lender to it. Each Revolving Loan Lender’s obligation to purchase such participation interest shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense of other right which such Revolving Loan Lender or any other Person may have against Swing Lender or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default or Event of Default or the termination of any Commitment; (iii) any adverse change in the condition (financial or otherwise) of Borrower or any Subsidiary of Borrower or any other Revolving Loan Lender; (iv) any breach of this Agreement or any other Loan Document by Borrower or any other Revolving Loan Lender, or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. The Swing Lender at any time in its sole and absolute discretion may request, on behalf of Borrower (which hereby irrevocably authorizes Swing Lender to so request on its behalf), that each Lender make a Revolving Loan (which shall be a Base Rate Loan) in an amount equal to such Lender’s Revolving Loan Commitment Percentage of the amount of Swing Loans then outstanding (without regard to the minimum and multiples specified therein for the principal amount of such Loans, but subject to the unutilized portion of the Commitments and the conditions set forth in Section 5.2). Each Lender shall make an amount equal to its Revolving Loan Commitment Percentage of the amount of such Swing Loans available to Agent in immediately available funds for the account of Swing Lender at the Agent’s Principal Office not later than 1:00 p.m. on the day specified by Agent, whereupon, each Lender that so makes funds available shall be deemed to have made a Revolving Loan to Borrower in such amount. Agent shall remit the funds so received to Swing Lender. Each Swing Loan shall be in an amount equal to $100,000 or an integral multiple thereof.
     2.2 Terminations, Reductions or Increase of Commitments.
     (a) Optional. Borrower shall have the right to terminate or reduce the unused portion of the Commitments at any time or from time to time, provided that (i) Borrower shall give notice of each such termination or reduction to Agent as provided in Section 4.3 hereof and (ii) each such partial reduction as to any Commitment shall be in an integral multiple of $5,000,000. Subject to the rights of Borrower to increase the Commitments under Section 2.2(b) and the provisions of Section 11.6, no termination or reduction of the Commitments may be reinstated without the written approval of Agent and the requisite Lenders required for such approval under Section 11.6.
     (b) Optional Increase. At any time after the date hereof and so long as no Default or Event of Default shall have occurred which is continuing, Borrower shall have the right to increase the Commitments by an amount not exceeding $150,000,000, in the aggregate, as follows: (i) Borrower shall give at least twenty (20) Business Days’ prior written notice of such increase to Agent and Agent shall promptly notify the Lenders, (ii) no Lender shall be required to increase its Commitment unless it shall have expressly agreed to such increase in writing (but otherwise, no notice to or consent by any Lender shall be required, notwithstanding anything to the contrary set forth in Section 11.5 hereof), (iii) each Lender shall notify Agent whether it agrees to increase its Commitment within the time period specified by Borrower in consultation with Agent and any Lender not responding within such time period shall be deemed to have declined to increase its Commitment, (iv) to achieve the full amount of a requested increase, Borrower shall be entitled to invite additional Persons to be Lenders subject however to the terms and provisions of Section 11.6 hereof as if such Persons were acquiring an interest in the Revolving Loans by assignment from an existing Lender (to the extent applicable, i.e. required approvals, minimum amounts, execution of new Notes and the like), (v) Borrower and Agent shall determine the effective date and the final allocation of such increase in Commitments and adjustments of the pro rata participation interests of the Lenders in the Letter of Credit Liabilities (vi) Borrower shall execute and deliver such additional or replacement Notes and such other documentation (including evidence of proper authorization) as may be reasonably requested by Agent, any new Lenders or any Lender which is increasing its Commitment and (vii) each such requested increase shall be in an aggregate amount of at least $25,000,000. Borrower shall be required to pay (or to reimburse each applicable Lender for) any breakage costs incurred by any Lender in connection with the need to reallocate existing Revolving Loans among the Lenders following any increase in the Commitments pursuant to this provision.
     2.3 Commitment Fees.
     (a) Borrower shall pay to Agent for the account of each Revolving Loan Lender revolving loan commitment fees for the period from the Effective Date to and including the Revolving Loan Termination Date at a per annum rate equal to the Margin Percentage for Commitment Fees. Such revolving loan commitment fees shall be computed (on the basis of the actual number of days elapsed in a year composed of 365 or 366 days, as the case may be) on each day and shall be based on the excess of (x) the aggregate amount of each Revolving Loan Lender’s Commitment for such day over (y) the sum of (i) the aggregate unpaid principal balance of such Lender’s Note (excluding any Swing Loans) on such day plus (ii) the aggregate Letter of Credit Liabilities as to such Lender for such day. Accrued revolving loan commitment fees under this provision shall be payable in arrears on the Quarterly Dates prior to the Revolving Loan Termination Date and on the Revolving Loan Termination Date.
     (b) All past due fees payable under this Section shall bear interest at the Past Due Rate.
     2.4 Several Obligations. The failure of any Lender to make any Loan to be made by it on the date specified therefor shall not relieve any other Lender of its obligation to make its Loan on such date, but neither Agent nor any Lender shall be responsible or liable for the failure of any other Lender to make a Loan to be made by such other Lender or to participate in, or co-issue, any Letter of Credit. Notwithstanding anything contained herein to the contrary, (a) no Lender shall be required to make or maintain Loans at any time outstanding if, as a result, the total Revolving Loan Obligations held by such Lender shall exceed the lesser of (1) such Lender’s Revolving Loan Commitment Percentage of all Revolving Loan Obligations and (2) such Lender’s Revolving Loan Commitment Percentage of the aggregate of the Commitments.
     2.5 Notes. The Loans (other than the Swing Loans) made by each Lender may, if requested by the applicable Lender, be evidenced by a single promissory note of Borrower in substantially the form of Exhibit C hereto payable to the order of such Lender in a principal amount equal to the Commitment of such Lender, and otherwise duly completed (each, a “Revolving Note”). Each Lender is hereby authorized by Borrower to endorse on the schedule (or a continuation thereof) that may be attached to each Note of such Lender, to the extent applicable, the date, amount, type of and the applicable period of interest for each Loan made by such Lender to Borrower hereunder, and the amount of each payment or prepayment of principal of such Loan received by such Lender, provided, that any failure by such Lender to make any such endorsement shall not affect the obligations of Borrower under such Note or hereunder in respect of such Loan. Swing Loans made by Swing Lender shall be evidenced by a single promissory note of Borrower in substantially the form of Exhibit D hereto payable to the order of Swing Lender in a principal amount equal to $50,000,000, and otherwise duly completed (each, a “Swing Note”). The Swing Note and the Revolving Notes, and, in each case, all renewals, extensions, modifications and replacements thereof and substitutions therefor, shall together constitute the “Notes” hereunder.
     2.6 Use of Proceeds. The proceeds of the Loans shall be used to refinance obligations under the Existing Credit Facility, to finance acquisitions, to repurchase outstanding capital stock or Indebtedness of Borrower and for other working capital and general corporate purposes and to pay fees and expenses in connection with this Agreement. Neither Agent nor any Lender shall have any responsibility as to the use of any proceeds of the Loans.
     2.7 Letters of Credit.
     (a) Letters of Credit. Subject to all of the terms and conditions of this Agreement (including, without limitation, Section 5.1 and 5.2 hereof), (i) Borrower shall have the right to, in addition to Loans provided for in Section 2.1 hereof, utilize the Revolving Loan Commitments from time to time during the Revolving Loan Availability Period by obtaining the issuance of standby letters of credit for the account of Borrower (in support of the obligations of Borrower or the obligations of its Affiliates) if Borrower shall so request in the notice referred to in Section 2.7(b)(i) hereof (such standby letters of credit as any of them may be amended, supplemented, extended or confirmed from time to time, together with the Existing Letters of Credit, being herein collectively called the “Letters of Credit”) and (ii) the applicable Issuer agrees to issue such Letters of Credit. Upon the date of the issuance of a Letter of Credit (or in the case of the Existing Letters of Credit, on the Effective Date), the applicable Issuer shall be deemed, without further action by any party hereto, to have sold to each Revolving Loan Lender, and each such Lender shall be deemed, without further action by any party hereto, to have purchased from the applicable Issuer, a participation, to the extent of such Lender’s Revolving Loan Commitment Percentage, in such Letter of Credit and the related Letter of Credit Liabilities. Unless the Majority Lenders shall have otherwise agreed in writing, no Letter of Credit shall have an expiration date later than the earlier of (x) one year from date of issuance or (y) the date ten (10) Business Days prior to the end of the Revolving Loan Availability Period. Any Letter of Credit that shall have an expiration date after the end of the Revolving Loan Availability Period shall be subject to Cover or backed by a standby letter of credit in form and substance, and issued by a Person, acceptable to Agent in its sole discretion.
     (b) Additional Provisions. The following additional provisions shall apply to each Letter of Credit:
          (i) Borrower shall give Agent notice requesting each issuance of a Letter of Credit hereunder as provided in Section 4.3 hereof and shall furnish such additional information regarding such transaction as Agent may reasonably request. Upon receipt of such notice, Agent shall promptly notify each Revolving Loan Lender of the contents thereof and of such Lender’s Revolving Loan Commitment Percentage of the amount of such proposed Letter of Credit.
          (ii) No Letter of Credit may be issued if after giving effect thereto the sum of (A) the aggregate outstanding principal amount of Loans plus (B) the aggregate Letter of Credit

Liabilities would exceed the aggregate of the Commitments. On each day during the period commencing with the issuance of any Letter of Credit and until such Letter of Credit shall have expired or been terminated, the Commitment of each Revolving Loan Lender shall be deemed to be utilized for all purposes hereof in an amount equal to such Lender’s Revolving Loan Commitment Percentage of the amount then available for drawings under such Letter of Credit (or any unreimbursed Reimbursement Obligations).
          (iii) Upon receipt from the beneficiary of any Letter of Credit of any demand for payment thereunder, Agent shall promptly notify Borrower and each Lender as to the amount to be paid as a result of such demand and the payment date therefor. If at any time prior to the earlier of the expiration date of a Letter of Credit or the Revolving Loan Termination Date any Issuer shall have made a payment to a beneficiary of a Letter of Credit in respect of a drawing under such Letter of Credit, each Revolving Loan Lender will pay to Agent immediately upon demand by such Issuer at any time during the period commencing after such payment until reimbursement thereof in full by Borrower, an amount equal to such Lender’s Revolving Loan Commitment Percentage of such payment, together with interest on such amount for each day from the date of demand for such payment (or, if such demand is made after 12:00 noon Houston, Texas time on such date, from the next succeeding Business Day) to the date of payment by such Lender of such amount at a rate of interest per annum equal to the Federal Funds Rate for such period.
          (iv) Borrower shall be irrevocably and unconditionally obligated forthwith to reimburse Agent, on the date on which Agent notifies Borrower of the date and amount of any payment by any Issuer of any drawing under a Letter of Credit, for the amount paid by any Issuer upon such drawing, without presentment, demand, protest or other formalities of any kind, all of which are hereby waived. Such reimbursement may, subject to satisfaction of the conditions in Sections 5.1 and 5.2 hereof and to the aggregate of the Commitments (after adjustment in the same to reflect the elimination of the corresponding Letter of Credit Liability), be made by the borrowing of Loans. Agent will pay to each Revolving Loan Lender such Lender’s Revolving Loan Commitment Percentage of all amounts received from Borrower for application in payment, in whole or in part, of the Reimbursement Obligation in respect of any Letter of Credit, but only to the extent such Lender has made payment to Agent in respect of such Letter of Credit pursuant to clause (iii) above.
          (v) Borrower will pay to Agent at the Principal Office for the account of each Revolving Loan Lender a letter of credit fee with respect to each Letter of Credit equal to the then current Margin Percentage for LIBOR Borrowings multiplied by the average undrawn amount of such Letter of Credit (and computed on the basis of the actual number of days elapsed in a year composed of 360 days), in each case for the period from and including the date of issuance of such Letter of Credit to and including the date of expiration or termination thereof, such fee to be due and payable in arrears on each Quarterly Date. Agent will pay to each Revolving Loan Lender, promptly after receiving any payment in respect of letter of credit fees referred to in this clause (v), an amount equal to the product of such Lender’s Revolving Loan Commitment Percentage times the amount of such fees. In addition to and cumulative of the above described fees, Borrower shall pay to Agent, for the account of the applicable Issuer, in advance on the date of the issuance of the applicable Letter of Credit, a fronting fee in an amount equal to 0.15% of the face amount of the applicable Letter of Credit (such fronting fee to be retained by the applicable Issuer for its own account). Borrower shall also pay each Issuer’s standard fees with respect to the amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.
          (vi) The issuance by the applicable Issuer of each Letter of Credit shall, in addition to the conditions precedent set forth in Section 5 hereof, be subject to the conditions precedent (A) that such Letter of Credit shall be in such form and contain such terms as shall be reasonably satisfactory to Agent, and (B) that Borrower shall have executed and delivered such Applications and other instruments and agreements relating to such Letter of Credit as Agent shall have reasonably requested and are not inconsistent with the terms of this Agreement. To the extent that any Application contains provisions granting liens or security interests not granted in the Loan Agreement no such additional provisions regarding any liens or security interests shall be effective. To the extent any Application contains events of default, waivers, and cure periods (or fails to provide cure periods as provided in the Loan Agreement) or any other provisions whatsoever which are more restrictive or otherwise inconsistent than those contained in the Loan Agreement, the provisions of the Loan Agreement shall control.
          (vii) Issuer will send to Borrower and each Lender, immediately upon issuance of any Letter of Credit issued by Issuer or any amendment thereto, a true and correct copy of such Letter of Credit or amendment.
     (c) Indemnification; Release. Borrower hereby indemnifies and holds harmless Agent, each Revolving Loan Lender and each Issuer from and against any and all claims and damages, losses, liabilities, costs or expenses which Agent, such Lender or such Issuer may incur (or which may be claimed against Agent, such Lender or such Issuer by any Person whatsoever), REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, in connection with the execution and delivery of any Letter of Credit or transfer of or payment or failure to pay under any Letter of Credit; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) willful misconduct or gross negligence of the party seeking indemnification, (ii) breach in bad faith of the Loan Documents by the party seeking indemnification, (iii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law or (iv) disputes between or among any and all of the foregoing indemnified parties including, without limitation, Agent, Lenders and Issuers. Borrower hereby releases, waives and discharges Agent, each Revolving Loan Lender and each Issuer from any claims, causes of action, damages, losses, liabilities, reasonable costs or expenses which may now exist or may hereafter arise, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY OF THE INDEMNIFIED PARTIES, by reason of or in connection with the failure of any other Revolving Loan Lender to fulfill or comply with its obligations to Agent, such Lender or such Issuer, as the case may be, hereunder (but nothing herein contained shall affect any rights Borrower may have against such Defaulting Lender); provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, (ii) breach in bad faith of the Loan Documents by the party seeking indemnification, (iii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law or (iv) disputes between or among any and all of the foregoing indemnified parties including, without limitation, Agent, Lenders and Issuers. Nothing in this Section 2.7(c) is intended to limit the obligations of Borrower under any other provision of this Agreement.
     (d) Additional Costs in Respect of Letters of Credit. If as a result of any Regulatory Change there shall be imposed, modified or deemed applicable any tax (other than any tax based on or measured by net income), reserve, special deposit or similar requirement against or with respect to or measured by reference to Letters of Credit issued or to be issued hereunder or participations in such Letters of Credit, and the result shall be to increase the cost to any Revolving Loan Lender of issuing or maintaining any Letter of Credit or any participation therein, or materially reduce any amount receivable by any Revolving Loan Lender hereunder in respect of any Letter of Credit or any participation therein (which increase in cost, or reduction in amount receivable, shall be the result of such Lender’s reasonable allocation of the aggregate of such increases or reductions resulting from such event), then such Lender shall notify Borrower through Agent (which notice shall be accompanied by a statement setting forth in reasonable detail the basis for the determination of the amount due), and within 15 Business Days after demand therefor by such Lender through Agent, Borrower shall pay to such Lender, from time to time as specified by such Lender, such additional amounts as shall be sufficient to compensate such Lender for such increased costs or reductions in amount. Such statement as to such increased costs or reductions in amount incurred by such Lender, submitted by such Lender to Borrower, shall create a rebuttable presumption as to the accuracy thereof, and may be computed using any reasonable averaging and attribution method. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after any executive officer of such Lender obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the issuance or maintenance of Letters of Credit by such Lender or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, can be undertaken at no additional cost, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is not located in the United States of America).
     2.8 Defaulting Lender. Notwithstanding any provision of this Agreement to the contrary, if any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:
     (a) fees shall cease to accrue on the unfunded portion of the Commitment of such Defaulting Lender pursuant to this Agreement (it being understood that fees may continue to accrue on any portion of the Commitment for which such Defaulting Lender has provided cash collateral);
     (b) the Commitment and Revolving Loan Obligations of such Defaulting Lender shall not be included in determining whether the Majority Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification pursuant to

Section 11.5); provided, that in the case of an amendment, waiver or other modification requiring the consent of all Lenders or of each Lender affected thereby, the Defaulting Lender’s consent shall only be required with respect to (i) a proposed increase or extension of such Defaulting Lender’s Commitment and (ii) a proposed reduction or excuse, or a proposed postponement of the scheduled date of payment, of the principal amount of, or interest or fees payable on, any Loans or Letter of Credit Liabilities payable to any such Defaulting Lender;
     (c) if any outstanding Swing Loans or any Letter of Credit Liabilities exists at the time a Lender becomes a Defaulting Lender then:
          (i) all or any part of the Defaulting Lender’s participation interests in the outstanding Swing Loans and Letter of Credit Liabilities shall be reallocated among the non-Defaulting Lenders pro-rata in accordance with their respective Revolving Loan Commitment Percentages but only to the extent the sum of all non-Defaulting Lenders’ Revolving Loan Obligations plus such Defaulting Lender’s participation interests in the outstanding Swing Loans and Letter of Credit Liabilities does not exceed the total of all non-Defaulting Lenders’ Commitments (it being understood that no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation);
          (ii) if the reallocation described in clause (i) above cannot, or can only partially, be effected, Borrower shall (without prejudice to any right or remedy available to it hereunder or under law) within one Business Day following notice by Agent (x) first, prepay such outstanding Swing Loans and (y) second, cash collateralize for the benefit of each Issuer only Borrower’s obligations corresponding to such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 9.3 for so long as such Letter of Credit Liabilities are outstanding;
          (iii) if Borrower cash collateralizes any portion of such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities pursuant to this Section 2.8(c), Borrower shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.3 with respect to such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities during the period such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities is cash collateralized;
          (iv) if the non-Defaulting Lenders’ participation interests in the outstanding Letter of Credit Liabilities are reallocated pursuant to this Section 2.8(c), then the fees payable to the Lenders pursuant to Section 2.3 shall be adjusted in accordance with such non-Defaulting Lenders’ Revolving Loan Commitment Percentages; and
          (v) if all or any portion of such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities is neither cash collateralized nor reallocated pursuant to this Section 2.8(c), then, without prejudice to any rights or remedies of any Issuer or any Lender hereunder, all fees that otherwise would have been payable to such Defaulting Lender (solely with respect to the portion of such Defaulting Lender’s Commitment that were utilized by such participation interests in the outstanding Letter of Credit Liabilities and any applicable

Letter of Credit fees) with respect to such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities shall be payable to the applicable Issuer until and to the extent that such participation interests in the outstanding Letter of Credit Liabilities are cash collateralized and/or reallocated;
     (d) So long as any Lender is a Defaulting Lender, Swing Lender shall not be required to fund any Swing Loan and no Issuer shall be required to issue, amend or increase any Letter of Credit, unless it is satisfied that each Defaulting Lender’s participation interests in the outstanding Swing Loans and Letter of Credit Liabilities will be 100% covered by the Commitments of the non-Defaulting Lenders and/or cash collateral will be provided by Borrower or the Defaulting Lender in accordance with Section 2.8(c), and participating interests in any such newly issued or increased Letter of Credit or newly made Swing Loan shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.8(c)(i) (and Defaulting Lenders shall not participate therein), unless such participation interest is cash collateralized by the Defaulting Lender.
     (e) Any payment of principal, interest, fees or other amounts received by the Agent for the account of a Defaulting Lender (whether voluntary or mandatory, at maturity, pursuant to Section 9 or otherwise) or received by the Agent from a Defaulting Lender pursuant to Section 9.2 shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by such Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by such Defaulting Lender to any Issuer or the Swing Lender hereunder; third, to cash collateralize such Defaulting Lender’s participation interests in the outstanding Letter of Credit Liabilities; fourth, as Borrower may request (so long as no Default exists), to the funding of any Loan in respect of which such Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Administrative Agent and Borrower, to be held in a deposit account and released pro rata in order to (x) satisfy such Defaulting Lender’s potential future funding obligations with respect to Loans under this Agreement and (y) cash collateralize such Defaulting Lender’s future participation interests in future Letter of Credit Liabilities; sixth, to the payment of any amounts owing to the Lenders, the Issuers or the Swing Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, any Issuer or the Swing Lender against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default exists, to the payment of any amounts owing to Borrower as a result of any judgment of a court of competent jurisdiction obtained by Borrower against such Defaulting Lender as a result of such Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to such Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which such Defaulting Lender has not fully funded its appropriate share, and (y) such Loans were made or the related Letters of Credit were issued at a time when the conditions set forth in Section 5.2 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Reimbursement Obligations owed to, all Non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Reimbursement Obligations owed to, such Defaulting Lender until such time as all Loans and funded and unfunded participations in Letters of Credit and Swing Loans are held by the Lenders pro rata in accordance with the Commitments without giving effect to Section 2.8(c)(i). Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post cash collateral pursuant to this Section 2.8(e) shall be deemed paid to and redirected by such Defaulting Lender, and each Lender irrevocably consents hereto.
     (f) In the event that Agent, Borrower, each Issuer and Swing Lender each agrees in writing that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Lenders’ participation interests in the outstanding Swing Loans and Letter of Credit Liabilities shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders (other than Swing Loans) as Agent shall determine may be necessary in order for such Lender to hold such Loans in accordance with its Revolving Loan Commitment Percentage.
3. Borrowings, Payments, Prepayments and Interest Options.
     3.1 Borrowings. Borrower shall give Agent notice of each borrowing (other than a borrowing of Swing Loans as to which the last sentence of this Section 3.1 shall apply) to be made hereunder as provided in Section 4.3 hereof and Agent shall promptly notify each Lender of such request. Not later than 1:00 p.m., Houston, Texas time on the date specified for each such borrowing hereunder, each Lender shall make available the amount of the Loan, if any, to be made by it on such date to Agent at its Principal Office, in immediately available funds, for the account of Borrower. The amounts so received by Agent shall, subject to the terms and conditions of this Agreement, be made available to Borrower by wiring or otherwise transferring, in immediately available funds, such amount to an account designated by Borrower. Borrower shall give Agent notice of each borrowing of a Swing Loan to be made hereunder as provided in Section 4.3 hereof and, no later than 1:00 p.m., Houston, Texas time on the date specified for such borrowing hereunder, Swing Lender shall make available the amount of such Swing Loan to Borrower by depositing the same, in immediately available funds, in an account designated by Borrower and approved by Agent
     3.2 Prepayments.
     (a) Optional Prepayments. Except as provided in Section 3.3(c)(iv) hereof, Borrower shall have the right to prepay, on any Business Day, in whole or in part, without the payment of any penalty or fee, any Loans at any time or from time to time, provided that Borrower shall give Agent notice of each such prepayment as provided in Section 4.3 hereof. Each optional prepayment on a Loan shall be in an amount equal to an integral multiple of (x) in the case of LIBOR Borrowings, $2,000,000 or an integral multiple of $100,000 in excess thereof and (y) in the case of Base Rate Borrowings, $500,000 or an integral multiple of $100,000 in excess thereof. Swing Loans shall not have a minimum amount.
     (b) Interest Payments. Accrued and unpaid interest on the unpaid principal balance of the Loans shall be due and payable (i) on the date of any prepayment permitted hereunder and (ii) on the Interest Payment Dates.
     (c) Mandatory Prepayments. If the Commitments shall at any time be less than the unpaid principal balance of the Revolving Loan Obligations, Borrower shall make an immediate prepayment on the Loans (or provide Cover for the Letters of Credit) equal to the difference.

     (d) Payments and Interest on Reimbursement Obligations. Borrower will pay to Agent for the account of each Lender the amount of each Reimbursement Obligation on the date on which Agent notifies Borrower of the date and amount of the applicable payment by any Issuer of any drawing under a Letter of Credit. The amount of any Reimbursement Obligation may, if the applicable conditions precedent specified in Sections 5.1 and 5.2 hereof have been satisfied, be paid with the proceeds of Loans (without regard to any minimum draw amounts or notice provisions provided in this Agreement), which at the option of Borrower shall either be Base Rate Loans or Swing Loans. Subject to Section 11.7 hereof, Borrower will pay to Agent, on demand, for the account of each Lender interest on any Reimbursement Obligation not repaid on the date of any drawing under a Letter of Credit (i) at the Base Rate from the date such Reimbursement Obligation arises until the date five (5) Business Days thereafter and (ii) at the Past Due Rate thereafter until the same is paid in full.
     (e) Mandatory Payment of Swing Loans. The principal of, and all accrued and unpaid interest on the unpaid principal balance of, each Swing Loan shall be due and payable within ten (10) Business Days after the date such Swing Loan was made. A Swing Loan may not be paid with the proceeds of another Swing Loan but may be paid with the proceeds of a Revolving Loan.
     3.3 Interest Options.
     (a) Options Available. The outstanding principal balance of the Notes (other than the Swing Note) shall bear interest at the Base Rate; provided, that (1) all past due amounts, both principal and accrued interest, shall bear interest at the Past Due Rate, and (2) subject to the provisions hereof, Borrower shall have the option of having all or any portion of the principal balances of the Notes (other than the Swing Note) from time to time outstanding bear interest at a Eurodollar Rate. The outstanding principal balance of the Swing Note shall bear interest on each day at a per annum rate equal to the Eurodollar Rate that would be in effect on such day for an Interest Period of one month plus the greater of 1.50% or the Margin Percentage then in effect with respect to Eurodollar Borrowings (the “Overnight LIBOR Rate”); provided that, in the event that the Overnight LIBOR Rate shall cease to be available or determinable for any reason, the outstanding principal balance of the Swing Note shall bear interest on each day at a per annum rate equal to the Base Rate. The records of Agent and each of the Lenders with respect to Interest Options, Interest Periods and the amounts of Loans to which they are applicable shall create a rebuttable presumption as to the accuracy thereof, and Agent and Lenders agree to furnish written evidence to Borrower upon request of Borrower with respect to such matters. Interest on the Loans shall be calculated at the Base Rate except where it is expressly provided pursuant to this Agreement that a Eurodollar Rate or the Overnight LIBOR Rate is to apply. Interest on the amount of each advance against the Notes shall be computed on the amount of that advance and from the date it is made. Notwithstanding anything in this Agreement to the contrary, for the full term of the Notes the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holders of the Notes for the use, forbearance or detention of the debt evidenced thereby (including all interest on the Notes at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate.
     (b) Designation and Conversion. Borrower shall have the right to designate or convert its Interest Options in accordance with the provisions hereof. Provided no Event of Default has occurred and is continuing and subject to the last sentence of Section 3.3(a) and the provisions of Section 3.3(c), Borrower may elect to have a Eurodollar Rate apply or continue to apply to all or any portion of the principal balance of the Notes (other than the Swing Note). Each change in Interest Options shall be a conversion of the rate of interest applicable to the specified portion of the Loans, but such conversion shall not change the respective outstanding principal balances of the Notes. The Interest Options shall be designated or converted in the manner provided below:
          (i) Borrower shall give Agent telephonic notice, promptly confirmed by a Rate Designation Notice (and Agent shall promptly inform each Lender thereof). Each such telephonic and written notice shall specify the amount of the Loan which is the subject of the designation, if any; the amount of borrowings into which such borrowings are to be converted or for which an Interest Option is designated; the proposed date for the designation or conversion and the Interest Period or Periods, if any, selected by Borrower. Such telephonic notice shall be irrevocable and shall be given to Agent no later than the applicable Rate Designation Date.
          (ii) No more than ten (10) LIBOR Borrowings shall be in effect with respect to the Loans at any time.
          (iii) Each designation or conversion of a LIBOR Borrowing shall occur on a LIBOR Business Day.
          (iv) Each request for a LIBOR Borrowing shall be in the amount equal to $3,000,000 or an integral multiple of $1,000,000 in excess thereof.
          (v) Each designation of an Interest Option with respect to the Notes shall apply to all of the Notes ratably in accordance with their respective outstanding principal balances. If any Lender assigns an interest in any of its Notes when any LIBOR Borrowing is outstanding with respect thereto, then such assignee shall have its ratable interest in such LIBOR Borrowing.
     (c) Special Provisions Applicable to LIBOR Borrowings.
          (i) Options Unlawful. If any Regulatory Change shall at any time make it unlawful or impossible for any Lender to permit the establishment of or to maintain any LIBOR Borrowing, the commitment of such Lender to establish or maintain such LIBOR Borrowing shall forthwith be canceled and Borrower shall forthwith, upon demand by Agent to Borrower, (1) convert the LIBOR Borrowing of such Lender with respect to which such demand was made to a Base Rate Borrowing; (2) pay all accrued and unpaid interest to date on the amount so converted; and (3) pay any amounts required to compensate each Lender for any additional cost or expense which any Lender may incur as a result of such Regulatory Change or in the interpretation or administration thereof and any Funding Loss which any Lender may incur as a result of such conversion. If, when Agent so notifies Borrower, Borrower has given a Rate Designation Notice specifying a LIBOR Borrowing but the selected Interest Period has not yet begun, as to the applicable Lender such Rate Designation Notice shall be deemed to be of no force and effect, as if never made, and the balance of the Loans made by such Lender specified in such Rate Designation Notice shall bear interest at the Base Rate until a different available Interest Option shall be designated in accordance herewith.

          (ii) Increased Cost of Borrowings. If any Regulatory Change shall:
(1)	subject any Lender to any Taxes or any deduction or withholding for any Taxes, on or from any payment due under any LIBOR Borrowing or other amount due hereunder (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Connection Taxes on gross or net income, profits or revenue including value-added or similar Taxes); or

(2)	change the basis of taxation of payments due from Borrower to any Lender under any LIBOR Borrowing (other than by a change in the rate of taxation of the overall net income, profits or revenue (including value-added or similar Taxes) of such Lender); or

(3)	impose, modify, increase or deem applicable any reserve requirement (excluding that portion of any reserve requirement included in the calculation of the applicable Eurodollar Rate), special deposit requirement or similar requirement (including, but not limited to, state law requirements and Regulation D) against assets of any Lender, or against deposits with any Lender, or against loans made by any Lender, or against any other funds, obligations or other property owned or held by any Lender; or

(4)	Impose on any Lender any other condition regarding any LIBOR Borrowing;
and the result of any of the foregoing is to materially increase the cost to any Lender of agreeing to make or of making, renewing or maintaining such LIBOR Borrowing, or reduce the amount of principal or interest received by any Lender, then, within 15 Business Days after demand by the applicable Lender (accompanied by a statement setting forth in reasonable detail the applicable Lender’s basis therefor), Borrower shall pay to Agent additional amounts which shall compensate each Lender for such increased cost or reduced amount. The determination by any Lender of the amount of any such increased cost, increased reserve requirement or reduced amount shall create a rebuttable presumption as to the accuracy thereof. Borrower shall have the right, if it receives from Agent any notice referred to in this paragraph, upon three Business Days’ notice to Agent (which shall notify each affected Lender), either (i) to repay in full (but not in part) any borrowing with respect to which such notice was given, together with any accrued interest thereon, or (ii) to convert the LIBOR Borrowing which is the subject of the notice to a Base Rate Borrowing; provided, that any such repayment or conversion shall be accompanied by payment of (x) the amount required to compensate each Lender for the increased cost or reduced amount referred to in the preceding paragraph; (y) all accrued and unpaid interest to date on the amount so repaid or converted, and (z) any Funding Loss which any Lender may incur as a result of such repayment or conversion. Each Lender will notify Borrower through Agent of any event occurring after the date of this Agreement which will entitle such Lender to compensation pursuant to this Section as promptly as practicable after it obtains knowledge thereof and determines to request such compensation, and (if so requested by Borrower through Agent) will designate a different lending office of such Lender for the applicable LIBOR Borrowing or will take such other action as Borrower may reasonably request if such designation or action is consistent with the internal policy of such Lender and legal and regulatory restrictions, will avoid the need for, or reduce the amount of, such compensation and will not, in the sole opinion of such Lender, be materially disadvantageous to such Lender (provided that such Lender shall have no obligation so to designate a different lending office which is located in the United States of America).
          (iii) Inadequacy of Pricing and Rate Determination. If, for any reason with respect to any Interest Period, Agent shall have determined (which determination shall create a rebuttable presumption as to the accuracy thereof) that:
(1)	Agent is unable through its customary general practices to determine any applicable Eurodollar Rate, or

(2)	by reason of circumstances affecting the applicable market, generally, Agent is not being offered deposits in United States dollars in such market, for the applicable Interest Period and in an amount equal to the amount of any applicable LIBOR Borrowing requested by Borrower,

(3)	Agent is advised by the Majority Lenders that Adjusted LIBOR for such Interest Period will not adequately and fairly reflect the cost to such Lenders (or Lender) of making or maintaining their Loans (or its Loan) included in such LIBOR Borrowing for such Interest Period;
then Agent shall give Borrower written notice thereof (accompanied by a statement setting forth in reasonable detail Agent’s basis therefor) and thereupon, (A) any Rate Designation Notice previously given by Borrower designating the applicable LIBOR Borrowing which has not commenced as of the date of such notice from Agent shall be deemed for all purposes hereof to be of no force and effect, as if never given, and (B) until Agent shall notify Borrower that the circumstances giving rise to such notice from Agent no longer exist, each Rate Designation Notice requesting the applicable Eurodollar Rate shall be deemed a request for a Base Rate Borrowing, and any applicable LIBOR Borrowing then outstanding shall be converted, without any notice to or from Borrower, upon the termination of the Interest Period then in effect with respect to it, to a Base Rate Borrowing.
          (iv) Funding Losses. Borrower shall indemnify each Lender against and hold each Lender harmless from any Funding Loss. This indemnity shall, subject to the provisions of Section 3.5 hereof, survive the payment of the Notes. A certificate of such Lender (explaining in reasonable detail the amount and calculation of the amount claimed) as to any additional amounts payable pursuant to this paragraph submitted to Borrower shall create a rebuttable presumption as to the accuracy thereof.
     (d) Funding Offices; Adjustments Automatic; Calculation Year. Any Lender may, if it so elects, fulfill its obligation as to any LIBOR Borrowing by causing a branch or affiliate of such Lender to make such Loan and may transfer and carry such Loan at, to or for the account of any branch office or affiliate of such Lender; provided, that in such event for the purposes of this Agreement such Loan shall be deemed to have been made by such Lender and the obligation of Borrower to repay such Loan shall nevertheless be to such Lender and shall be deemed held by it for the account of such branch or affiliate. Without notice to Borrower or any other Person, each rate required to be calculated or determined under this Agreement shall automatically fluctuate upward and downward in accordance with the provisions of this Agreement. Interest at the Prime Rate shall be computed on the basis of the actual number of days elapsed in a year consisting of 365 or 366 days, as the case may be. All other interest required to be calculated or determined under this Agreement shall be computed on the basis of the actual number of days elapsed in a year consisting of 360 days, unless the Ceiling Rate would thereby be exceeded, in which event, to the extent necessary to avoid exceeding the Ceiling Rate, the applicable interest shall be computed on the basis of the actual number of days elapsed in the applicable calendar year in which accrued.
     (e) Funding Sources. Notwithstanding any provision of this Agreement to the contrary, each Lender shall be entitled to fund and maintain its funding of all or any part of the Loans in any manner it sees fit, it being understood, however, that for the purposes of this Agreement all determinations hereunder shall be made as if each Lender had actually funded and maintained each LIBOR Borrowing during each Interest Period through the purchase of deposits having a maturity corresponding to such Interest Period and bearing an interest rate equal to the Eurodollar Rate for such Interest Period.
     3.4 Capital Adequacy. If any Lender shall have determined that any Regulatory Change has or would have the effect of reducing the rate of return on such Lender’s capital or capital of such Lender’s holding company as a consequence of such Lender’s obligations hereunder, under the Letters of Credit, the Notes or other Obligations held by it to a level below that which such Lender (or such Lender’s holding company) could have achieved but for such adoption, change or compliance by an amount deemed by such Lender (or such Lender’s holding company) to be material, then from time to time, upon satisfaction of the conditions precedent set forth in this Section, after demand by such Lender (with a copy to Agent) as provided below, Borrower shall pay (subject to Section 11.7 hereof) to such Lender such additional amount or amounts as will compensate such Lender (or such Lender’s holding company) for such reduction. The certificate of any Lender setting forth such amount or amounts as shall be necessary to compensate it and the basis thereof and reasons therefor shall be delivered as soon as practicable to Borrower and shall create a rebuttable presumption as to the accuracy thereof. Borrower shall pay the amount shown as due on any such certificate within five (5) Business Days after the delivery of such certificate. In preparing such certificate, a Lender may employ such assumptions and allocations of costs and expenses as it shall in good faith deem reasonable and may use any reasonable averaging and attribution method.
     3.5 Limitation on Charges; Substitute Lenders; Non-Discrimination. Anything in Sections 2.7(d), 3.3 or 3.4 notwithstanding:
(1)	Borrower shall not be required to pay to any Lender reimbursement with regard to any costs or expenses described in such Sections, unless such Lender notifies Borrower of such costs or expenses within 90 days after the date paid or incurred but in no event more than 90 days after the repayment of the Loans and the termination of the Commitments;

(2)	none of the Lenders shall be permitted to pass through to Borrower charges and costs under such Sections (other than Funding Losses) on a discriminatory basis (i.e., which are not also passed through by such

Lender to all other customers of such Lender similarly situated where such customer is subject to documents providing for such pass through); and

(3)	if any Lender (including, without limitation, Agent) becomes a Defaulting Lender or elects to pass through to Borrower any material charge or cost under such Sections (other than Funding Losses) or elects to terminate the availability of LIBOR Borrowings for any material period of time, Borrower may, within 60 days after the date of such event, elect to replace such Lender as a party to this Agreement; provided that, concurrently with such replacement Borrower shall have arranged for another financial institution approved by Agent, each Issuer and Swing Lender (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.
4. Payments; Pro Rata Treatment; Computations, Etc.
     4.1 Payments.
     (a) Except to the extent otherwise provided herein, all payments of principal, interest Reimbursement Obligations and other amounts to be made by Borrower hereunder, under the Notes and under the other Loan Documents shall be made in Dollars, in immediately available funds, without set-off, deduction or counterclaim, to Agent at the Principal Office (or in the case of a successor Agent, at the principal office of such successor Agent in the United States), not later than 1:00 p.m., Houston, Texas time on the date on which such payment shall become due (each such payment made after such time on such due date to be deemed to have been made on the next succeeding Business Day).
     (b) Borrower shall, at the time of making each payment hereunder, under any Note or under any other Loan Document, specify to Agent the Loans or other amounts payable by Borrower hereunder or thereunder to which such payment is to be applied. Each payment received by Agent hereunder, under any Note or under any other Loan Document for the account of a Lender shall be paid promptly to such Lender, in immediately available funds. If Agent fails to send to any Lender the applicable amount by the close of business on the date any such payment is received by Agent if such payment is received prior to 1:00 p.m., Houston, Texas time (or on the next succeeding Business Day with respect to payments which are received after 1:00 p.m., Houston, Texas time), Agent shall pay to the applicable Lender interest on such amount from such date at the Federal Funds Rate.
     (c) If the due date of any payment hereunder or under any Note falls on a day which is not a Business Day, the due date for such payments (except as otherwise provided in the definition of “Interest Period” set forth in Section 1.1 hereof) shall be extended to the next succeeding Business Day and interest shall be payable for any principal so extended for the period of such extension.
     4.2 Pro Rata Treatment. Except to the extent otherwise provided herein (including Section 2.8 and any other applicable provision relating to Defaulting Lenders: (a) each Loan borrowing shall be made ratably from the Revolving Loan Lenders in accordance with their respective Revolving Loan Commitment Percentages, provided that borrowings of Swing Loans shall be for Swing Lender’s own account; (b) each payment of commitment fees with respect to the Commitments shall be made for the account of the Revolving Loan Lenders and each termination or reduction of the Commitments under Section 2.2 hereof shall be applied, pro rata, according to the applicable Lenders’ respective Commitments, (c) each payment by Borrower of principal or interest on the Loans shall be made to Agent for the account of the Lenders pro rata in accordance with the respective unpaid principal amounts of such Loans held by the Lenders, provided that payments of Swing Loans shall be for Swing Lender’s own account, (d) the Revolving Loan Lenders (other than Swing Lender) shall purchase from the Swing Lender participations in each Swing Loan to the extent of their respective Revolving Loan Commitment Percentages, as provided in Section 2.1(b), and (e) the Revolving Loan Lenders (other than the applicable Issuer) shall purchase from the applicable Issuer participations in each Letter of Credit to the extent of their respective Revolving Loan Commitment Percentages, as provided in Section 2.7.
     4.3 Certain Actions, Notices, Etc. Notices to Agent of any termination or reduction of Commitments and of borrowings and optional prepayments of Loans and requests for issuances of Letters of Credit shall be irrevocable and shall be effective only if received by Agent not later than 11:00 a.m., Houston, Texas time on the number of Business Days prior to the date of the relevant termination, reduction, borrowing and/or prepayment specified below:

Number of Business Days Prior Notice
Borrowing at the Base Rate	1 Business Day

Borrowings or prepayments of Swing Loans	same day

Repayment of Base Rate Borrowing	1 Business Day

Borrowing at Eurodollar Rate	3 LIBOR Business Days

Repayment of LIBOR Borrowing prior to last day of the applicable Interest Period	3 LIBOR Business Days

Letter of Credit issuance	5 Business Days

Termination or Reduction of Commitments	2 Business Days (subject to any Funding Losses with respect to LIBOR Borrowings
Each such notice of termination or reduction shall specify the amount of the applicable Commitment to be terminated or reduced. Each such notice of borrowing or prepayment shall specify the amount of the Loans to be borrowed or prepaid and the date of borrowing or prepayment (which shall be a Business Day). Agent shall promptly notify the affected Lenders of the contents of each such notice. Any selection of a Eurodollar Rate with respect to a Loan shall be subject to the advance notice requirements set forth in Section 3.3 hereof.
     4.4 Non-Receipt of Funds by Agent. Unless Agent shall have been notified by a Lender or Borrower (the “Payor”) prior to the day on which such Lender is to make payment to Agent of the proceeds of a Loan (or funding of a drawing under a Letter of Credit or reimbursement with respect to any drawing under a Letter of Credit) to be made by it hereunder or Borrower is to make a payment to Agent for the account of one or more of the Lenders, as the case may be (such payment being herein called the “Required Payment”), which notice shall be effective upon receipt, that the Payor does not intend to make the Required Payment to Agent, Agent may assume that the Required Payment has been made and may, in reliance upon such assumption (but shall not be required to), make the amount thereof available to the intended recipient on such date and, if the Payor has not in fact made the Required Payment to Agent, the recipient of such payment (or, if such recipient is the beneficiary of a Letter of Credit, Borrower and, if Borrower fails to pay the amount thereof to Agent forthwith upon demand, the Lenders ratably in proportion to their respective Revolving Loan Commitment Percentages) shall, on demand, pay to Agent the amount made available by Agent, together with interest thereon in respect of the period commencing on the date such amount was so made available by Agent until the date Agent recovers such amount at a rate per annum equal to the Federal Funds Rate for such period.
     4.5 Sharing of Payments, Etc. Subject to Section 2.8, if a Lender shall obtain payment of any principal of or interest on any Loan made by it under this Agreement, on any Reimbursement Obligation or on any other Obligation then due to such Lender hereunder, through the exercise of any right of set-off (including, without limitation, any right of setoff or lien granted under Section 9.2 hereof), banker’s lien, counterclaim or similar right, or otherwise, it shall promptly purchase from the other Lenders participations in the Loans made, or Reimbursement Obligations or other Obligations held, by the other Lenders in such amounts, and make such other adjustments from time to time as shall be equitable to the end that all the Lenders shall share the benefit of such payment (net of any expenses which may be incurred by such Lender in obtaining or preserving such benefit) pro rata in accordance with the unpaid Obligations then due to each of them (after giving due consideration to any similar payments obtained by the other Lenders). To such end all the Lenders shall make appropriate adjustments among themselves (by the resale of participations sold or otherwise) if such payment is rescinded or must otherwise be restored. Borrower agrees, to the fullest extent it may effectively do so under applicable law, that any Lender so purchasing a participation in the Loans made, or Reimbursement Obligations or other Obligations held, by other Lenders may exercise all rights of set-off, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender were a direct holder of Loans, or Reimbursement Obligations or other Obligations in the amount of such participation. Nothing contained herein shall require any Lender to exercise any such right or shall affect the right of any Lender to exercise, and retain the benefits of exercising, any such right with respect to any other indebtedness or obligation of Borrower.
     4.6 Taxes.
     (a) Each payment by Borrower under this Agreement shall be made without withholding for any Taxes, unless such withholding is required by any law. If any Withholding

Agent determines, in its sole discretion exercised in good faith, that it is so required to withhold Taxes, then such Withholding Agent may so withhold and shall timely pay the full amount of withheld Taxes to the relevant Governmental Authority in accordance with applicable law. If such Taxes are Indemnified Taxes, then the amount payable by Borrower shall be increased as necessary so that, net of such withholding (including such withholding applicable to additional amounts payable under this Section), the applicable Recipient receives the amount it would have received had no such withholding been made.
     (b) Borrower shall timely pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.
     (c) As soon as practicable after any payment of Indemnified Taxes by Borrower to a Governmental Authority pursuant to this Section 4.6(c), Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to Agent.
     (d) Borrower shall indemnify each Recipient for any Indemnified Taxes that are paid or payable by such Recipient in connection with this Agreement (including amounts paid or payable under this Section 4.6(d)) and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.6(d) shall be paid within 10 days after the Recipient delivers to Borrower a certificate stating the amount of any Indemnified Taxes so paid or payable by such Recipient and describing the basis for the indemnification claim. Such certificate shall be conclusive of the amount so paid or payable absent manifest error. Such Recipient shall deliver a copy of such certificate to the Agent.
     (e) Each Lender shall severally indemnify (i) the Agent for any Taxes (but, in the case of any Indemnified Taxes, only to the extent that Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so) and (ii) Borrower for any Excluded Taxes, in each case, attributable to such Lender that are paid or payable by the Agent in connection with this Agreement and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes (or in the case of Borrower, such Excluded Taxes) were correctly or legally imposed or asserted by the relevant Governmental Authority. The indemnity under this Section 4.6(e) shall be paid within 10 days after the Agent (or, if applicable, Borrower) delivers to the applicable Lender a certificate stating the amount of Taxes so paid or payable by the Agent. Such certificate shall be conclusive of the amount so paid or payable absent manifest error.
     (f) (i) Any Lender that is entitled to an exemption from, or reduction of, any applicable withholding Tax with respect to any payments under this Agreement shall deliver to Borrower and Agent, at the time or times reasonably requested by Borrower or Agent, such properly completed and executed documentation reasonably requested by Borrower or Agent as will permit such payments to be made without, or at a reduced rate of, withholding. In addition, any Lender, if requested by Borrower or Agent, shall deliver such other documentation prescribed by law or reasonably requested by Borrower or Agent as will enable Borrower or Agent to determine whether or not such Lender is subject to any withholding (including backup withholding) or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Section 4.6(f)(ii)(A) through (E) below) shall not be required if in the Lender’s judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender. Upon the reasonable request of such Borrower or Agent, any Lender shall update any form or certification previously delivered pursuant to this Section 4.6(f). If any form or certification previously delivered pursuant to this Section expires or becomes obsolete or inaccurate in any respect with respect to a Lender, such Lender shall promptly (and in any event within 10 days after such expiration, obsolescence or inaccuracy) notify such Borrower and Agent in writing of such expiration, obsolescence or inaccuracy and update the form or certification if it is legally eligible to do so.
     (ii) Without limiting the generality of the foregoing, if Borrower is a U.S. Person, any Lender with respect to such Borrower shall, if it is legally eligible to do so, deliver to Borrower and Agent (in such number of copies reasonably requested by Borrower and Agent) on or prior to the date on which such Lender becomes a party hereto, duly completed and executed copies of whichever of the following is applicable:
     (A) in the case of a Lender that is a U.S. Person, IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;
     (B) in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (1) with respect to payments of interest under Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (2) with respect to any other applicable payments under this Agreement, IRS Form W-8BEN establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
     (C) in the case of a Non-U.S. Lender for whom payments under this Agreement constitute income that is effectively connected with such Lender’s conduct of a trade or business in the United States, IRS Form W-8ECI;
     (D) in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code both (1) IRS Form W-8BEN and (2) a certificate substantially in the form of Exhibit J (a “U.S. Tax Certificate”) to the effect that such Lender is not (a) a “bank” within the meaning of Section 881(c)(3)(A) of the Code, (b) a “10 percent shareholder” of Borrower within the meaning of Section 881(c)(3)(B) of the Code (c) a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code and (d) conducting a trade or business in the United States with which the relevant interest payments are effectively connected;
     (E) in the case of a Non-U.S. Lender that is not the beneficial owner of payments made under this Agreement (including a partnership or a participating Lender) (1) an IRS Form W-8IMY on behalf of itself and (2) the relevant forms prescribed in clauses (A), (B), (C), (D) and (F) of this paragraph (f)(ii) that would be required of each such beneficial owner or partner of such partnership if such beneficial owner or partner were a Lender; provided, however, that if the Lender is a partnership and one or more of its partners are claiming the exemption for portfolio interest under Section 881(c) of the Code, such Lender may provide a U.S. Tax Certificate on behalf of such partners; or
     (F) any other form prescribed by law as a basis for claiming exemption from, or a reduction of, U.S. Federal withholding Tax together with such supplementary documentation necessary to enable Borrower or Agent to determine the amount of Tax (if any) required by law to be withheld.
     (iii) If a payment made to a Lender under this Agreement would be subject to U.S. Federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Withholding Agent, at the time or times prescribed by law and at such time or times reasonably requested by the Withholding Agent, such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Withholding Agent as may be necessary for the Withholding Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA and, as necessary, to determine the amount to deduct and withhold from such payment. Solely for purposes of this Section 4.6(f)(iii), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
     (g) If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this Section 4.6 (including additional amounts paid pursuant to this Section 4.6), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this Section with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including any Taxes) of such indemnified party and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid to such indemnified party pursuant to the previous sentence (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this Section 4.6(g), in no event will any indemnified party be required to pay any amount to any indemnifying party pursuant to this Section 4.6(g) if such payment would place such indemnified party in a less favorable position (on a net after-Tax basis) than such indemnified party would have been in if the indemnification payments or additional amounts giving rise to such refund had never been paid. This Section 4.6(g) shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes which it deems confidential) to the indemnifying party or any other Person.
     (h) Each party’s obligations under this Section 4.6 shall survive any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all other obligations under this Agreement.

     (i) For purposes of Section 4.6(e) and (f), the term “Lender” includes any Issuer.
     (j) Anything in this Section notwithstanding, if any Lender elects to require payment by Borrower of any amount under this Section, Borrower may, within 60 days after the date of receiving notice thereof, elect to replace such Lender as a party to this Agreement; provided that, concurrently with such removal or replacement Borrower shall have arranged for another financial institution approved by Agent, each Issuer and Swing Lender (such approval not to be unreasonably withheld) as of such date, to become a substitute Lender for all purposes under this Agreement in the manner provided in Section 11.6; provided further that, prior to substitution for any Lender, Borrower shall have given written notice to Agent of such intention and the Lenders shall have the option, but no obligation, for a period of 60 days after receipt of such notice, to increase their Commitments in order to replace the affected Lender in lieu of such substitution.
5. Conditions Precedent.
     5.1 Initial Loans and Letters of Credit. The obligation of each Lender or each Issuer to make its initial Loans or issue or participate in a Letter of Credit (if such Letter of Credit is issued prior to the funding of the initial Loans) hereunder is subject to the following conditions precedent, each of which shall have been fulfilled or waived to the satisfaction of Agent:
     (a) Authorization and Status. Agent shall have received from the appropriate Governmental Authorities certified copies of the Organizational Documents (other than by-laws) of Borrower, and evidence satisfactory to Agent of all action taken by Borrower authorizing the execution, delivery and performance of the Loan Documents and all other documents related to this Agreement to which it is a party (including, without limitation, a certificate of the secretary Borrower setting forth the resolutions of its Board of Directors authorizing the transactions contemplated thereby and attaching a copy of its bylaws), together with such certificates as may be appropriate to demonstrate the qualification and good standing of and payment of taxes by Borrower in the jurisdiction of its organization and in each other jurisdiction where the failure in which to qualify would reasonably be expected to have a Material Adverse Effect.
     (b) Incumbency. Borrower shall have delivered to Agent a certificate in respect of the name and signature of each of the officers (i) who is authorized to sign on its behalf the applicable Loan Documents related to any Loan or the issuance of any Letter of Credit and (ii) who will, until replaced by another officer or officers duly authorized for that purpose, act as its representative for the purposes of signing documents and giving notices and other communications in connection with any Loan or the issuance of any Letter of Credit. Agent and each Lender may conclusively rely on such certificates until they receive notice in writing from Borrower to the contrary.
     (c) Notes. Agent shall have received the appropriate Notes of Borrower for each Lender, duly completed and executed.
     (d) Loan Documents. Borrower shall have duly executed and delivered the Loan Documents to which it is a party (in such number of copies as Agent shall have requested). Each such Loan Document shall be in substantially the form furnished to the Lenders prior to their execution of this Agreement, together with such changes therein as Lenders may approve.

     (e) Fees and Expenses. Borrower shall have paid to Agent all unpaid fees in the amounts previously agreed upon in writing among Borrower and Agent, and shall have in addition paid to Agent all amounts payable under Section 11.3 hereof, on or before the date of this Agreement, except for amounts which Agent, in its sole discretion, agrees may be paid at a later date.
     (f) Insurance. Borrower shall have delivered to Agent certificates of insurance satisfactory to Agent evidencing the existence of all insurance required to be maintained by Borrower and its Subsidiaries by this Agreement.
     (g) Opinions of Counsel. Agent shall have received such opinions of counsel to Borrower as Agent shall reasonably request with respect to Borrower and the Loan Documents.
     (h) Consents. Agent shall have received evidence satisfactory to Agent that all material consents of each Governmental Authority and of each other Person, if any, reasonably required in connection with (a) the Loans and the Letters of Credit and (b) the execution, delivery and performance of this Agreement and the other Loan Documents have been satisfactorily obtained.
     (i) Payoff of Existing Credit Facility. Agent shall have received a payoff letter from Wells Fargo with respect to the Existing Credit Facility and satisfactory evidence that the Existing Credit Facility shall be terminated and repaid upon not later than the date of the initial Loans hereunder.
     (j) Other Documents. Agent shall have received such other documents consistent with the terms of this Agreement and relating to the transactions contemplated hereby as Agent may reasonably request.
     5.2 All Loans. The obligation of each Lender to make any Loan (including the initial Loan) to be made by it hereunder and the obligation of each Issuer to issue any Letter of Credit is subject to (a) the accuracy, in all material respects, on the date of such Loan (or such issuance) of all representations and warranties of Borrower contained in this Agreement and the other Loan Documents (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct in all material respects as of such earlier date); provided, however, that for purposes of this Section, in each representation and warranty in Article 6 hereof that makes reference to a Schedule, the representation under this Section that such representation and warranty in Article 6 hereof is true on and as of the date of making of such Loan (or such issuance) shall take into account subsequent amendments to any Schedule referred to therein and matters arising after the date hereof which do not otherwise give rise to or constitute a Default hereunder; (b) Agent shall have received the following, all of which shall be duly executed and in Proper Form: (1) a Request for Extension of Credit as to the Loan or the Letter of Credit, as the case may be, no later than 11:00 a.m., Houston, Texas time on the Business Day on which such Request for Extension of Credit must be given under Section 4.3 hereof, and (2) in the case of a Letter of Credit, an Application; (c) no Default or Event of Default shall have occurred and be continuing; (d) the making of such Loan or the issuance of such Letter of Credit shall not be illegal or prohibited by any Legal Requirement, and (e) Borrower shall have paid all fees and expenses of the type described in Section 11.3 hereof and all other fees owed to Agent or any Lender under the Loan Documents which are due and payable, in each case, prior to or on the date of such Loan or such issuance except for amounts which Agent or the applicable Lender, as the case may be, in its sole discretion, agrees may be paid at a later date (it being understood that the non-payment of any such fees because of such deferment shall not constitute an Event of Default). The submission by Borrower of a Request for Extension of Credit shall be deemed to be a representation and warranty that the conditions precedent to the applicable Loan or the issuance of the applicable Letter of Credit have been satisfied. A designation or conversion under Section 3.3(b) shall not constitute a new Loan for purposes of this Section 5.2.
6. Representations and Warranties.
     To induce the Lenders to enter into this Agreement and to make the Loans and issue or participate in the Letters of Credit, Borrower represents and warrants (such representations and warranties to survive any investigation and the making of the Loans and the issuance of any Letters of Credit) to the Lenders and Agent as follows:
     6.1 Organization. Borrower and each Material Subsidiary (a) is duly incorporated, validly existing and in good standing under the laws of the jurisdiction of its organization; (b) has all necessary power and authority to conduct its business as presently conducted, and (c) is duly qualified to do business and in good standing in the jurisdiction of its organization and in all jurisdictions in which the failure to so qualify would reasonably be expected to have a Material Adverse Effect.
     6.2 Financial Statements; No Material Change.
     (a) Borrower has furnished to Agent audited annual financial statements (including a balance sheet) as to Borrower which fairly present in all material respects, in accordance with GAAP, the consolidated financial condition and the results of operations of Borrower as at the end of Borrower’s fiscal year ending December 31, 2010.
     (b) Since December 31, 2010, no event has occurred which would reasonably be expected to have a Material Adverse Effect.
     6.3 Enforceable Obligations; Authorization. The Loan Documents have been duly executed and delivered by Borrower and are legal, valid and binding obligations of Borrower, enforceable in accordance with their respective terms, except as may be limited by bankruptcy, insolvency and other similar laws and judicial decisions affecting creditors’ rights generally and by general equitable principles. The execution, delivery and performance of the Loan Documents (a) have all been duly authorized by all necessary action; (b) are within the power and authority of Borrower; (c) to Borrower’s knowledge, do not and will not contravene or violate any Legal Requirement applicable to Borrower or any of its Subsidiaries or the Organizational Documents of Borrower or any of its Subsidiaries, the contravention or violation of which would reasonably be expected to have a Material Adverse Effect; (d) do not and will not result in the breach of, or constitute a default under, any material agreement or instrument by which Borrower or any of its Subsidiaries or any of their Properties may be bound the contravention or violation of which would reasonably be expected to have a Material Adverse Effect, and (e) do not and will not result in the creation of any Lien upon any material Property of Borrower or any of its Material Subsidiaries except for Permitted Liens. All necessary permits, registrations and consents for such execution, delivery and performance have been obtained, except where the failure to obtain the same would not reasonably be expected to have a Material Adverse Effect.
     6.4 Other Debt. After giving effect to the initial advance hereunder (and the payment of certain existing Indebtedness of Borrower thereby), neither Borrower nor any of its Material Subsidiaries is in default in the payment of any other Indebtedness which would constitute an Event of Default under Section 9.1(b).
     6.5 Litigation. There is no litigation or administrative proceeding, to the knowledge of Borrower, pending or threatened against, nor any outstanding judgment, order or decree against, Borrower or any of its Subsidiaries before or by any Governmental Authority which does or would reasonably be expected to have a Material Adverse Effect. Neither Borrower nor any Subsidiaries is in default with respect to any judgment, order or decree of any Governmental Authority where such default would reasonably be expected to have a Material Adverse Effect.
     6.6 Title. Borrower and each of its Material Subsidiaries has good title and a valid leasehold interest in all of its material Property necessary in the ordinary course of its business, free and clear of all Liens except Permitted Liens.
     6.7 Taxes. Borrower and each of its Subsidiaries has filed all federal and other material income tax returns required to have been filed and paid all material federal, state and local and foreign income taxes due and payable, except (i) those for which extensions have been obtained and those which are being contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor and (ii) taxes, assessments, levies or other charges imposed by any Governmental Authority with respect to which the failure to make payments would not, by reason of the amount thereof or of remedies available to such Governmental Authorities, reasonably be expected to have a Material Adverse Effect.
     6.8 Regulations U and X. None of the proceeds of any Loan will be used for the purpose of purchasing or carrying directly or indirectly any margin stock or for any other purpose which would constitute this transaction a “purpose credit” within the meaning of Regulations U and X of the Board of Governors of the Federal Reserve System, as any of them may be amended from time to time.
     6.9 Subsidiaries. As of the Effective Date, Borrower has no Subsidiaries other than those set forth on Exhibit G hereto.
     6.10 No Untrue or Misleading Statements. No information furnished to the Lenders by or on behalf of Borrower in any document, instrument or other writing in connection with the transactions contemplated in any Loan Document contains any untrue material statement of material fact or omits to state any such material fact (of which Borrower has knowledge) necessary to make the representations, warranties and other statements contained herein or in such other document, instrument or writing not misleading in any material respect on the date when made or deemed made and in light of the circumstances under which such information was provided; provided that with respect to projected financial information, Borrower represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time.

     6.11 ERISA. With respect to each Plan, Borrower and each member of the Controlled Group have fulfilled their obligations, including obligations under the minimum funding standards of ERISA and the Code and are in compliance in all material respects with the provisions of ERISA and the Code except to the extent that failure to fulfill obligations or comply would not reasonably be expected to have a Material Adverse Effect. No event has occurred which could result in a liability of Borrower or any member of the Controlled Group to the PBGC or a Plan (other than to make contributions in the ordinary course) that would reasonably be expected to have a Material Adverse Effect. There have not been any nor are there now existing any events or conditions that would cause the Lien provided under Section 4068 of ERISA to attach to any Property of Borrower or any member of the Controlled Group. Unfunded Liabilities as of the date hereof do not exceed $500,000. No “prohibited transaction” (for which there is not an exemption) has occurred with respect to any Plan which would reasonably be expected to have a Material Adverse Effect.
     6.12 Investment Company Act. Neither Borrower nor any of its Material Subsidiaries is an investment company within the meaning of the Investment Company Act of 1940, as amended, or, directly or indirectly, controlled by or acting on behalf of any Person which is an investment company, within the meaning of said Act.
     6.13 Solvency. None of Borrower, any of its Material Subsidiaries, or Borrower and its Subsidiaries taken as a whole, is “insolvent,” as such term is used and defined in (i) the Bankruptcy Code and (ii) the fraudulent conveyance statutes of the State of New York or of any other applicable jurisdiction.
     6.14 Fiscal Year. The fiscal year of Borrower and each of its Subsidiaries ends on December 31.
     6.15 Compliance. To the knowledge of Borrower, Borrower and each of its Subsidiaries is in compliance with all Legal Requirements applicable to it, except to the extent that the failure to comply therewith would not reasonably be expected to have a Material Adverse Effect.
     6.16 Environmental Matters. Borrower and each of its Subsidiaries has, to the knowledge of Borrower, obtained and maintained in effect all Environmental Permits (or the applicable Person has initiated the necessary steps to transfer the Environmental Permits into its name or obtain such permits), the failure to obtain which would reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries and their Properties, business and operations have been and are, to the knowledge of Borrower, in compliance with all applicable Requirements of Environmental Law and Environmental Permits, the failure to comply with which would reasonably be expected to have a Material Adverse Effect. Borrower and each of its Subsidiaries and their Properties, business and operations are not, to the knowledge of Borrower, subject to any (a) Environmental Claims or (b) Environmental Liabilities, in either case direct or contingent, arising from or based upon any act, omission, event, condition or circumstance occurring or existing on or prior to the date hereof which would reasonably be expected to have a Material Adverse Effect. None of the Responsible Officers of Borrower have received nor is aware of Borrower or any of its Subsidiaries receiving any notice of any violation or alleged violation of any Requirements of Environmental Law or Environmental Permit or any Environmental Claim in connection with its Properties, liabilities, condition (financial or otherwise), business or operations which would reasonably be expected to have a Material Adverse Effect. Borrower does not know of any event or condition with respect to currently enacted Requirements of Environmental Laws presently scheduled to become effective in the future with respect to any of the Properties of Borrower or any of its Subsidiaries which would reasonably be expected to have a Material Adverse Effect, for which the applicable Person has not made good faith provisions in its business plan and projections of financial performance.
7. Affirmative Covenants.
     Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will do or cause to be done, and cause each of its Material Subsidiaries to do or cause to be done, each and all of the following:
     7.1 Taxes, Existence, Regulations, Property, Etc. At all times (a) pay when due all taxes and governmental charges of every kind upon it or against its income, profits or Property, unless and only to the extent that (i) the same shall be contested diligently in good faith and adequate reserves in accordance with GAAP have been established therefor and (ii) the failure to pay would not reasonably be expected to have a Material Adverse Effect; (b) do all things necessary to preserve its existence, qualifications, rights and franchises in all jurisdictions where such failure to qualify would reasonably be expected to have a Material Adverse Effect; (c) comply with all applicable Legal Requirements (including without limitation Requirements of Environmental Law) in respect of the conduct of its business and the ownership of its Property, the noncompliance with which would reasonably be expected to have a Material Adverse Effect; and (d) cause its Property to be protected, maintained and kept in good repair (ordinary wear and tear excepted) and make all replacements and additions to such Property as may be reasonably necessary to conduct its business properly and efficiently except where the failure to do so would not reasonably be expected to have a Material Adverse Effect.
     7.2 Financial Statements and Information. Furnish to Agent each of the following: (a) as soon as available and in any event within 90 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2010, Annual Financial Statements of Borrower in the form filed with the Securities and Exchange Commission (publicly filing Borrower’s 10-K with the Securities and Exchange Commission will satisfy the requirements of the subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov or such successor webpage of the Securities and Exchange Commission); (b) as soon as available and in any event within 45 days after the end of each fiscal quarter, Quarterly Financial Statements of Borrower in the form filed with the SEC (publicly filing Borrower’s Form 10-Q with the Securities and Exchange Commission will satisfy the requirements of this subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov or such successor webpage of the Securities and Exchange Commission); (c) concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof, such schedules, computations and other information, in reasonable detail, as may be reasonably required by Agent to demonstrate compliance with the covenants set forth herein or reflecting any non-compliance therewith as of the applicable date, all certified and signed by a Responsible Officer of Borrower (or other authorized officer approved by Agent) as true and correct in all material respects to the knowledge of such Responsible Officer and, concurrently with the financial statements provided for in Subsections 7.2(a) and (b) hereof commencing with the Quarterly Financial Statement for the fiscal quarter ending March 31, 2011, a compliance certificate (“Compliance Certificate”) in the form of Exhibit F hereto, duly executed by a Responsible Officer; (d) as soon as available and in any event within 90 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2010, annual financial statements prepared on a statutory basis for the Insurance Company Subsidiaries which are not Foreign Subsidiaries (as filed with the appropriate regulatory authorities); (e) as soon as available and in any event within 60 days after the end of each applicable fiscal quarter (other than the last fiscal quarter of a fiscal year), beginning with the fiscal quarter ending on March 31, 2011, quarterly financial statements prepared on a statutory basis for the Insurance Company Subsidiaries which are not Foreign Subsidiaries (as filed with the appropriate regulatory authorities); (f) as soon as available and in any event within 180 days after the end of each applicable fiscal year, beginning with the fiscal year ending on December 31, 2010, annual financial statements prepared on a statutory basis for each Insurance Company Subsidiary which is a Foreign Subsidiary (as filed with the applicable regulatory authorities); (g) promptly upon their becoming publicly available, each periodic report and each registration statement or prospectus filed by Borrower or any of its Subsidiaries with any securities exchange or the Securities and Exchange Commission or any successor agency; provided that publicly filing such documents with the Securities and Exchange Commission will satisfy the requirements of this subsection and shall be deemed furnished and delivered on the date such information has been posted on the Securities and Exchange Commission website available through http://www.sec.gov; (h) within sixty (60) days after the end of each fiscal year, projections of the consolidated financial statements of Borrower and its Subsidiaries for the following fiscal year; (i) at the request of Agent or the Majority Lenders, independent actuarial reserve adequacy summary reports for the Insurance Company Subsidiaries, in such form and substance as is utilized by the applicable Insurance Company Subsidiary in the ordinary course of its business and which conforms to normal and customary industry practice, issued by the actuarial consultant utilized by the Insurance Company Subsidiaries, such consultant to be reasonably satisfactory to Agent and the Majority Lenders; (j) within thirty (30) days after the provision thereof, all significant reports by the National Association of Insurance Commissioners or any insurance regulatory authority or other Governmental Authority which are material with respect to any Insurance Company Subsidiary’s insurance business, and (k) such other financial projections and other information (including without limitation significant filings under state insurance holding company acts) relating to the condition (financial or otherwise), operations or business of Borrower or any of its Material Subsidiaries as from time to time may be reasonably requested by Agent (or any Lender through Agent); provided that so long as no Event of Default shall be continuing, the Borrower shall not be required to provide any additional financial projections other than those described in clause (h) above. Each delivery of a financial statement pursuant to this Section 7.2 shall constitute a restatement of the representations contained in Section 6.2 with respect to the period of time from the date of such most recently delivered financial statements.
     7.3 Financial Tests. Borrower will have as of the last date of each fiscal quarter of Borrower (in each case, on a consolidated basis for Borrower and its Subsidiaries):

     (a) Consolidated Net Worth — Consolidated Net Worth of not less than the sum of: (x) as of March 31, 2011, the sum of (a) $2,410,319,250 plus (b) an amount equal to 50% of consolidated net income of Borrower and its Subsidiaries for the first quarter of 2011 (but only if a positive number) plus (c) an amount equal to 50% of net cash proceeds arising from the external issuance to third parties of any equity interest during the first quarter of 2011 and (y) as of the last day of each subsequent fiscal quarter, the sum of (a) the minimum Consolidated Net Worth as of the last day of the immediately preceding fiscal quarter plus (b) an amount equal to 50% of consolidated net income of Borrower and its Subsidiaries for the fiscal quarter then ended (but only if a positive number) plus (c) an amount equal to 50% of net cash proceeds arising from the external issuance to third parties of any equity interest during the fiscal quarter then ended.
     (b) Leverage Ratio — a Leverage Ratio of not greater than 35.0%.
     7.4 Inspection. Permit Agent and each Lender upon five (5) Business Days’ prior notice from Agent or such Lender through Agent (unless a Default or an Event of Default has occurred which is continuing, in which case no prior notice is required) to inspect its Property, to examine its files, books and records, except (i) privileged communication with legal counsel (both inside and outside), (ii) confidential information regarding insured parties (provided that Borrower shall, if reasonably requested by Agent, use good faith efforts to obtain consent, or take such other actions, to permit the disclosure thereof) and (iii) classified governmental material, and make and take away copies of such examined books and records, and to discuss its affairs with its officers and accountants, all during normal business hours and at such intervals and to such extent as Agent or such Lender may reasonably desire. Unless an Event of Default has occurred which is continuing, Agent and Lenders shall not exercise their rights hereunder more than once each calendar year and Agent or the applicable Lender, as the case may be, shall pay its own costs and expenses relating to the exercise of the rights under this Section.
     7.5 Further Assurances. Promptly execute and deliver, at Borrower’s expense, any and all other and further instruments which may be reasonably requested by Agent to cure any defect in the execution and delivery of any Loan Document in order to effectuate the transactions expressly contemplated by the Loan Documents.
     7.6 Books and Records. Maintain accounting records which permit financial statements to be prepared in accordance with GAAP and statutory accounting principles, as applicable.
     7.7 Insurance. Borrower will (and will cause each of its Material Subsidiaries to) maintain insurance with such insurers, on such of its Property, with responsible companies in such amounts, with such deductibles and against such risks as are usually carried by owners of similar businesses and properties in the same general areas in which the applicable Person operates, and furnish Agent satisfactory evidence thereof promptly upon request.
     7.8 Notice of Certain Matters. Give Agent written notice of the following within five (5) Business Days after any Responsible Officer of Borrower shall become aware of the same:
     (a) the issuance by any court or governmental agency or authority of any injunction, order or other restraint prohibiting, or having the effect of prohibiting, the performance of this

Agreement, any other Loan Document, or the making of the Loans or the initiation of any litigation, or any claim or controversy which would reasonably be expected to result in the initiation of any litigation, seeking any such injunction, order or other restraint;
     (b) the filing or commencement of any action, suit or proceeding, whether at law or in equity or by or before any court or any Governmental Authority involving claims in excess of $50,000,000 (exclusive of claims covered by insurance and exclusive of claims made in the ordinary course of the insurance business of such Person);
     (c) any Event of Default or Default, specifying the nature and extent thereof and the action (if any) which is proposed to be taken with respect thereto;
     (d) the incurrence of material burdensome restrictions under contracts or applicable law which would reasonably be expected to have a Material Adverse Effect and any other event (including strikes, labor disputes or loss of use of material patents or trademarks) which would reasonably be expected to have a Material Adverse Effect; and
     (e) S&P or Moody’s having announced a change in the rating established or deemed to have been established for the Index Debt.
Borrower will also notify Agent in writing at least 30 days prior to the date that Borrower or any of its Material Subsidiaries changes its name or the location of its chief executive office or principal place of business or the place where it keeps its books and records.
     7.9 ERISA Information and Compliance. Furnish to Agent (i) within five (5) days after receipt, a copy of any notice of complete or partial withdrawal liability under Title IV of ERISA which would reasonably be expected to have a Material Adverse Effect and any notice from the PBGC under Title IV of ERISA of an intent to terminate or appoint a trustee to administer any Plan which would reasonably be expected to have a Material Adverse Effect, (ii) if requested by Agent, promptly after the filing thereof with the United States Secretary of Labor or the PBGC or the Internal Revenue Service, copies of each annual and other report with respect to each Plan or any trust created thereunder, (iii) within five (5) days after becoming aware of the occurrence of any “reportable event,” as such term is defined in Section 4043 of ERISA which would reasonably be expected to have a Material Adverse Effect, for which the disclosure requirements of Regulation Section 4043 promulgated by the PBGC have not been waived, or of any “prohibited transaction,” as such term is defined in Section 4975 of the Code, in connection with any Plan or any trust created thereunder which would reasonably be expected to have a Material Adverse Effect, a written notice signed by a Responsible Officer of Borrower or the applicable member of the Controlled Group specifying the nature thereof, what action Borrower or the applicable member of the Controlled Group is taking or proposes to take with respect thereto, and, when known, any action taken by the PBGC, the Internal Revenue Service or the Department of Labor with respect thereto, (iv) within five (5) days after the filing or receiving thereof by Borrower or any member of the Controlled Group of any notice of the institution of any proceedings or other actions which may result in the termination of any Plan which would reasonably be expected to have a Material Adverse Effect, and (v) each request for waiver of the funding standards or extension of the amortization periods required by Sections 303 and 304 of ERISA or Section 412 of the Code within five (5) days after the request is submitted by Borrower or any member of the Controlled Group to the Secretary of the Treasury, the

Department of Labor or the Internal Revenue Service, as the case may be. To the extent required under applicable statutory funding requirements, Borrower will fund, or will cause the applicable member of the Controlled Group to fund, all current service pension liabilities as they are incurred under the provisions of all Plans from time to time in effect, and comply with all applicable provisions of ERISA, in each case, except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect. Except to the extent that failure to do the same would not reasonably be expected to have a Material Adverse Effect, Borrower covenants that it shall and shall cause each member of the Controlled Group to (1) make contributions to each Plan in accordance with the time limits imposed by ERISA and in an amount sufficient to comply with the contribution obligations under such Plan and the minimum funding standards requirements of ERISA; (2) prepare and file in accordance with the time limits imposed by ERISA all notices and reports required under the terms of ERISA including but not limited to annual reports; and (3) pay in accordance with the time limits imposed by ERISA all required PBGC premiums.
8. Negative Covenants.
     Borrower covenants and agrees with Agent and the Lenders that prior to the termination of this Agreement it will not, and will not suffer or permit any of its Material Subsidiaries to, do any of the following without the prior written consent of the Majority Lenders:
     8.1 Indebtedness. Create, incur, suffer or permit to exist, or assume or guarantee, directly or indirectly, or become or remain liable with respect to any Indebtedness, whether direct, indirect, absolute, contingent or otherwise, except the following:
          (i) Indebtedness under this Agreement and the other Loan Documents and Indebtedness secured by Liens permitted by Section 8.2 hereof;
          (ii) Indebtedness (whether or not funded) existing on the date of this Agreement and disclosed or discussed in Borrower’s Form 10-K filed with the Securities and Exchange Commission on February 28, 2011 or as set forth on Exhibit H hereto, and all renewals, extensions and replacements (but not increases) of any of the foregoing;
          (iii) the Interest Rate Risk Indebtedness to the extent not incurred for speculative purposes;
          (iv) to the extent otherwise constituting Indebtedness, current liabilities incurred in the ordinary course of business;
          (v) purchase money Indebtedness (whether for the purchase of real or personal Property) and/or real estate construction Indebtedness which does not result in an Event of Default at the time of incurrence, creation or assumption;
          (vi) Indebtedness under sale and leaseback transactions not to exceed $50,000,000 in the aggregate at any time outstanding;
          (vii) Indebtedness of any Material Subsidiary of Borrower outstanding at the time such Material Subsidiary becomes a Subsidiary and not incurred in contemplation thereof;

provided that the outstanding principal amount of such Indebtedness is not voluntarily increased by such Material Subsidiary after the date such Material Subsidiary becomes a Subsidiary of Borrower;
          (viii) unsecured Indebtedness of Borrower or any Material Subsidiary of Borrower payable to Borrower or to another Subsidiary of Borrower;
          (ix) other unsecured Indebtedness of Material Subsidiaries of Borrower owing to Persons other than Borrower or other Subsidiaries not to exceed $100,000,000 in the aggregate at any time outstanding; and
          (x) other unsecured Indebtedness of Borrower which does not result in an Event of Default at the time of incurrence, creation or assumption.
     8.2 Liens. Create or suffer to exist any Lien upon any of its Property now owned or hereafter acquired, or acquire any Property upon any conditional sale or other title retention device or arrangement or any purchase money security agreement; provided, however, that Borrower or any of its Material Subsidiaries may create or suffer to exist the following:
          (i) artisans’, mechanics’ or other Liens imposed by law arising in the ordinary course of business, but only to the extent that payment thereof shall not at the time be overdue by more than 30 days or, if overdue by more than 30 days, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor;
          (ii) normal encumbrances and restrictions on, and defects in, title including, without limitation, zoning restrictions, easements, rights-of-way, restrictions and similar encumbrances, which do not secure Indebtedness and which would not reasonably expected to have, in the aggregate, a Material Adverse Effect;
          (iii) Liens in favor of Agent or any Lender under the Loan Documents, including, without limitation, Liens securing Interest Rate Risk Indebtedness owed to one or more of the Lenders or Affiliate thereof (but not to any Person which is not, at the time the Interest Rate Risk Indebtedness is incurred, a Lender or an Affiliate thereof);
          (iv) Liens incurred or deposits made in the ordinary course of business (1) in connection with workmen’s compensation, unemployment insurance, social security and other like laws, or (2) to secure insurance in the ordinary course of business, the performance of bids, tenders, contracts, leases, licenses, statutory obligations, surety, appeal and performance bonds and other similar obligations incurred in the ordinary course of business, not, in any of the cases specified in this clause (2), incurred in connection with the borrowing of money, the obtaining of advances or the payment of the deferred purchase price of Property;
          (v) attachments, judgments and other similar Liens arising in connection with court proceedings, provided that the execution and enforcement of such Liens are effectively stayed and the claims secured thereby are being actively contested in good faith with adequate reserves made therefor in accordance with GAAP;

          (vi) Liens securing obligations in respect of Capital Leases covering the property subject to the applicable Capital Lease provided that such Capital Leases are permitted under the other provisions of this Agreement;
          (vii) existing Liens as of Effective Date as set forth on Exhibit I hereto;
          (viii) Liens for taxes, fees, assessments or other governmental charges, but only to the extent that payment thereof shall not at the time be due or if due, the payment thereof is being diligently contested in good faith and adequate reserves computed in accordance with GAAP have been set aside therefor;
          (ix) Liens securing purchase money Indebtedness permitted under Section 8.1 hereof and sale and leaseback Indebtedness permitted under Section 8.1 hereof and covering the Property so purchased or leased (as the case may be);
          (x) Liens arising from precautionary Uniform Commercial Code financing statement filings with respect to operating leases or consignment arrangements otherwise permitted hereunder;
          (xi) Liens arising from Uniform Commercial Code financing statement filings evidencing the sale of Accounts, General Intangibles or promissory notes otherwise permitted hereunder;
          (xii) licenses, leases and subleases permitted under this Agreement and granted to others that do not interfere in any material respect with the business or operations of Borrower and its Subsidiaries taken as a whole;
          (xiii) Liens on assets acquired by Borrower or any Material Subsidiary but only to the extent encumbering only the actual assets acquired;
          (xiv) Liens not otherwise described in clauses (i) through (xiii) above to the extent that the total aggregate Indebtedness or other obligations secured thereby does not exceed $25,000,000 at any time; and
          (xv) extensions, renewals and replacements of Liens referred to in clauses (i) through (xiv) above; provided that any such extension, renewal or replacement Lien shall be limited to the Property or assets covered by the Lien extended, renewed or replaced and that the Indebtedness secured by any such extension, renewal or replacement Lien shall be in an amount not greater than the amount of the Indebtedness secured by the Lien extended, renewed or replaced.
     8.3 Contingent Liabilities. Directly or indirectly guarantee the performance or payment of, or purchase or agree to purchase, or assume or contingently agree to become or be secondarily liable in respect of, any obligation or liability of any other Person (other than Subsidiaries) except for (a) the endorsement of checks or other negotiable instruments in the ordinary course of business; (b) Indebtedness permitted under Section 8.1 hereof (including without limitation liabilities under letter of credit facilities permitted under Section 8.1 hereof)

and (c) other contingent liabilities not relating to Indebtedness arising in the ordinary course of the insurance company business.
     8.4 Mergers and Consolidations; Sale of Assets. In any single transaction or series of transactions, directly or indirectly: (x) liquidate or dissolve; (y) sell all or substantially all of its assets (upon voluntary liquidation or otherwise) or (z) be a party to any merger or consolidation unless and so long as (i) no Default or Event of Default has occurred that is then continuing, (ii) immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default and (iii) the applicable Material Subsidiary (or one of such Material Subsidiaries if such merger is between Material Subsidiaries) subject to such merger is the surviving Person. Notwithstanding the foregoing, so long as no Event of Default has occurred which is continuing (or will arise by reason thereof), (a) any Material Subsidiary of Borrower may merge with Borrower provided that Borrower is the surviving entity in any such merger involving Borrower, (b) any Material Subsidiary of Borrower may merge with any other Material Subsidiary of Borrower or wholly-owned Subsidiary of Borrower, including without limitation mergers between newly acquired Subsidiaries in connection with any acquisition not prohibited hereunder, provided that (i) if any merger is between a wholly-owned Subsidiary of Borrower and a Subsidiary of Borrower which is not a wholly-owned Subsidiary, such wholly-owned Subsidiary of Borrower shall be the surviving entity and (ii) if any merger is between any Foreign Subsidiary and any non-Foreign Subsidiary, the non-Foreign Subsidiary shall be the surviving entity, (c) any Material Subsidiary of Borrower which is a Foreign Subsidiary may merge with any other Subsidiary of Borrower which is a Foreign Subsidiary, including without limitation mergers between newly acquired Subsidiaries in connection with any acquisition not prohibited hereunder, provided that if any merger is between a wholly-owned Subsidiary of Borrower and a Subsidiary of Borrower which is not a wholly-owned Subsidiary, such wholly-owned Subsidiary of Borrower shall be the surviving entity, (d) any Material Subsidiary of Borrower may sell all or substantially all of its assets (upon voluntary liquidation or otherwise) to Borrower or any other wholly-owned Subsidiary of Borrower, and (e) mergers, consolidations or dissolutions by any Material Subsidiary of Borrower to change its state of incorporation or to change the form of entity are not prohibited.
     8.5 Redemption, Dividends and Distributions. At any time: (a) redeem, retire or otherwise acquire, directly or indirectly, any equity interest in Borrower other than redemptions, retirements and stock repurchases not exceeding, in the aggregate and on a cumulative basis from and after the Effective Date, $500,000,000 which may be made so long as no Event of Default has occurred which is continuing (or would result therefrom) or (b) make any distributions of any Property or cash to the owner of any of the equity interests in Borrower or any of its Material Subsidiaries other than Permitted Dividends.
     8.6 Nature of Business. Change the general nature of its business from insurance, re-insurance, insurance and re-insurance services and related operations.
     8.7 Transactions with Related Parties. Enter into any material transaction or material agreement with any officer, director or holder of any equity interest in Borrower or any of its Material Subsidiaries (or any Affiliate of any such Person) unless the same is upon terms substantially similar to those obtainable from wholly unrelated sources (to the knowledge of Borrower); provided that the foregoing shall not prohibit Borrower or any Material Subsidiary from entering into transactions by and among Borrower and its Material Subsidiaries.

Notwithstanding the foregoing, Borrower and its Material Subsidiaries shall be entitled to make the following payments and/or enter into the following transactions: (i) the payment of reasonable and customary fees and reimbursement arrangements with respect to the procurement of services from any Material Subsidiary in the ordinary course of business; (ii) the payment of reasonable and customary fees and reimbursement of expenses payable to officers and directors of Borrower and its Material Subsidiaries; and (iii) the payment of reasonable lease payments for the use of vehicles, aircraft, office space, equipment and other Property in which any officer or director of Borrower or any Material Subsidiary has a direct or indirect ownership interest.
     8.8 Loans and Investments. Make any loan, advance, extension of credit or capital contribution to, or make or have any Investment in, any Person, or make any commitment to make any such extension of credit or Investment, except to the extent such loans, advances, extensions of credit, capital contributions or Investments are not prohibited by applicable Legal Requirements.
     8.9 Organizational Documents. Amend, modify, restate or supplement any of its Organizational Documents if such action would reasonably be expected to have a Material Adverse Effect, unless (i) such action shall be consented to in writing by the Majority Lenders, which consent shall not be unreasonably withheld or (ii) such action is taken in furtherance of an activity otherwise permitted by this Agreement, including without limitation, Section 8.4 hereof.
     8.10 Unfunded Liabilities. Incur any Unfunded Liabilities after the Effective Date or allow any Unfunded Liabilities in excess of $2,000,000, in the aggregate, to arise or exist.
     8.11 Subsidiaries. Form, create or acquire any Subsidiary except that Borrower or any of its Material Subsidiaries may form, create or acquire a wholly-owned Subsidiary so long as immediately thereafter and giving effect thereto, no event will occur and be continuing which constitutes a Default.
     8.12 Restrictive Agreements. Borrower will not, nor will it permit any of its Material Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Material Subsidiary of Borrower to pay dividends or other distributions with respect to any of its Equity Interests or to make or repay loans or advances to Borrower or any other Material Subsidiary of Borrower or to Guarantee Indebtedness of Borrower or any of its Material Subsidiaries; provided that the foregoing Section 8.12 shall not apply to any restriction existing pursuant to applicable law or to any restriction existing in any agreement or other arrangement with any applicable insurance regulatory authority.
9. Defaults.
     9.1 Events of Default. If any one or more of the following events (herein called “Events of Default”) shall occur and be continuing, then Agent may (with the consent of the Majority Lenders) and shall (upon direction by the Majority Lenders), do any or all of the following: (1) without notice to Borrower or any other Person, declare the Commitments terminated (whereupon the Commitments shall be terminated) and/or accelerate the Revolving Loan Termination Date to a date as early as the date of termination of the Commitments; (2) terminate any Letter of Credit allowing for such termination, by sending a notice of termination as provided therein and require Borrower to provide Cover for outstanding Letters of Credit; (3) declare the principal amount then outstanding of and the unpaid accrued interest on the Loans and Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents to be forthwith due and payable, whereupon such amounts shall be and become immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower; provided that in the case of the occurrence of an Event of Default with respect to Borrower or any of its Material Subsidiaries referred to in clause (f), (g) or (h) of this Section 9.1, the Commitments shall be automatically terminated and the principal amount then outstanding of and unpaid accrued interest on the Loans and the Reimbursement Obligations and all fees and all other amounts payable hereunder, under the Notes and under the other Loan Documents shall be and become automatically and immediately due and payable, without notice (including, without limitation, notice of acceleration and notice of intent to accelerate), presentment, demand, protest or other formalities of any kind, all of which are hereby expressly waived by Borrower, and (4) exercise any or all other rights and remedies available to Agent or any of the Lenders under the Loan Documents, at law or in equity:
     (a) Payments — (i) Borrower shall fail to make any payment or required prepayment of any installment of principal on the Loans or any Reimbursement Obligation payable under the Notes, this Agreement or the other Loan Documents when due or (ii) Borrower fails to make any payment or required prepayment of interest with respect to the Loans, any Reimbursement Obligation or any other fee or amount under the Notes, this Agreement or the other Loan Documents when due and such failure to pay continues unremedied for a period of three Business Days; or
     (b) Other Obligations — Borrower or any of its Material Subsidiaries shall default in the payment when due of any principal of or interest on any Indebtedness having an outstanding principal amount of at least $50,000,000 (other than the Loans and Reimbursement Obligations) and such default shall continue beyond any applicable period of grace; or any event or condition shall occur which results in the acceleration of the maturity of any Indebtedness having an outstanding principal amount of at least $50,000,000 (other than the Loans and Reimbursement Obligations) or enables (or, with the giving of notice or lapse of time or both, would enable) the holder of any such Indebtedness or any Person acting on such holder’s behalf to accelerate the maturity thereof and such event or condition shall not be cured within any applicable period of grace; or
     (c) Representations and Warranties — any representation or warranty made or deemed made by or on behalf of Borrower in this Agreement or any other Loan Document or in any certificate furnished or made by Borrower to Agent or the Lenders in connection herewith or therewith shall prove to have been incorrect, false or misleading in any material respect as of the date thereof or as of the date as of which the facts therein set forth were stated or certified or deemed stated or certified; or
     (d) General Covenants — (i) default shall be made in the due observance or performance of any of the covenants or agreements contained in Sections 7.3 or 7.8(c) hereof or (ii) default is made in the due observance or performance of any of the other covenants and agreements contained in Section 7 hereof or any other affirmative covenant of Borrower contained in this Agreement or any other Loan Document and such default continues unremedied for a period of 30 days after (x) notice thereof is given by Agent to Borrower or (y) such default otherwise becomes known to any Responsible Officer of Borrower, whichever is earlier; or
     (e) Negative Covenants — default is made in the due observance or performance by Borrower of any of the covenants or agreements contained in Section 8 of this Agreement; or
     (f) Involuntary Bankruptcy or Receivership Proceedings — a receiver, conservator, liquidator or trustee of Borrower or any of its Material Subsidiaries or of any of its Property is appointed by the order or decree of any court or agency or supervisory authority having jurisdiction, and such decree or order remains in effect for more than 90 days; or Borrower or any of its Material Subsidiaries is adjudicated bankrupt or insolvent; or any material part of such Person’s Property is sequestered by court order and such order remains in effect for more than 90 days; or a petition is filed against Borrower or any of its Material Subsidiaries under any state or federal bankruptcy, reorganization, arrangement, insolvency, readjustment or debt, dissolution, liquidation or receivership law or any jurisdiction, whether now or hereafter in effect, and is not dismissed within 90 days after such filing; or
     (g) Voluntary Petitions or Consents — Borrower or any of its Material Subsidiaries commences a voluntary case or other proceeding or order seeking liquidation, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or other relief with respect to itself or its debts or other liabilities under any bankruptcy, insolvency or other similar law now or hereafter in effect or seeking the appointment of a trustee, receiver, liquidator, custodian or other similar official of it or any substantial part of its Property, or consents to any such relief or to the appointment of or taking possession by any such official in an involuntary case or other proceeding commenced against it, or fails generally to, or cannot, pay its debts generally as they become due (taking into account applicable grace periods) or takes any corporate action to authorize or effect any of the foregoing; or
     (h) Assignments for Benefit of Creditors or Admissions of Insolvency — Borrower or any of its Material Subsidiaries makes an assignment for the benefit of its creditors, or admits in writing its inability to pay its debts generally as they become due, or consents to the appointment of a receiver, trustee, or liquidator of such Person or of all or any substantial part of its Property; or
     (i) Undischarged Judgments — a final non-appealable judgment or judgments for the payment of money exceeding, in the aggregate, $50,000,000 (exclusive of amounts covered by insurance and exclusive of judgments in the ordinary course of the insurance business of such Person) is rendered by any court or other governmental body against Borrower or any of its Material Subsidiaries and such Person does not discharge the same or provide for its discharge in accordance with its terms, or procure a stay of execution thereof within 90 days from the date of entry thereof; or
     (j) Concealment — Borrower or any of its Material Subsidiaries shall have concealed, removed, or permitted to be concealed or removed, any material part of its Property, with intent to hinder, delay or defraud its creditors or any of them, or shall have made any transfer of any material part of its Property to or for the benefit of a creditor at a time when other creditors similarly situated have not been paid; or

     (k) Ownership of Material Subsidiaries — Borrower shall cease to own, directly or through one or more wholly-owned Subsidiaries of Borrower, all of the issued and outstanding equity interests in and to each of the Material Subsidiaries of Borrower (except for transactions not restricted by Section 8.4 and director qualifying shares and similar ownership interests required under applicable law or regulation); or
     (l) Change of Control — there should occur any Change of Control.
     9.2 Right of Setoff. Upon the occurrence and during the continuance of any Event of Default, each Lender is hereby authorized at any time and from time to time, without notice to Borrower (any such notice being expressly waived by Borrower), to setoff and apply any and all deposits (general or special, time or demand, provisional or final (but excluding the funds held in accounts clearly designated as escrow or trust accounts held by Borrower for the benefit of Persons which are not Affiliates of Borrower, whether or not such setoff results in any loss of interest or other penalty, and including without limitation all certificates of deposit) at any time held, and any other funds or Property at any time held, and other Indebtedness at any time owing by such Lender to or for the credit or the account of Borrower against any and all of the Obligations irrespective of whether or not such Lender or Agent will have made any demand under this Agreement, the Notes or any other Loan Document; provided that in the event that any Defaulting Lender shall exercise any such right of setoff, (x) all amounts so set off shall be paid over immediately to Agent for further application in accordance with the provisions of Section 2.8 and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of Agent, each Issuer, and the Lenders, and (y) the Defaulting Lender shall provide promptly to Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff. Should the right of any Lender to realize funds in any manner set forth hereinabove be challenged and any application of such funds be reversed, whether by court order or otherwise, the Lenders shall make restitution or refund to Borrower pro rata in accordance with their Commitments. Each Lender agrees to promptly notify Borrower and Agent after any such setoff and application, provided that the failure to give such notice will not affect the validity of such setoff and application. The rights of Agent and the Lenders under this Section are in addition to other rights and remedies (including without limitation other rights of setoff) which Agent or the Lenders may have. This Section is subject to the terms and provisions of Sections 4.5 and 11.7 hereof.
     9.3 Collateral Account. Borrower hereby agrees, in addition to the provisions of Section 9.1 hereof, that upon the occurrence and during the continuance of any Event of Default, it shall, if requested by Agent or the Majority Lenders (through Agent), deposit with Agent an amount in immediately available funds equal to the then aggregate amount available for drawings under all Letters of Credit issued for the account of Borrower, which funds shall be held by Agent as Cover. Cover with respect to a Letter of Credit shall be retained by Agent in such collateral account until such time as the applicable Letter of Credit shall have expired or been fully drawn and the Reimbursement Obligations, if any, with respect thereto shall have been fully satisfied; provided, however, that at such time if a Default or Event of Default has occurred and is continuing, Agent shall not be required to release such amount in such collateral account to Borrower until such Default or Event of Default shall have been cured or waived.

     9.4 Preservation of Security for Unmatured Reimbursement Obligations. In the event that, following (i) the occurrence of an Event of Default and the exercise of any rights available to Agent or any Lender under the Loan Documents, and (ii) payment in full of the principal amount then outstanding of and the accrued interest on the Loans and Reimbursement Obligations and fees and all other amounts payable hereunder and under the Notes, any Letters of Credit shall remain outstanding and undrawn upon, Agent shall be entitled to hold (and Borrower hereby grants and conveys to Agent a security interest in and to) all cash or other Property (“Proceeds of Remedies”) realized or arising out of the exercise of any rights available under the Loan Documents, at law or in equity, including, without limitation, the proceeds of any foreclosure, as collateral for the payment of any amounts due or to become due under or in respect of such Letters of Credit. Such Proceeds of Remedies shall be held for the ratable benefit of the Lenders. The rights, titles, benefits, privileges, duties and obligations of Agent with respect thereto shall be governed by the terms and provisions of this Agreement. Agent may, but shall have no obligation to, invest any such Proceeds of Remedies in such manner as Agent, in the exercise of its sole discretion, deems appropriate. Such Proceeds of Remedies shall be applied to Reimbursement Obligations arising in respect of any such Letters of Credit and/or the payment of any Lender’s obligations under any such Letter of Credit when such Letter of Credit is drawn upon. Nothing in this Section shall cause or permit an increase in the maximum amount of the Revolving Loan Obligations permitted to be outstanding from time to time under this Agreement.
     9.5 Remedies Cumulative. No remedy, right or power conferred upon Agent or any Lender is intended to be exclusive of any other remedy, right or power given hereunder or now or hereafter existing at law, in equity, or otherwise, and all such remedies, rights and powers shall be cumulative.
     9.6 Individual Lender Rights. Notwithstanding anything to the contrary contained herein or in any other Loan Document, the authority to enforce rights and remedies hereunder and under the other Loan Documents against the Borrower shall be vested exclusively in, and all actions and proceedings at law in connection with such enforcement shall be instituted and maintained exclusively by, the Administrative Agent in accordance with Section 10 for the benefit of all the Lenders and the Issuers; provided, however, that the foregoing shall not prohibit (a) the Administrative Agent from exercising on its own behalf the rights and remedies that inure to the benefit (solely in its capacity as Administrative Agent) hereunder and under the other Loan Documents, (b) the Issuers or the Swing Lender from exercising the rights and remedies that inure to its benefit (solely in its capacity as an Issuer or Swing Lender, as the case may be) hereunder and under the other Loan Documents, (c) any Lender from exercising setoff rights in accordance with Section 9.2 (subject to the terms of Section 4.2), or (d) any Lender from filing proofs of claim or appearing and filing pleadings on its own behalf during the pendency of a bankruptcy or other debtor relief proceeding relative to Borrower; and provided, further, that if at any time there is no Person is acting as Administrative Agent hereunder and under the other Loan Documents, then (i) the Majority Lenders shall have the rights otherwise ascribed to the Administrative Agent pursuant to Section 10 and (ii) in addition to the matters set forth in clauses (b), (c) and (d) of the preceding proviso and subject to Section 4.2, any Lender may, with the consent of the Majority Lenders, enforce any rights and remedies available to it and as authorized by the Majority Lenders.

10. Agent.
     10.1 Appointment, Powers and Immunities. Each Lender hereby irrevocably appoints and authorizes Agent to act as its agent hereunder, under the Letters of Credit and under the other Loan Documents with such powers as are specifically delegated to Agent by the terms hereof and thereof, together with such other powers as are reasonably incidental thereto. Any Loan Documents executed in favor of Agent shall be held by Agent for the ratable benefit of the Lenders. (“Agent” as used in this Section 10 shall include reference to its Affiliates and its own and its Affiliates’ respective officers, shareholders, directors, employees and agents) Agent (a) shall not have any duties or responsibilities except those expressly set forth in this Agreement, the Letters of Credit and the other Loan Documents, and shall not by reason of this Agreement or any other Loan Document be a trustee or fiduciary for any Lender; (b) shall not be responsible to any Lender for any recitals, statements, representations or warranties contained in this Agreement, the Letters of Credit or any other Loan Document, or in any certificate or other document referred to or provided for in, or received by any of them under, this Agreement, the Letters of Credit or any other Loan Document, or for the value, validity, effectiveness, genuineness, enforceability, execution, filing, registration, collectability, recording, perfection, existence or sufficiency of this Agreement, the Letters of Credit or any other Loan Document or any other document referred to or provided for herein or therein or any Property covered thereby or for any failure by Borrower or any other Person to perform any of its obligations hereunder or thereunder, and shall not have any duty to inquire into or pass upon any of the foregoing matters; (c) shall not be required to initiate or conduct any litigation or collection proceedings hereunder or under any other Loan Document except to the extent requested by the Majority Lenders; (d) shall not be responsible for any mistake of law or fact or any action taken or omitted to be taken by it hereunder or under any other Loan Document or any other document or instrument referred to or provided for herein or therein or in connection herewith or therewith, including, without limitation, pursuant to its own negligence, except for its own gross negligence or willful misconduct; (e) shall not be bound by or obliged to recognize any agreement among or between Borrower and any Lender to which Agent is not a party, regardless of whether Agent has knowledge of the existence of any such agreement or the terms and provisions thereof; (f) shall not be charged with notice or knowledge of any fact or information not herein set out or provided to Agent in accordance with the terms of this Agreement or any other Loan Document; (g) shall not be responsible for any delay, error, omission or default of any mail, telegraph, cable or wireless agency or operator, and (h) shall not be responsible for the acts or edicts of any Governmental Authority. Agent may employ agents and attorneys-in-fact and shall not be responsible for the negligence or misconduct of any such agents or attorneys-in-fact selected by it with reasonable care. Without in any way limiting any of the foregoing, each Lender acknowledges that Agent shall have no greater responsibility in the operation of the Letters of Credit than is specified in the Uniform Customs and Practice for Documentary Credits (2007 Revision, International Chamber of Commerce Publication No. 600). In any foreclosure proceeding concerning any collateral, each holder of an Obligation if bidding for its own account or for its own account and the accounts of other Lenders is prohibited from including in the amount of its bid an amount to be applied as a credit against the Obligations held by it or the Obligations held by the other Lenders; instead, such holder must bid in cash only. However, in any such foreclosure proceeding, Agent may (but shall not be obligated to) submit a bid for all Lenders (including itself) in the form of a credit against the Obligations, and Agent or its designee may (but shall not be obligated to) accept title to such collateral for and on behalf of all Lenders.
     10.2 Reliance. Agent shall be entitled to rely upon any certification, notice or other communication (including any thereof by telephone, telex, telegram or cable) believed by it to be genuine and correct and to have been signed or sent by or on behalf of the proper Person or Persons, and upon advice and statements of legal counsel (which may be counsel for Borrower), independent accountants and other experts selected by Agent. Agent shall not be required in any way to determine the identity or authority of any Person delivering or executing the same. As to any matters not expressly provided for by this Agreement, the Letters of Credit or any other Loan Document, Agent shall in all cases be fully protected in acting, or in refraining from acting, hereunder and thereunder in accordance with instructions of the Majority Lenders, and any action taken or failure to act pursuant thereto shall be binding on all of the Lenders. If any order, writ, judgment or decree shall be made or entered by any court affecting the rights, duties and obligations of Agent under this Agreement or any other Loan Document, then and in any of such events Agent is authorized, in its sole discretion, to rely upon and comply with such order, writ, judgment or decree which it is advised by legal counsel of its own choosing is binding upon it under the terms of this Agreement, the relevant Loan Document or otherwise; and if Agent complies with any such order, writ, judgment or decree, then it shall not be liable to any Lender or to any other Person by reason of such compliance even though such order, writ, judgment or decree may be subsequently reversed, modified, annulled, set aside or vacated.
     10.3 Defaults. Agent shall not be deemed to have knowledge of the occurrence of a Default (other than the non-payment of principal of or interest on Loans or Reimbursement Obligations) unless Agent has received notice from a Lender or Borrower specifying such Default and stating that such notice is a “Notice of Default.” In the event that Agent receives such a Notice of Default, Agent shall give prompt notice thereof to the Lenders (and shall give each Lender prompt notice of each such non-payment). Agent shall (subject to Section 10.7 hereof) take such action with respect to such Notice of Default as shall be directed by the Majority Lenders and within its rights under the Loan Documents and at law or in equity, provided that, unless and until Agent shall have received such directions, Agent may (but shall not be obligated to) take such action, or refrain from taking such action, permitted hereby with respect to such Notice of Default as it shall deem advisable in the best interests of the Lenders and within its rights under the Loan Documents, at law or in equity.
     10.4 Material Written Notices. In the event that Agent receives any written notice of a material nature from Borrower under the Loan Documents, Agent shall promptly inform each of the Lenders thereof. Agent shall promptly distribute the financial statements delivered to Agent pursuant to Section 7.2 hereof and any notices delivered to Agent pursuant to Section 7.8 hereof.
     10.5 Rights as a Lender. With respect to its Commitments and the Loans made and Letter of Credit Liabilities, Wells Fargo in its capacity as a Lender hereunder shall have the same rights and powers hereunder as any other Lender and may exercise the same as though it were not acting in its agency capacity, and the term “Lender” or “Lenders” shall, unless the context otherwise indicates, include Agent in its individual capacity. Agent may (without having to account therefor to any Lender) accept deposits from, lend money to and generally engage in any kind of banking, trust, letter of credit, agency or other business with Borrower (and any of its Affiliates) as if it were not acting as Agent, and Agent may accept fees and other consideration from Borrower (in addition to the fees heretofore agreed to between Borrower and Agent) for services in connection with this Agreement or otherwise without having to account for the same to the Lenders.
     10.6 Indemnification. The Lenders agree to indemnify Agent (to the extent not reimbursed under Section 11.3 or Section 11.4 hereof, but without limiting the obligations of Borrower under said Sections 11.3 and 11.4), ratably in accordance with the Lenders’ respective Commitments, for any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind and nature whatsoever, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, which may be imposed on, incurred by or asserted against Agent in any way relating to or arising out of this Agreement or any other Loan Document or any other documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby (including, without limitation, the costs and expenses which Borrower is obligated to pay under Sections 11.3 and 11.4 hereof, interest, penalties, attorneys’ fees and amounts paid in settlement, but excluding, unless an Event of Default has occurred and is continuing, normal administrative costs and expenses incident to the performance of its agency duties hereunder) or the enforcement of any of the terms hereof or thereof or of any such other documents; provided that no Lender shall be liable for any of the foregoing to the extent they arise from the bad faith, gross negligence or willful misconduct of the party to be indemnified. The obligations of the Lenders under this Section 10.6 shall survive the termination of this Agreement and the repayment of the Obligations.
     10.7 Non-Reliance on Agent and Other Lenders. Each Lender agrees that it has received current financial information with respect to Borrower that it has, independently and without reliance on Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis of Borrower and decision to enter into this Agreement and that it will, independently and without reliance upon Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own analysis and decisions in taking or not taking action under this Agreement or any of the other Loan Documents. Agent shall not be required to keep itself informed as to the performance or observance by Borrower of this Agreement, the Letters of Credit or any of the other Loan Documents or any other document referred to or provided for herein or therein or to inspect the properties or books of Borrower. Except for notices, reports and other documents and information expressly required to be furnished to the Lenders by Agent hereunder, under the Letters of Credit or under the other Loan Documents, Agent shall not have any duty or responsibility to provide any Lender with any credit or other information concerning the affairs, financial condition or business of Borrower or any of its Subsidiaries (or any of their affiliates) which may come into the possession of Agent.
     10.8 Failure to Act. Except for action expressly required of Agent hereunder, under the Letters of Credit or under the other Loan Documents, Agent shall in all cases be fully justified in failing or refusing to act hereunder and thereunder unless it shall receive further assurances to its satisfaction by the Lenders of their indemnification obligations under Section 10.6 hereof against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action.

     10.9 Resignation or Removal of Agent. Subject to the appointment and acceptance of a successor Agent as provided below, Agent may resign at any time by giving notice thereof to the Lenders and Borrower, and Agent may be removed at any time with or without cause by the Majority Lenders at any time that Agent is a Defaulting Lender or an Event of Default has occurred which is continuing; provided, that Agent shall continue as Agent until such time as any successor shall have accepted appointment as Agent hereunder. Upon any such resignation or removal, (i) the Majority Lenders without the consent of Borrower shall have the right to appoint a successor Agent so long as such successor Agent is also a Lender at the time of such appointment and (ii) the Majority Lenders shall have the right to appoint a successor Agent that is not a Lender at the time of such appointment so long as Borrower consents to such appointment (which consent shall not be unreasonably withheld). If no successor Agent shall have been so appointed by the Majority Lenders and accepted such appointment within 30 days after the retiring Agent’s giving of notice of resignation or the Majority Lenders’ removal of the retiring Agent, then the retiring Agent may, on behalf of the Lenders, appoint a successor Agent. Any successor Agent shall be a bank which has an office in the United States and a combined capital and surplus of at least $250,000,000. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring Agent and the retiring Agent shall be discharged from its duties and obligations hereunder and under any other Loan Documents. Such successor Agent shall promptly specify by notice to Borrower its Principal Office. After any retiring Agent’s resignation or removal hereunder as Agent, the provisions of this Section 10 shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent.
     10.10 No Partnership. Neither the execution and delivery of this Agreement nor any of the other Loan Documents nor any interest the Lenders, Agent or any of them may now or hereafter have in all or any part of the Obligations shall create or be construed as creating a partnership, joint venture or other joint enterprise between the Lenders or among the Lenders and Agent. The relationship between the Lenders, on the one hand, and Agent, on the other, is and shall be that of principals and agent only, and nothing in this Agreement or any of the other Loan Documents shall be construed to constitute Agent as trustee or other fiduciary for any Lender or to impose on Agent any duty, responsibility or obligation other than those expressly provided for herein and therein.
     10.11 No Waiver. None of the provisions of this Section 10 shall be construed as limiting or otherwise waiving any rights or remedies which Borrower may have against Agent or any Lender.
     10.12 Documentation Agent and Syndication Agent. BARCLAYS BANK PLC and BANK OF AMERICA, N.A., in their capacity as Co-Documentation Agents, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against BARCLAYS BANK PLC or BANK OF AMERICA, N.A., in their capacity as Co-Documentation Agents, and not as Lenders, the indemnification provisions in Section 10.6 shall apply. JPMORGAN CHASE BANK. N.A. and THE ROYAL BANK OF SCOTLAND PLC, in their capacity as Co-Syndication Agents, shall have no rights, powers, duties, obligations or liabilities under this Agreement or any of the other Loan Documents, but to the extent that for any reason any Person makes a claim against JPMORGAN CHASE BANK. N.A. or THE ROYAL BANK OF SCOTLAND PLC, in their capacity as Co-Syndication Agents, and not as Lenders, the indemnification provisions in Section 10.6 shall apply.
11. Miscellaneous.
     11.1 Waiver. No waiver of any Default or Event of Default shall be a waiver of any other Default or Event of Default. No failure on the part of Agent, any Lender or Borrower to exercise and no delay in exercising, and no course of dealing with respect to, any right, power or privilege under any Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege thereunder preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The remedies provided in the Loan Documents are cumulative and not exclusive of any remedies provided by law or in equity.
     11.2 Notices.
     (a) All notices and other communications provided for herein (including, without limitation, any modifications of, or waivers or consents under, this Agreement) shall be given or made by telex, telegraph, telecopy (confirmed by mail), cable or other writing and telexed, telecopied, telegraphed, cabled, mailed or delivered to the intended recipient at the “Address for Notices” specified below its name on the signature pages hereof (or provided for in an Assignment and Acceptance); or, as to any party hereto, at such other address as shall be designated by such party in a notice (given in accordance with this Section) (i) as to Borrower, to Agent, (ii) as to Agent, to Borrower and to each Lender, and (iii) as to any Lender, to Borrower and Agent. Except as otherwise provided in this Agreement, all such notices or communications shall be deemed to have been duly given when (i) transmitted by telex or telecopier or delivered to the telegraph or cable office, if received during the recipient’s normal business hours, (ii) personally delivered (iii) one Business Day after deposit with an overnight mail or delivery service, postage prepaid or (iv) three Business Days’ after deposit in a receptacle maintained by the United States Postal Service, postage prepaid, registered or certified mail, return receipt requested, in each case given or addressed as aforesaid.
     (b) Borrower agrees that Agent may make any material delivered by Borrower to Agent, as well as any amendments, waivers, consents, and other written information, documents, instruments and other materials relating to Borrower, any of its Subsidiaries, or any other materials or matters relating to this Agreement, the Notes or any of the transactions contemplated hereby (collectively, the “Communications”) available to the Lenders by posting such notices on an electronic delivery system (which may be provided by Agent, an Affiliate of Agent, or any Person that is not an Affiliate of Agent), such as IntraLinks, or a substantially similar electronic system (the “Platform”). Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) the Platform is provided “as is” and “as available” and (iii) neither Agent nor any of its Affiliates warrants the accuracy, completeness, timeliness, sufficiency, or sequencing of the Communications posted on the Platform. Agent and its Affiliates expressly disclaim with respect to the Platform any liability for errors in transmission, incorrect or incomplete downloading, delays in posting or delivery, or problems accessing the Communications posted on the Platform and any liability for any losses, costs, expenses or liabilities that may be suffered or incurred in connection with the Platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third party rights or freedom from viruses or other code defects, is made by Agent or any of its Affiliates in connection with the Platform. Each Lender agrees that notice to it (as provided in the next sentence) (a “Notice”) specifying that any Communication has been posted to the Platform shall for purposes of this Agreement constitute effective delivery to such Lender of such information, documents or other materials comprising such Communication. Each Lender agrees (i) to notify, on or before the date such Lender becomes a party to this Agreement, Agent in writing of such Lender’s e-mail address to which a Notice may be sent (and from time to time thereafter to ensure that Agent has on record an effective e-mail address for such Lender) and (ii) that any Notice may be sent to such e-mail address.
     11.3 Expenses, Etc. Whether or not any Loan is ever made or any Letter of Credit ever issued, Borrower shall pay or reimburse within 10 days after written demand (a) Agent for paying the reasonable fees and expenses of outside legal counsel to Agent in connection with the preparation, negotiation, execution and delivery of this Agreement (including the exhibits and schedules hereto), the other Loan Documents and the making of the Loans and the issuance of Letters of Credit hereunder, and any modification, supplement or waiver of any of the terms of this Agreement, the Letters of Credit or any other Loan Document; (b) Agent for any lien search fees; (c) Agent for reasonable out-of-pocket expenses incurred by Agent in connection with the preparation, documentation, administration and syndication of the Loans or any of the Loan Documents (including, without limitation, the marketing, printing, duplicating, mailing and similar expenses) of the Loans and Letter of Credit Liabilities; (d) Agent for paying all transfer, stamp, documentary or other similar taxes, assessments or charges levied by any governmental or revenue authority in respect of this Agreement, any Letter of Credit or any other Loan Document or any other document referred to herein or therein; (e) Agent for paying all costs, expenses, taxes, assessments and other charges incurred in connection with any filing, registration, recording or perfection of any security interest contemplated by this Agreement or any document referred to herein and (f) following the occurrence and during the continuation of an Event of Default, any Lender or Agent for paying all amounts (including reasonable attorneys’ fees) reasonably expended, advanced or incurred by such Lender or Agent to collect the Obligations or to enforce, protect, preserve or defend the rights of the Lenders or Agent under this Agreement or any other Loan Document, including, without limitation, reasonable fees and expenses incurred in connection with such Lender’s or Agent’s participation as a member of a creditor’s committee in a case commenced under the Bankruptcy Code or other similar law, fees and expenses incurred in connection with lifting the automatic stay prescribed in § 362 of the Bankruptcy Code and reasonable fees and expenses incurred in connection with any action pursuant to § 1129 of the Bankruptcy Code and all other customary and reasonable out-of-pocket expenses incurred by such Lender or Agent in connection with such matters; provided that Borrower’s reimbursement obligation with respect to counsel shall be limited to one primary law firm of counsel for Agent and the Lenders plus any necessary local counsels (and, in the case of an actual or perceived conflict of interest where Agent or a Lender affected by such conflict has informed Borrower of such conflict and, after receipt of consent of Borrower which shall not be unreasonably withheld or delayed, has retained its own counsel, of another firm of counsel for such affected Lender), together with interest thereon at the Base Rate on each such amount until the earlier of payment or ten (10) days after written demand therefor, and if such amount has not been paid within ten (10) days after written demand therefor, at the Past Due Rate until the date of reimbursement to such Lender or Agent.
     11.4 Indemnification. Borrower shall indemnify each of Agent, the Lenders, and each Affiliate thereof and their respective directors, officers, employees and agents from, and hold each of them harmless against, any and all losses, liabilities, claims or damages to which any of them may become subject, REGARDLESS OF WHETHER CAUSED IN WHOLE OR IN PART BY THE NEGLIGENCE OF ANY INDEMNIFIED PARTIES, insofar as such losses, liabilities, claims or damages arise out of or result from any (i) actual or proposed use by Borrower of the proceeds of any extension of credit (whether a Loan or a Letter of Credit) by any Lender hereunder; (ii) breach by Borrower of this Agreement or any other Loan Document; (iii) violation by Borrower or any of its Subsidiaries of any Legal Requirement; (iv) investigation, litigation or other proceeding relating to any of the foregoing, and Borrower shall reimburse Agent, each Lender, and each Affiliate thereof and their respective directors, officers, employees and agents, within five (5) days after demand for any reasonable expenses (including reasonable legal fees) incurred in connection with any such investigation or proceeding, or (v) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any indemnitee is a party thereto; provided that Borrower shall not be required to indemnify any party seeking indemnification for any claims, damages, losses, liabilities, costs or expenses to the extent, but only to the extent, caused by (i) the willful misconduct or gross negligence of the party seeking indemnification, (ii) breach in bad faith of the Loan Documents by the party seeking indemnification, (iii) the failure by the party seeking indemnification to pay under any Letter of Credit after the presentation to it of a request required to be paid under applicable law, and (iv) disputes between or among any and all of the foregoing indemnified parties including, without limitation, Agent, Lenders and Issuers; provided, further that the reimbursement obligation with respect to counsel shall be limited to one firm of counsel for all indemnified parties hereunder (and, in the case of an actual or perceived conflict of interest where the indemnified party affected by such conflict has informed Borrower of such conflict and, after receipt of consent of Borrower which shall not be unreasonably withheld or delayed, has retained its own counsel, of another firm of counsel for such affected indemnified party). To the extent permitted by applicable law, Borrower shall not assert, and hereby waives, any claim against any indemnitee, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement or any agreement or instrument contemplated hereby, any Loan or Letter of Credit or the use of the proceeds thereof. This Section 11.4 shall not apply with respect to Taxes other than any Taxes that represent losses or damages arising from any non-Tax claim. Nothing in this Section is intended to limit the obligations of Borrower under any other provision of this Agreement.
     11.5 Amendments, Etc. No amendment or modification of this Agreement, the Notes or any other Loan Document shall in any event be effective against Borrower unless the same shall be agreed or consented to in writing by Borrower. No amendment, modification or waiver of any provision of this Agreement, the Notes or any other Loan Document, nor any consent to any departure by Borrower therefrom, shall in any event be effective against the Lenders unless the same shall be agreed or consented to in writing by the Majority Lenders, and each such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given; provided, that no amendment, modification, waiver or consent shall, unless in writing and signed by each Lender affected thereby, do any of the following: (a) increase any Commitment of such Lender (or reinstate any termination or reduction of the Commitments of such Lender); (b) reduce the principal of, or interest on, any Loan, Reimbursement Obligation or fee hereunder; (c) postpone or extend the Revolving Loan Maturity Date, the Revolving Loan Termination Date, the Revolving Loan Availability Period or any scheduled date fixed for any payment of principal of, or interest on, any Loan, Reimbursement Obligation, fee or other sum to be paid hereunder or waive any Event of Default described in Section 9.1(a) hereof; (d) change the percentage of any of the Commitments or of the aggregate unpaid principal amount of any of the Loans and Letter of Credit Liabilities, or the percentage of Lenders, which shall be required for the Lenders or any of them to take any action under this Agreement (including, without limitation, the definition of “Majority Lenders”); (e) change any provision contained in Sections 11.3 or 11.4 hereof or this Section 11.5, or (f) modify the provisions of Sections 4.1(b) or 4.2 hereof regarding pro rata application of amounts received. Notwithstanding anything in this Section 11.5 to the contrary, no amendment, modification, waiver or consent shall be made with respect to Section 10 or which amends, modifies or otherwise affects the rights or duties of the Agent without the consent of Agent and no agreement shall amend, modify or otherwise affect the rights or duties of the Swing Lender or any Issuer without the prior written consent of the Swing Lender or such Issuer, as the case may be. It is also understood and agreed that the provisions of this Section 11.5 are subject to Section 2.8.
     11.6 Successors and Assigns.
     (a) This Agreement shall be binding upon and inure to the benefit of Borrower, Agent and the Lenders and their respective successors and assigns; provided, however, that Borrower may not assign or transfer any of its rights or obligations hereunder without the prior written consent of all of the Lenders, and any such assignment or transfer without such consent shall be null and void. Each Lender may sell participations to any Person in all or part of any Loan, or all or part of its Notes, Commitments or interests in Letters of Credit, in which event, without limiting the foregoing, the provisions of the Loan Documents shall inure to the benefit of each purchaser of a participation; provided, however, the pro rata treatment of payments, as described in Section 4.2 hereof, shall be determined as if such Lender had not sold such participation. Any Lender that sells one or more participations to any Person shall not be relieved by virtue of such participation from any of its obligations to Borrower under this Agreement relating to the Loans. In the event any Lender shall sell any participation, such Lender shall retain the sole right and responsibility to enforce the obligations of Borrower relating to the Loans, including, without limitation, the right to approve any amendment, modification or waiver of any provision of this Agreement other than amendments, modifications or waivers with respect to (i) any fees payable hereunder to the Lenders and (ii) the amount of principal or the rate of interest payable on, or the dates fixed for the scheduled repayment of principal of, the Loans.
     (b) Each Lender may assign to one or more Lenders or any other Person all or a portion of its interests, rights and obligations under this Agreement; provided, however, that (i) the aggregate amount of the Commitments of the assigning Lender subject to each such assignment shall in no event be less than $10,000,000; (ii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, any assignment by any Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) shall require the prior written consent of the Issuers (such consent not to be unreasonably withheld); (iii) other than in the case of an assignment to another Lender (that is, at the time of the assignment, a party hereto) or to an Affiliate of such Lender or to a Federal Reserve Bank, Agent and, so long as no Event of Default shall have occurred and be continuing, Borrower must each give its prior written consent, which consents shall not be unreasonably withheld (and provided that Borrower shall be deemed to have consented to any such assignment unless it shall object thereto by written notice to Agent within five (5) Business Days after having received notice thereof), and (iv) the parties to each such assignment shall execute and deliver to Agent, for its acceptance an Assignment and Acceptance in the form of Exhibit E hereto (each an “Assignment and Acceptance”) with blanks appropriately completed, together with any Note or Notes subject to such assignment and a processing and recording fee of $5,000 paid by the assignee (for which Borrower will have no liability). Upon such execution, delivery and acceptance, from and after the effective date specified in each Assignment and Acceptance, (A) the assignee thereunder shall be a party hereto and, to the extent provided in such Assignment and Acceptance, have the rights and obligations of a Lender hereunder and (B) the Lender thereunder shall, to the extent provided in such Assignment and Acceptance, be released from its obligations under this Agreement (and, in the case of an Assignment and Acceptance covering all or the remaining portion of an assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto except in respect of provisions of this Agreement which survive payment of the Obligations and termination of the Commitments). Notwithstanding anything contained in this Agreement to the contrary, any Lender may at any time assign all or any portion of its rights under this Agreement and the Notes issued to it as collateral to a Federal Reserve Bank; provided that no such assignment shall release such Lender from any of its obligations hereunder.
     (c) By executing and delivering an Assignment and Acceptance, the Lender assignor thereunder and the assignee thereunder confirm to and agree with each other and the other parties hereto as follows: (i) other than the representation and warranty that it is the legal and beneficial owner of the interest being assigned thereby free and clear of any adverse claim, such Lender assignor makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with this Agreement or any of the other Loan Documents or the execution, legality, validity, enforceability, genuineness, sufficiency or value of this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant thereto; (ii) such Lender assignor makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or the performance or observance by Borrower of any of its obligations under this Agreement or any of the other Loan Documents or any other instrument or document furnished pursuant hereto; (iii) such assignee confirms that it has received a copy of this Agreement, together with copies of the financial statements referred to in Section 7.2 hereof and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into such Assignment and Acceptance; (iv) such assignee will, independently and without reliance upon Agent, such Lender assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement and the other Loan Documents; (v) such assignee appoints and authorizes Agent to take such action as agent on its behalf and to exercise such powers under this Agreement and the other Loan Documents as are delegated to Agent by the terms hereof, together with such powers as are reasonably incidental thereto; and (vi) such assignee agrees that it will perform in accordance with their terms all obligations that by the terms of this Agreement and the other Loan Documents are required to be performed by it as a Lender.
     (d) The entries in the records of Agent as to each Assignment and Acceptance delivered to it and the names and addresses of the Lenders and the Commitments of, and principal amount of the Loans owing to, each Lender from time to time shall create a rebuttable presumption as to the accuracy thereof and Borrower, Agent and the Lenders may treat each Person the name of which is recorded in the books and records of Agent as a Lender hereunder for all purposes of this Agreement and the other Loan Documents.
     (e) Upon Agent’s receipt of an Assignment and Acceptance executed by an assigning Lender and the assignee thereunder, together with any Note or Notes subject to such assignment and the written consent to such assignment (to the extent consent is required), Agent shall, if such Assignment and Acceptance has been completed with blanks appropriately filled, (i) accept such Assignment and Acceptance, (ii) record the information contained therein in its records and (iii) give prompt notice thereof to Borrower. Within fifteen (15) Business Days after receipt of notice (and provided that Borrower has consented to the applicable assignment to the extent Borrower’s consent is required with respect thereto), Borrower, at its own expense (but without incurring any expense or cost incurred by Agent or any Lender), shall execute and deliver to Agent in exchange for the surrendered Notes new Notes to the order of such assignee in an amount equal to the respective Commitments assumed by it pursuant to such Assignment and Acceptance and, if the assigning Lender has retained Commitments hereunder, new Notes to the order of the assigning Lender in an amount equal to the respective Commitments retained by it hereunder. Such new Notes shall be in an aggregate principal amount equal to the aggregate principal amount of such surrendered Notes, shall be dated the effective date of such Assignment and Acceptance and shall otherwise be in substantially the form of the respective Note. Thereafter, such surrendered Notes shall be marked renewed and substituted and the originals thereof delivered to Borrower (with copies, certified by Borrower as true, correct and complete, to be retained by Agent).
     (f) Any Lender may, in connection with any assignment or participation or proposed assignment or participation pursuant to this Section 11.6, disclose to the assignee or participant or proposed assignee or participant, any information relating to Borrower furnished to such Lender by or on behalf of Borrower.
     (g) Any assignment by any Lender of all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) shall require the prior written consent of the applicable Issuers (such consent not to be unreasonably withheld).
     11.7 Limitation of Interest. Borrower and the Lenders intend to strictly comply with all applicable federal and New York laws, including applicable usury laws (or the usury laws of any jurisdiction whose usury laws are deemed to apply to the Notes or any other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York). Accordingly, the provisions of this Section 11.7 shall govern and control over every other provision of this Agreement or any other Loan Document which conflicts or is inconsistent with this Section, even if such provision declares that it controls. As used in this Section, the term “interest” includes the aggregate of all charges, fees, benefits or other compensation which constitute interest under applicable law, provided that, to the maximum extent permitted by applicable law, (a) any non-principal payment shall be characterized as an expense or as compensation for something other than the use, forbearance or detention of money and not as interest, and (b) all interest at any time contracted for, reserved, charged or received shall be amortized, prorated, allocated and spread throughout the full term of the Obligations so that such interest does not exceed the Ceiling Rate. In no event shall Borrower or any other Person be obligated to pay, or any Lender have any right or privilege to reserve, receive or retain, (a) any interest in excess of the maximum amount of nonusurious interest permitted under the laws of the State of New York or the applicable laws (if any) of the United States or of any other jurisdiction, or (b) total interest in excess of the amount which such Lender could lawfully have contracted for, reserved, received, retained or charged had the interest been calculated for the full term of the Obligations at the Ceiling Rate. The daily interest rates to be used in calculating interest at the Ceiling Rate shall be determined by dividing the applicable Ceiling Rate per annum by the number of days in the calendar year for which such calculation is being made. None of the terms and provisions contained in this Agreement or in any other Loan Document (including, without limitation, Section 9.1 hereof) which directly or indirectly relate to interest shall ever be construed without reference to this Section 11.7, or be construed to create a contract to pay for the use, forbearance or detention of money at an interest rate in excess of the Ceiling Rate. If the term of any Obligation is shortened by reason of acceleration of maturity as a result of any Default or by any other cause, or by reason of any required or permitted prepayment, and if for that (or any other) reason any Lender at any time, including but not limited to, the stated maturity, is owed or receives (and/or has received) interest in excess of interest calculated at the Ceiling Rate, then and in any such event all of any such excess interest shall be canceled automatically as of the date of such acceleration, prepayment or other event which produces the excess, and, if such excess interest has been paid to such Lender, it shall be credited pro tanto against the then-outstanding principal balance of Borrower’s obligations to such Lender, effective as of the date or dates when the event occurs which causes it to be excess interest, until such excess is exhausted or all of such principal has been fully paid and satisfied, whichever occurs first, and any remaining balance of such excess shall be promptly refunded to its payor.
     11.8 Survival. The obligations of Borrower under Sections 2.7(c), 2.7(d), 3.3, 3.4, 11.3 and 11.4 hereof and all other obligations of Borrower in any other Loan Document (to the extent stated therein as surviving) and the obligations of the Lenders under Section 10.6 and 11.7 hereof, shall, notwithstanding anything herein to the contrary, survive the repayment of the Loans and Reimbursement Obligations and the termination of the Commitments and the Letters of Credit.
     11.9 Captions. Captions and section headings appearing herein are included solely for convenience of reference and are not intended to affect the interpretation of any provision of this Agreement.
     11.10 Counterparts. This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same agreement and any of the parties hereto may execute this Agreement by signing any such counterpart.

     11.11 Governing Law. THIS AGREEMENT AND (EXCEPT AS THEREIN PROVIDED) THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     11.12 Severability. Whenever possible, each provision of the Loan Documents shall be interpreted in such manner as to be effective and valid under applicable law. If any provision of any Loan Document shall be invalid, illegal or unenforceable in any respect under any applicable law, the validity, legality and enforceability of the remaining provisions of such Loan Document shall not be affected or impaired thereby.
     11.13 Intentionally Left Blank.
     11.14 Venue. Borrower hereby irrevocably (a) agrees that any legal proceeding against Agent or any Lender arising out of or in connection with the Loan Documents shall be brought in the district courts of New York County, New York, or in the United States District Court for the Southern District of New York (collectively, the “New York Courts”); (b) submits to the non-exclusive jurisdiction of the New York Courts; (c) agrees and consents that service of process may be made upon it in any proceeding arising out of the Loan Documents or any transaction contemplated thereby by service of process as provided by applicable law; (d) WAIVES, to the fullest extent permitted by law, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of any Loan Document or the transactions contemplated thereby in the New York Courts; and (e) WAIVES any claim that any such suit, action or proceeding in any New York Court has been brought in an inconvenient forum. Nothing herein shall affect the right of Agent or any Lender to commence legal proceedings or otherwise proceed against Borrower in any jurisdiction or to serve process in any manner permitted by applicable law. Borrower agrees that a final judgment in any such action or proceeding shall be conclusive and may be enforced in other jurisdictions in any manner provided by law.
     11.15 Jury Waiver. BORROWER, AGENT AND LENDERS EACH WAIVE ANY RIGHT TO HAVE A JURY PARTICIPATE IN RESOLVING ANY DISPUTE, WHETHER SOUNDING IN CONTRACT, TORT OR OTHERWISE ARISING OUT OF, CONNECTED WITH, RELATED TO OR INCIDENTAL TO THE RELATIONSHIP ESTABLISHED BETWEEN THEM IN CONNECTION WITH THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS. INSTEAD, ANY DISPUTES RESOLVED IN COURT WILL BE RESOLVED IN A BENCH TRIAL WITHOUT A JURY.
     11.16 Conflicts Between This Agreement and the Other Loan Documents. In the event of any conflict between the terms of this Agreement and the terms of any of the other Loan Documents, the terms of this Agreement shall control.
     11.17 Disclosure to Other Persons; Confidentiality. Agent and each Lender agree that it may deliver copies of any financial statements and other documents or information delivered to it and disclose any other information disclosed to it by or on behalf of Borrower or any Subsidiary of Borrower in connection with or pursuant to this Agreement and the other Loan Documents only to:

          (i) its and its affiliates’ directors, officers, employees, auditors, attorneys and professional consultants (it being understood that the Persons to which such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential);
          (ii) any other Lender;
          (iii) any Person to which such Lender offers to sell its Note or any part thereof, provided that each such Person agrees in writing to observe the confidentiality standards described in this Section;
          (iv) any Person to which such Lender sells or offers to sell a participation in all or any part of its Note, provided that each such Person agrees in writing to observe the confidentiality standards described in this Section;
          (v) any federal or state regulatory authority having jurisdiction over it;
          (vi) any other Person to which such delivery or disclosure may be legally required in response to any subpoena or other legal process or investigative demand;
          (vii) any other Person in connection with any litigation involving any obligation, right or remedy of Agent or any Lender under the Loan Documents, and
          (viii) any Lender may also disclose the size and term of the facility and the name of each of the obligors to any investor or a potential investor in a securitization (or similar transaction of broadly equivalent economic effect) of that Lender’s rights or obligations under this Agreement and associated documentation.
Subject to the foregoing, Agent, each Issuer and each Lender hereby agree to hold in confidence and not to disclose any Confidential Information; provided, that such Person will be free, after notice to Borrower, to correct any false or misleading information which may become public concerning its relationship to Borrower. For the purpose of this Section, the term “Confidential Information” shall mean information (including material non-public information within the meaning of Regulation FD promulgated by the Securities Exchange Commission) about Borrower or any Subsidiary of Borrower furnished by Borrower or any such Subsidiary, but does not include any information which (i) is publicly known, or otherwise known to such holder, at the time of disclosure; (ii) subsequently becomes publicly known, but not through any act or omission by such holder, or (iii) otherwise becomes known to such holder other than through disclosure by Borrower or any Subsidiary of Borrower from any Person which is not known to be subject to a confidentiality agreement with Borrower or the applicable Subsidiary of Borrower. Agent, each Issuer and the Lenders acknowledge that each: (i) has developed compliance procedures regarding the use of material non-public information and (ii) will handle such material non-public information in accordance with applicable law, including United States federal and state securities laws.
     11.18 USA Patriot Act. Each Lender that is subject to the requirements of the USA Patriot Act (Title III of Pub. L. 107-56 (signed into law October 26, 2001)) (the “Act”) hereby notifies Borrower that pursuant to the requirements of the Act, it is required, inter alia, to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Act.
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY]

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation
By:	/s/ W. Tobin Whamond
W. Tobin Whamond, Executive Vice
President and Chief Operating Officer
Address for Notices:
13403 Northwest Freeway
Houston, Texas 77040
Attention: Chief Financial Officer
Telecopy No.: (713) 462-2401
[Signature Page for Loan Agreement]

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, as an Issuer, as Swing Lender, as Lead Arranger and Bookrunner and as a Lender
By:	/s/ Ben R. McCaslin
Ben R. McCaslin, Vice President

Address for Notices:
Houston Commercial Banking
MAC T5001-031
1000 Louisiana St., 3rd Floor
Houston, TX 77002
Attention: Ben R. McCaslin
Fax No.: 713-739-1086
[Signature Page for Loan Agreement]

BANK OF AMERICA, N.A, as Co-Syndication Agent and as a Lender
By:	/s/ Debra Basler
Name:	Debra Basler
Title:	Managing Director

Address for Notices:
540 W. Madison Street, 23rd Floor
Chicago, Illinois 60661
Attn: Mattthew Peck
Fax No.: 312-453-4659
[Signature Page for Loan Agreement]

BARCLAYS BANK PLC, as Co-Syndication Agent and as a Lender
By:	/s/ Chris Brown
Name:	Chris Brown
Title:	Manager

Address for Notices:
Non Bank Financial Institutions
Barclays Corporate
Level 11
One Churchill Place
London, England E14 5HP
Attn: John French
[Signature Page for Loan Agreement]

JPMORGAN CHASE BANK, N.A., as Co-Documentation Agent and as a Lender
By:	/s/ Thomas A. Kiepura
Name:	Thomas A. Kiepura
Title:	Vice President

Address for Notices:
10 South Dearborn
IL1-0364
Chicago, Illinois 60603-2003
Attn: Thomas A. Kiepura
Fax: 312-325-3190
[Signature Page for Loan Agreement]

THE ROYAL BANK OF SCOTLAND PLC, as Co-Documentation Agent and as a Lender
By:	/s/ James Mesquitta
Name:	James Mesquitta
Title:	Director

Address for Notices:
280 Bishopsgate
London
EC2M 4RB
United Kingdom
Attention: Barrie Davison
Telecopy No.: 0044 20 7672 1073
[Signature Page for Loan Agreement]

KEYBANK NATIONAL ASSOCIATION
By:	/s/ Mary K. Young
Name:	Mary K. Young
Title:	Sr. Vice President

Address for Notices:
127 Public Square
MC: OH-01-27-0625
Cleveland, Ohio 44114
Attn: Mary K. Young
Fax: 216-689-4981
[Signature Page for Loan Agreement]

AMEGY BANK, NATIONAL ASSOCIATION
By:	/s/ Melinda N. Jackson
Name:	Melinda N. Jackson
Title:	Senior Vice President

Address for Notices:
4400 Post Oak Parkway
Houston, Texas 77027
Attn: Melinda N. Jackson
Fax: 713-571-5036
[Signature Page for Loan Agreement]

THE BANK OF NEW YORK MELLON
By:	/s/ Adim Offurum
Name:	Adim Offurum
Title:	Vice President

Address for Notices:
One Wall Street
17th Floor
New York, NY 10286
Attention: Adim Offurum
Telecopy No.: 212-635-8541
[Signature Page for Loan Agreement]

SCHEDULE I
COMMITMENTS

Wells Fargo Bank, National Association	$135,000,000
Bank of America, N.A.	$100,000,000
Barclays Bank PLC	$100,000,000
JPMorgan Chase Bank, N.A.	$75,000,000
The Royal Bank of Scotland PLC	$75,000,000
KeyBank National Association	$50,000,000
Amegy Bank, National Association	$40,000,000
The Bank of New York	$25,000,000

TOTAL	$600,000,000

SCHEDULE II
INSURANCE COMPANY SUBSIDIARIES
American Contractor’s Indemnity Company (California)
Avemco Insurance Company (Maryland)
HCC Life Insurance Company (Indiana)
HCC Specialty Insurance Company (Oklahoma)
Houston Casualty Company (Texas)
Perico Life Insurance Company (Delaware)
Pioneer General Insurance Company (Colorado)
U.S. Specialty Insurance Company (Texas)
United States Surety Company (Maryland)
HCC International Insurance Company PLC (England)
HCC Reinsurance Company Limited (Bermuda)
Houston Casualty Company Europe, Seguros Y Reaseguros, S.A. (Spain)

SCHEDULE III
MATERIAL SUBSIDIARIES
Houston Casualty Company (Texas)
U.S. Specialty Insurance Company (Texas)
HCC Life Insurance Company (Indiana)
HCC International Insurance Company PLC (England)
HCC Reinsurance Company Limited (Bermuda)
American Contractors Indemnity Company (California)

SCHEDULE IV
EXISTING LETTERS OF CREDIT

Letter of Credit
Reference
Number	Entity	Amount
526062	HCC Service Delaware	111,699.00
582916	G B Kenrick & Associates	500,000.00
413759	HCC Reinsurance	52,999.75
583785	Houston Casualty Company	84,080.00
458982	ASU International	1,000,000.00
648498	HCC Insurance Holdings	75,000.00
588306	Houston Casualty Company	5,525,675.00
611861	HCC Life Insurance	650,000.00
438971	US Holdings	5,212,000.33
543046	HCC Service Company	15,778.96
675596	Houston Casualty Company	15,114.00

		$13,242,347.04

[LETTERHEAD OF THE BORROWER]
REQUEST FOR EXTENSION OF CREDIT
                    , 201
WELLS FARGO BANK, NATIONAL
     ASSOCIATION, as Administrative Agent
Houston Commercial Banking
MAC T5001-031
1000 Louisiana St., 3rd Floor
Houston, TX 77002
Gentlemen:
     The undersigned hereby certifies that he is the                      of HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this Request for Extension of Credit (the “Request”) on behalf of the Borrower pursuant to the Loan Agreement (as it may be amended, supplemented or restated from time to time, the “Agreement”) dated as of March 8, 2011, by and among the Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the Lenders therein named.
     The (CHECK ONE) [          ] Revolving Loan [          ] Letter of Credit being requested hereby is to be in the amount set forth in (b) below and is requested to be made on                     , which is a Business Day. The undersigned further certifies, represents and warrants (on behalf of the Borrower and not personally) that to his knowledge (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified herein):
(A)	As of the date hereof:

(1)	The aggregate Commitments are:	$

(2)	The aggregate outstanding principal of Revolving Loans, before giving effect to the Revolving Loan (if any) requested hereby, is:	( )

(3)	The aggregate outstanding principal of Swing Loans is:	( )
EXHIBIT A
to Loan Agreement

1

(4)	The aggregate Letter of Credit Liabilities, before giving effect to the Letter of Credit (if any) requested hereby, is:	( )

(5)	The aggregate unused Commitments of all Revolving Loan Lenders [A(1) minus A(2), A(3) and A(4)], if positive, is:	$
(B)	If and only if the aggregate unused Commitments of all Revolving Loan Lenders [A(5)] is positive, the Borrower hereby requests under this Request a Revolving Loan or Letter of Credit (as indicated above) in the amount of $ (which is no more than the aggregate unused Commitments of all Revolving Loan Lenders).

(C)	If a Letter of Credit is requested hereby, it should be issued for the benefit of and should have an expiration date of (which date is no later than the earlier of (x) one year from date of issuance or (y) the date ten (10) Business Days prior to the end of the Revolving Loan Availability Period) and any special language to be incorporated into such Letter of Credit is attached hereto.

(D)	The representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct in all material respects as of such earlier date); provided, however, that for purposes of this Request in each representation and warranty in Article 6 of the Loan Agreement that makes reference to a Schedule, the representation under this Request that such representation and warranty in Article 6 of the Loan Agreement is true on and as of the date of making of such Loan shall take into account subsequent amendments to any Schedule referred to therein and matters arising after the date of the Loan Agreement which do not otherwise give rise to or constitute a Default under the Loan Agreement.

(E)	No Default or Event of Default has occurred and is continuing.
EXHIBIT A
to Loan Agreement

2

     Thank you for your attention to this matter.

Very truly yours,

HCC INSURANCE HOLDINGS, INC.

By:

Name:

Title:

EXHIBIT A
to Loan Agreement

3

RATE DESIGNATION NOTICE
     HCC INSURANCE HOLDINGS, INC., WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity herein called “Agent”), and certain financial institutions executed and delivered that certain Loan Agreement (as amended, supplemented and restated, the “Loan Agreement”) dated as of March 8, 2011. Any term used herein and not otherwise defined herein shall have the meaning herein ascribed to it in the Loan Agreement. In accordance with the Loan Agreement, Borrower hereby notifies Agent of the exercise of an Interest Option.
11.19	Current borrowings
(a)	Interest Options now in effect:

(b)	Amounts: $

(c)	Expiration of current Interest Periods, if applicable:
11.20	Proposed election
(a)	Total Amount: $

(b)	Date Interest Option is to be effective:

(c)	Interest Option to be applicable (check one):

[ ] Base Rate

[ ] Eurodollar Rate

(d)	Interest Period: months (if available and if applicable)
     Borrower represents and warrants that the Interest Option and Interest Period selected above comply with all provisions of the Loan Agreement and that there exists no Event of Default or any event which, with the passage of time, the giving of notice or both, would be an Event of Default.
     Date:                     , 201

HCC INSURANCE HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT B

1

REVOLVING NOTE

$	, 201
     FOR VALUE RECEIVED, HCC INSURANCE HOLDINGS, INC., a Delaware corporation (“Maker”), promises to pay to the order of                                          (“Payee”), at the principal office of Wells Fargo Bank, National Association, a national banking association, Houston Commercial Banking, MAC T5001-031, 1000 Louisiana St., 3rd Floor, Houston, TX 77002, in immediately available funds and in lawful money of the United States of America, the principal sum of                                          Dollars ($                    ) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Loan Agreement (as amended, supplemented, restated or replaced from time to time, the “Loan Agreement”) dated as of March 8, 2011 among Maker, certain signatory banks named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity herein called “Agent”); provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate. Any term defined in the Loan Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Loan Agreement.
     1. Loan Agreement; Advances; Security. This note has been issued pursuant to the terms of the Loan Agreement, and is one of the Revolving Notes referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or prepayments made on this note and by or for the account of Maker. All Revolving Loans and advances and all payments and prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any Revolving Loan or advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that Revolving Loan or advance, or (b) any payment or prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) Accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable on the Interest Payment Dates.
EXHIBIT C
to Loan Agreement

1

     (b) On the Revolving Loan Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.
     (d) The Loan Agreement provides for required prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.
     3. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (b) the aggregate of any Additional Interest, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable federal and New York usury laws (and the usury laws of any other jurisdiction whose usury laws are deemed to apply to this note or any of the other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York). In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this note, so that the interest rate does not exceed the Ceiling Rate. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.
     4. Default. The Loan Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
     5. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of
EXHIBIT C
to Loan Agreement

2

any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     6. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     7. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE NEW YORK CONFLICT OF LAWS RULES) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     8. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.
     9. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.
     10. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     11. Revolving Loan. Subject to the terms and provisions of the Loan Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Loan Maturity Date. Maker may borrow, repay and reborrow hereunder; and except as set forth in the Loan Agreement there is no limitation on the number of advances made hereunder.
     12. Conflicts. In the event of any conflict or inconsistency between this Revolving Note and the Loan Agreement, the Loan Agreement shall control.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT C
to Loan Agreement

3

SWING NOTE

$50,000,000	, 201
     FOR VALUE RECEIVED, HCC INSURANCE HOLDINGS, INC., a Delaware corporation (“Maker”), promises to pay to the order of WELLS FARGO BANK, NATIONAL ASSOCIATION (“Payee”), at the principal office of Wells Fargo Bank, National Association, a national banking association, Houston Commercial Banking, MAC T5001-031, 1000 Louisiana St., 3rd Floor, Houston, TX 77002, in immediately available funds and in lawful money of the United States of America, the principal sum of Fifty Million Dollars ($50,000,000) (or the unpaid balance of all principal advanced against this note, if that amount is less), together with interest on the unpaid principal balance of this note from time to time outstanding at the rate or rates provided in that certain Loan Agreement (as amended, supplemented, restated or replaced from time to time, the “Loan Agreement”) dated as of March 8, 2011 among Maker, certain signatory banks named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity herein called “Agent”); provided, that for the full term of this note the interest rate produced by the aggregate of all sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the debt evidenced hereby (including, but not limited to, all interest on this note at the Stated Rate plus the Additional Interest) shall not exceed the Ceiling Rate. Any term defined in the Loan Agreement which is used in this note and which is not otherwise defined in this note shall have the meaning ascribed to it in the Loan Agreement.
     1. Loan Agreement; Advances; Security. This note has been issued pursuant to the terms of the Loan Agreement, and is the Swing Note referred to in the Loan Agreement. Advances against this note by Payee or other holder hereof shall be governed by the terms and provisions of the Loan Agreement. Reference is hereby made to the Loan Agreement for all purposes. Payee is entitled to the benefits of and security provided for in the Loan Agreement. The unpaid principal balance of this note at any time shall be the total of all amounts lent or advanced against this note less the amount of all payments or prepayments made on this note and by or for the account of Maker. All Swing Loans and advances and all payments and prepayments made hereon may be endorsed by the holder of this note on a schedule which may be attached hereto (and thereby made a part hereof for all purposes) or otherwise recorded in the holder’s records; provided, that any failure to make notation of (a) any Swing Loan or advance shall not cancel, limit or otherwise affect Maker’s obligations or any holder’s rights with respect to that Swing Loan or advance, or (b) any payment or prepayment of principal shall not cancel, limit or otherwise affect Maker’s entitlement to credit for that payment as of the date received by the holder.
     2. Mandatory Payments of Principal and Interest.
     (a) The principal of this note and accrued and unpaid interest on the unpaid principal balance of this note shall be due and payable as provided in the Loan Agreement.
EXHIBIT D
to Loan Agreement

1

     (b) On the Revolving Loan Maturity Date, the entire unpaid principal balance of this note and all accrued and unpaid interest on the unpaid principal balance of this note shall be finally due and payable.
     (c) All payments hereon made pursuant to this Paragraph shall be applied first to accrued interest, the balance to principal.
     (d) The Loan Agreement provides for required prepayments of the indebtedness evidenced hereby upon terms and conditions specified therein.
     3. No Usury Intended; Spreading. Notwithstanding any provision to the contrary contained in this note or any of the other Loan Documents, it is expressly provided that in no case or event shall the aggregate of (a) all interest on the unpaid balance of this note, accrued or paid from the date hereof and (b) the aggregate of any Additional Interest, ever exceed the Ceiling Rate. In this connection, Maker and Payee stipulate and agree that it is their common and overriding intent to contract in strict compliance with applicable federal and New York usury laws (and the usury laws of any other jurisdiction whose usury laws are deemed to apply to this note or any of the other Loan Documents despite the intention and desire of the parties to apply the usury laws of the State of New York). In furtherance thereof, none of the terms of this note or any of the other Loan Documents shall ever be construed to create a contract to pay, as consideration for the use, forbearance or detention of money, interest at a rate in excess of the Ceiling Rate. Maker or other parties now or hereafter becoming liable for payment of the indebtedness evidenced by this note shall never be liable for interest in excess of the Ceiling Rate. If, for any reason whatever, the interest paid or received on this note during its full term produces a rate which exceeds the Ceiling Rate, the holder of this note shall credit against the principal of this note (or, if such indebtedness shall have been paid in full, shall refund to the payor of such interest) such portion of said interest as shall be necessary to cause the interest paid on this note to produce a rate equal to the Ceiling Rate. All sums paid or agreed to be paid to the holder of this note for the use, forbearance or detention of the indebtedness evidenced hereby shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full term of this note, so that the interest rate does not exceed the Ceiling Rate. The provisions of this Paragraph shall control all agreements, whether now or hereafter existing and whether written or oral, between Maker and Payee.
     4. Default. The Loan Agreement provides for the acceleration of the maturity of this note and other rights and remedies upon the occurrence of certain events specified therein.
     5. Waivers by Maker and Others. Except to the extent, if any, that notice of default is expressly required herein or in any of the other Loan Documents, Maker and any and all co-makers, endorsers, guarantors and sureties severally waive notice (including, but not limited to, notice of intent to accelerate and notice of acceleration, notice of protest and notice of dishonor), demand, presentment for payment, protest, diligence in collecting and the filing of suit for the purpose of fixing liability and consent that the time of payment hereof may be extended and re-extended from time to time without notice to any of them. Each such Person agrees that its liability on or with respect to this note shall not be affected by any release of or change in any guaranty or security at any time existing or by any failure to perfect or to maintain perfection of
EXHIBIT D
to Loan Agreement

2

any lien against or security interest in any such security or the partial or complete unenforceability of any guaranty or other surety obligation, in each case in whole or in part, with or without notice and before or after maturity.
     6. Paragraph Headings. Paragraph headings appearing in this note are for convenient reference only and shall not be used to interpret or limit the meaning of any provision of this note.
     7. Choice of Law. THIS NOTE SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE APPLICABLE LAWS OF THE STATE OF NEW YORK (WITHOUT GIVING EFFECT TO THE NEW YORK CONFLICT OF LAWS RULES) AND THE UNITED STATES OF AMERICA FROM TIME TO TIME IN EFFECT.
     8. Successors and Assigns. This note and all the covenants and agreements contained herein shall be binding upon, and shall inure to the benefit of, the respective legal representatives, heirs, successors and assigns of Maker and Payee.
     9. Records of Payments. The records of Payee shall be prima facie evidence of the amounts owing on this note.
     10. Severability. If any provision of this note is held to be illegal, invalid or unenforceable under present or future laws, the legality, validity and enforceability of the remaining provisions of this note shall not be affected thereby, and this note shall be liberally construed so as to carry out the intent of the parties to it.
     11. Revolving Loan. Subject to the terms and provisions of the Loan Agreement, Maker may use all or any part of the credit provided to be evidenced by this note at any time before the Revolving Loan Maturity Date. Maker may borrow, repay and reborrow hereunder; and except as set forth in the Loan Agreement there is no limitation on the number of advances made hereunder.
     12. Conflicts. In the event of any conflict or inconsistency between this Swing Note and the Loan Agreement, the Loan Agreement shall control.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation
By:
Name:
Title:

EXHIBIT D
to Loan Agreement

3

ASSIGNMENT AND ACCEPTANCE
Dated:                     , 201
     Reference is made to the Loan Agreement dated as of March 8, 2011 (as restated, amended, modified, supplemented and in effect from time to time, the “Loan Agreement”), among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent (in such capacity herein called “Agent”). Capitalized terms used herein and not otherwise defined shall have the meanings assigned to such terms in the Loan Agreement. This Assignment and Acceptance, between the Assignor (as defined and set forth on Schedule I hereto and made a part hereof) and the Assignee (as defined and set forth on Schedule I hereto and made a part hereof) is dated as of the Effective Date of Assignment (as set forth on Schedule I hereto and made a part hereof).
     1. The Assignor hereby irrevocably sells and assigns to the Assignee without recourse to the Assignor, and the Assignee hereby irrevocably purchases and assumes from the Assignor without recourse to the Assignor, as of the Effective Date, an undivided interest (the “Assigned Interest”) in and to all the Assignor’s rights and obligations under the Loan Agreement respecting those, and only those, credit facilities contained in the Loan Agreement as are set forth on Schedule I (collectively, the “Assigned Facilities,” individually, an “Assigned Facility”), in a principal amount for each Assigned Facility as set forth on Schedule I.
     2. The Assignor (i) makes no representation or warranty and assumes no responsibility with respect to any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document or the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto, other than that it is legally authorized to enter into this Assignment and Acceptance and that it is the legal and beneficial owner of the Assigned Interest and that the Assigned Interest is free and clear of any adverse claim; (ii) makes no representation or warranty and assumes no responsibility with respect to the financial condition of Borrower or its Subsidiaries or the performance or observance by the Borrower or its Subsidiaries of any of its respective obligations under the Loan Agreement, any other Loan Document or any other instrument or document furnished pursuant thereto; and (iii) attaches the Note(s) held by it evidencing the Assigned Facility or Facilities, as the case may be, assigned and requests that the Agent exchange such Note(s) for a new Note or Notes payable to the Assignor (if the Assignor has retained any interest in the Loans) and a new Note or Notes payable to the Assignee in the respective amounts which reflect the assignment being made hereby (and after giving effect to any other assignments which have become effective on the Effective Date of Assignment).
     3. The Assignee (i) represents and warrants that it is legally authorized to enter into this Assignment and Acceptance; (ii) confirms that it has received a copy of the Loan Agreement, together with copies of the financial statements referred to in Section 6.2 thereof, or if later, the most recent financial statements delivered pursuant to Section 7.2 thereof, and such
EXHIBIT E
to Loan Agreement

1

other documents and information as it has deemed appropriate to make its own credit analysis; (iii) agrees that it will, independently and without reliance upon the Agent, the Assignor or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Agreement; (iv) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers under the Loan Agreement as are delegated to the Agent by the terms thereof, together with such powers as are reasonably incidental thereto; (v) agrees that it will be bound by the provisions of the Loan Agreement and will perform in accordance with its terms all the obligations which by the terms of the Loan Agreement are required to be performed by it as a Lender; (vi) if the Assignee is organized under the laws of a jurisdiction outside the United States, attaches the forms prescribed by the Internal Revenue Service of the United States certifying as to the Assignee’s exemption from United States withholding taxes with respect to all payments to be made to the Assignee under the Loan Agreement or such other documents as are necessary to indicate that all such payments are subject to such tax at a rate reduced by an applicable tax treaty, and (vii) has supplied the information requested on the administrative questionnaire provided by Agent.
     4. Following the execution of this Assignment and Acceptance, it will be delivered to the Agent for acceptance by it and the Borrower and recording by the Agent pursuant to Section 11.6 of the Loan Agreement, effective as of the Effective Date of Assignment (which Effective Date of Assignment shall, unless otherwise agreed to by the Agent, be at least five Business Days after the execution of this Assignment and Acceptance).
     5. Upon such acceptance and recording, from and after the Effective Date of Assignment, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignee, whether such amounts have accrued prior to the Effective Date of Assignment or accrue subsequent to the Effective Date of Assignment. The Assignor and Assignee shall make all appropriate adjustments in payments for periods prior to the Effective Date of Assignment by the Agent or with respect to the making of this assignment directly between themselves.
     6. From and after the Effective Date of Assignment, (i) the Assignee shall be a party to the Loan Agreement and, to the extent provided in this Assignment and Acceptance, have the rights and obligations of a Lender thereunder, and (ii) the Assignor shall, to the extent provided in this Assignment and Acceptance, relinquish its rights and be released from its obligations under the Loan Agreement.
     7. THIS ASSIGNMENT AND ACCEPTANCE SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.
          IN WITNESS WHEREOF, the parties hereto have caused this Assignment and Acceptance to be executed by their respective duly authorized officers on Schedule I hereto.
EXHIBIT E
to Loan Agreement

2

Schedule I to Assignment and Acceptance

Legal Name of Assignor:

Legal Name of Assignee:

Effective Date of Assignment:

Percentage Assigned
of each Assigned Facility
(to at least 8 decimals)
	Principal	(Shown as a percentage
Assigned	Amount of	of aggregate original principal
Facilities	Assigned Interest	amount of all Lenders)
Commitments	$	%
 ,
as Assignor

By:
Name:
Title:

 ,
as Assignee

By:
Name:
Title:

EXHIBIT E
to Loan Agreement

1

HCC INSURANCE HOLDINGS, INC., a Delaware corporation

By:

Name:

Title:

Accepted:

WELLS FARGO BANK, NATIONAL ASSOCIATION, as Agent

By:

Name:

Title:

EXHIBIT E
to Loan Agreement

2

COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                                                              of HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower pursuant to the Loan Agreement (the “Agreement”) dated as of March 8, 2011, by and among the Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the lenders therein named; and that a review of the Borrower has been made under his supervision with a view to determining whether the Borrower has fulfilled all of its obligations under the Agreement, the Notes and the other Loan Documents; and on behalf of the Borrower further certifies, represents and warrants (on behalf of the Borrower and not personally) that to the knowledge of the officer executing this certificate (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) The Borrower has fulfilled, in all material respects, its obligations under the Agreement, the Notes and the other Loan Documents to which it is a party.
     (b) The representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct in all material respects as of such earlier date); provided, however, that for purposes of this Compliance Certificate, in each representation and warranty in Article 6 of the Loan Agreement that makes reference to a Schedule, the representation under this Compliance Certificate that such representation and warranty in Article 6 of the Loan Agreement is true on and as of the date of making of such Loan shall take into account subsequent amendments to any Schedule referred to therein and matters arising after the date of the Loan Agreement which do not otherwise give rise to or constitute a Default under the Loan Agreement.
     (c) The GAAP financial statements delivered to the Agent concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, the period indicated (subject, in the case of Quarterly Financial Statements, to normal changes resulting from year-end adjustments).
     (d) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 7.3 is as follows:
EXHIBIT F

     (i) Section 7.3(a) – Consolidated Net Worth

Actual		Required
$	>	$
     (ii) Section 7.3(b) – Leverage Ratio

Actual		Required
%	<	35.0%
     (e) Attached hereto is a corporate chart as of the date hereof of the Borrower and each Material Subsidiary identified thereon and showing the applicable owner(s) of each such Material Subsidiary.
     DATED as of                                         , 201____.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT F

COMPLIANCE CERTIFICATE
     The undersigned hereby certifies that he is the                                                              of HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), and that as such he is authorized to execute this certificate on behalf of the Borrower pursuant to the Loan Agreement (the “Agreement”) dated as of March 8, 2011, by and among the Borrower, WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent, and the lenders therein named; and that a review of the Borrower has been made under his supervision with a view to determining whether the Borrower has fulfilled all of its obligations under the Agreement, the Notes and the other Loan Documents; and on behalf of the Borrower further certifies, represents and warrants (on behalf of the Borrower and not personally) that to the knowledge of the officer executing this certificate (each capitalized term used herein having the same meaning given to it in the Agreement unless otherwise specified):
     (a) The Borrower has fulfilled, in all material respects, its obligations under the Agreement, the Notes and the other Loan Documents to which it is a party.
     (b) The representations and warranties made in each Loan Document are true and correct in all material respects on and as of the time of delivery hereof, with the same force and effect as if made on and as of the time of delivery hereof (except for such representations and warranties which expressly refer to a prior date in which case they shall be true and correct in all material respects as of such earlier date); provided, however, that for purposes of this Compliance Certificate, in each representation and warranty in Article 6 of the Loan Agreement that makes reference to a Schedule, the representation under this Compliance Certificate that such representation and warranty in Article 6 of the Loan Agreement is true on and as of the date of making of such Loan shall take into account subsequent amendments to any Schedule referred to therein and matters arising after the date of the Loan Agreement which do not otherwise give rise to or constitute a Default under the Loan Agreement.
     (c) The GAAP financial statements delivered to the Agent concurrently with this Compliance Certificate have been prepared in accordance with GAAP consistently followed throughout the period indicated and fairly present in all material respects the financial condition and results of operations of the Borrower as at the end of, and for, the period indicated (subject, in the case of Quarterly Financial Statements, to normal changes resulting from year-end adjustments).
     (d) No Default or Event of Default has occurred and is continuing. In this regard, the compliance with the provisions of Section 7.3 is as follows:
EXHIBIT F

     (i) Section 7.3(a) – Consolidated Net Worth

Actual		Required
$	>	$
     (ii) Section 7.3(b) – Leverage Ratio

Actual		Required
%	<	35.0%
     (e) Attached hereto is a corporate chart as of the date hereof of the Borrower and each Material Subsidiary identified thereon and showing the applicable owner(s) of each such Material Subsidiary.
     DATED as of                                         , 201____.

HCC INSURANCE HOLDINGS, INC., a Delaware corporation

By:

Name:

Title:

EXHIBIT F

Exhibit G
Subsidiaries

STATE OR COUNTRY
	NAME	INCORPORATED

1	American Contractors Indemnity Company	California
2	Avemco Corporation	Delaware
3	Avemco Insurance Agency, Inc.	Maryland
4	Avemco Insurance Company	Maryland
5	Centris Group, Inc.,	Delaware
6	The cineFinance Insurance Services, LLC	California
7	Continental Underwriters Ltd.	Louisiana
8	Covenant Claims Service, LLC	Louisiana
9	Covenant Underwriters Ltd.	Louisiana
10	CW Midwest, Inc. (d/b/a Cox Insurance Group)	Indiana
11	Dickson Manchester & Company Limited	United Kingdom
12	G.B. Kenrick & Associates, Inc.	Michigan
13	HCC Acquisition Sub, Inc.	New York
14	HCC Administrators, Inc.	Illinois
15	HCC Aviation Insurance Group, Inc.	Texas
16	HCC Benefits Corporation	Delaware
17	HCC Claims Services Ltd.	United Kingdom
18	HCC Credit Group, Inc.	New York
19	HCC Diversified Financial Products Limited	United Kingdom
20	HCC Employee Benefits, Inc.	Delaware
21	HCC Employer Services, Inc.	Alabama
22	HCC Employer Services, Inc.	Illinois
23	HCC Global Financial Products Ltd	United Kingdom
24	HCC Global Financial Products of Texas, LLC	Texas
25	HCC Global Financial Products, LLC	Delaware
26	HCC Global Financial Products, SL	Spain
27	HCC Indemnity Guaranty Agency, Inc.	New York
28	HCC Insurance Holdings (International) Limited	United Kingdom
29	HCC Insurance Services Ltd.	United Kingdom
30	HCC Intermediate Holdings, Inc.	Delaware
31	HCC International Insurance Company PLC	United Kingdom
32	HCC Life Insurance Company	Indiana
33	HCC Medical Insurance Services, LLC	Wisconsin
34	HCC Re Agency Ltd.	Bermuda
35	HCC Reinsurance Company Limited	Bermuda
36	HCC Risk Management Corporation	Texas
37	HCC Service Company, Inc.	Delaware
38	HCC Service Delaware, LLC	Delaware
39	HCC Specialty Holdings (No. 1) Limited	United Kingdom
40	HCC Specialty Insurance Company	Oklahoma
41	HCC Specialty Ltd	United Kingdom
42	HCC Specialty Underwriters, Inc.	Massachusetts
43	HCC Strategic Investments (UK) Ltd.	United Kingdom
44	HCC Strategic Investments, LLC	Delaware
45	HCC Surety Group, Inc.	Delaware
46	HCC Trustees Limited	United Kingdom

STATE OR COUNTRY
	NAME	INCORPORATED

47	HCC Underwriters, A Texas Corporation	Texas
48	HCC Underwriting Agency Ltd.	United Kingdom
49	HCCI Credit Services Limited	United Kingdom
50	HCCI Group Limited	United Kingdom
51	HCCL Holdings Limited	United Kingdom
52	Houston Casualty Company	Texas
53	Houston Casualty Company Europe, Seguros y Reaseguros, S.A.	Spain
54	Illium Trustees Limited	United Kingdom
55	Illium, Inc.	Delaware
56	InsPro Corporation	California
57	Intellicare, Inc.	Alabama
58	LDG Re (London) Ltd	United Kingdom
59	LDG Re Worldwide Limited	Delaware
60	LDG Re Worldwide Ltd.	United Kingdom
61	LDG Reinsurance Corporation	Massachusetts
62	LifeTrac, Inc.	Delaware
63	MAG Acquisition Sub, Inc.	Delaware
64	Manchester Dickson Holdings Limited	United Kingdom
65	Midwest Claims Service, Inc.	Michigan
66	Nameco (No. 808) Ltd.	United Kingdom
67	Novia Holdings, Inc.	Indiana
68	Occidental Services, Inc.	Delaware
69	PEPYS Holdings Limited	United Kingdom
70	PEPYS Management Services Limited	United Kingdom
71	Perico Life Insurance Company	Delaware
72	Perico Ltd.	Missouri
73	PIA (North America), Inc.	New York
74	PIA Holdings, Inc.	New York
75	Pioneer General Insurance Company	Colorado
76	Ponderosa Management, Inc.	Colorado
77	Professional Indemnity Agency, Inc.	New Jersey
78	Rattner Mackenzie Limited, (RML) (Exempted) Co.	Jordan
79	Specialty Insurance Underwriters, Inc.	Missouri
80	Specialty Reinsurance Intermediaries, Inc.	Massachusetts
81	Surety Associates Holding Co., Inc.	New Mexico
82	TMD PIA, LLC	New York
83	TTR, L.L.C.	New York
84	U. S. Specialty Insurance Company	Texas
85	United States Surety Company	Maryland
86	US Holdings, Inc.	Delaware
87	USBenefits Insurance Services, Inc.	California
88	USSC Holdings, Inc.	Maryland
89	VASA Brougher, Inc.	Indiana
90	VASA North America, Inc.	Indiana
91	Vintage Insurance Programs, LLC	Delaware

Exhibit H
Existing Indebtedness
1.	The Existing Letters of Credit described on Schedule IV to the Agreement

2.	$90,000,000 Standby Letter of Credit Facility, dated November 26, 2010, by and between HCC Insurance Holdings, Inc. and the Royal Bank of Scotland plc and Barclays Bank plc

3.	$300,000,000 6.30% Senior Notes due 2019 pursuant to the Fourth Supplemental Indenture, dated November 16, 2009, between HCC Insurance Holdings, Inc. and U.S. Bank National Association

4.	Letter of credit number 5963236 issued by Scotiabank in the face amount of $500,000; the beneficiary is Liberty Mutual Insurance Company and the account party is HCC Specialty Underwriters, Inc.

Exhibit I
Existing Liens
1.	The following Liens:

Debtor	Secured Party	Filing Office	Filing Information	Collateral
HCC Insurance Holdings, Inc.	Dell Financial Services L.L.C.	Delaware Secretary of State	2009 1181319 04/14/2009	Specific software, services and equipment

HCC Insurance Holdings, Inc.	Dell Financial Services L.L.C.	Delaware Secretary of State	2009 1181392 04/14/2009	Specific computer equipment, peripherals and software
2.	A collateral balance of $516,671 (as of the Effective Date) in connection with the letter of credit listed in item #4 of Exhibit H above

U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Loan Agreement dated as of March 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          Pursuant to the provisions of Section 4.6 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished Agent and Borrower with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[     ]
EXHIBIT J-1
to Loan Agreement

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Loan Agreement dated as of March 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          Pursuant to the provisions of Section 4.6 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Loan Agreement, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished Agent and Borrower with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and Agent and (2) the undersigned shall have at all times furnished Borrower and Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[ ]
EXHIBIT J-2
to Loan Agreement

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Loan Agreement dated as of March 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          Pursuant to the provisions of Section 4.6 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (iv) it is not a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (v) the interest payments in question are not effectively connected with the undersigned’s conduct of a U.S. trade or business.
          The undersigned has furnished its participating Lender with a certificate of its non-U.S. person status on IRS Form W-8BEN. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF LENDER]
By:
Name:
Title:

Date: ________ __, 20[     ]
EXHIBIT J-3
to Loan Agreement

[FORM OF]
U.S. TAX CERTIFICATE
(For Non-U.S. Participants That Are Partnerships For U.S. Federal Income Tax Purposes)
          Reference is hereby made to the Loan Agreement dated as of March 8, 2011 (as amended, supplemented or otherwise modified from time to time, the “Loan Agreement”), among HCC INSURANCE HOLDINGS, INC., a Delaware corporation (the “Borrower”), the Lenders named therein, and WELLS FARGO BANK, NATIONAL ASSOCIATION, as Administrative Agent.
          Pursuant to the provisions of Section 4.6 of the Loan Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its partners/members is a ten percent shareholder of Borrower within the meaning of Section 871(h)(3)(B) of the Code, (v) none of its partners/members is a controlled foreign corporation related to Borrower as described in Section 881(c)(3)(C) of the Code, and (vi) the interest payments in question are not effectively connected with the undersigned’s or its partners/members’ conduct of a U.S. trade or business.
          The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by an IRS Form W-8BEN from each of its partners/members claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.
          Unless otherwise defined herein, terms defined in the Loan Agreement and used herein shall have the meanings given to them in the Loan Agreement.

[NAME OF PARTICIPANT]
By:
Name:
Title:

Date: ________ __, 20[     ]
EXHIBIT J-4
to Loan Agreement